          As filed with the Securities and Exchange Commission on June 16, 2006

                                                                                       1933 Act File No. 333-111257
                                                                                        1940 Act File No. 811-21109

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               WASHINGTON, DC 20549

                                                     FORM N-2

[X]      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[   ]    Pre-Effective Amendment No.
[X]      Post-Effective Amendment No. 11

                                                        and

[X]      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]      Amendment No. 13

-------------------------------------------------------------------------------------------------------------------
                                       OFI Tremont Market Neutral Hedge Fund
-------------------------------------------------------------------------------------------------------------------
                                 Exact Name of Registrant as Specified in Charter

                              6803 South Tucson Way, Centennial, Colorado 80112-3924
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                                 (Address of Principal Executive Offices) (Zip Code)

                                                  (303) 768-3200
-------------------------------------------------------------------------------------------------------------------
                                Registrant's Telephone Number, including Area Code

                                              Lisa I. Bloomberg, Esq.
                                              OppenheimerFunds, Inc.
                                  Two World Financial Center, 225 Liberty Street
-------------------------------------------------------------------------------------------------------------------
                                           New York, New York 10281-1008
                                       Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any  securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on
Rule  415  under  the  Securities  Act of 1933,  other  than  securities  offered  in  connection  with a  dividend reinvestment plan, check the following box......................................................................[X]

It is proposed that this filing will become effective

..........[X]      when declared effective pursuant to Section 8(c)

If appropriate, check the following box:

[   ]  This  post-effective  amendment  designates  a new  effective  date for a  previously  filed  post-effective amendment.

[   ]  This form is filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the
       Securities Act and the Securities Act registration  statement number of the earlier  effective  registration statement for the same offering is 333-111257.

Pursuant to Rule 429 under the  Securities Act of 1933, the  prospectus  included  herein is a combined  prospectus and relates to Registration  Statement No. 333-111257,  as amended,  previously filed by the Registrant on Form N-2 on December 17, 2003. This  Registration  Statement also constitutes a post-effective  amendment,  and includes all of the  information  that  would  be  required  in a  prospectus  covering  an  offering  made in  connection  with
Registration  Statement No.  333-103891  filed on March 18, 2003,  Registration  Statement No.  333-103866 filed on
March 17,  2003,  Registration  Statement  No.  333-103733  filed on March 11,  2003,  Registration  Statement  No.
333-89782  filed on January 29, 2003,  December 18, 2002 and June 4, 2002,  which  prospectuses  have been combined herein and such  post-effective  amendments  shall become  effective  concurrently  with the  effectiveness of this
Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The  Registrant  amends  this  registration  statement  on such  date or dates  as may be  necessary  to delay  its effective  date  until  the  Registrant  shall  file a  further  amendment  which  specifically  states  that  this registration  statement shall thereafter  become effective in accordance with Section 8(a) of the Securities Act of
1933 or until the  registration  statement  shall  become  effective  on such date as the  Securities  and Exchange
Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not use this prospectus to sell securities until the registration statement containing this prospectus, which has been filed with the Securities and
Exchange Commission, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                   Preliminary Prospectus dated June 16, 2006

OFI Tremont Market Neutral Hedge Fund

---------------------------------------------------------------------------------------------------------------------------------------

Prospectus dated July 29, 2006

---------------------------------------------------------------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund (the "Fund") seeks long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles. The Fund seeks to achieve this objective by investing primarily in private investment partnerships and similar investment vehicles that are managed by a select group of alternative asset managers employing various "market neutral" investment strategies that have historically demonstrated a low correlation to the general performance of equity, debt and other markets. This investment process is often referred to as a multi-manager or "hedge fund of funds" approach. OppenheimerFunds, Inc. (the
"Adviser") is the Fund's investment adviser. Tremont Partners, Inc. (the
"Sub-Adviser"), an affiliate of the Adviser, is the Fund's sub-adviser.

Investing in the Fund's shares of beneficial interest ("shares") involves a high degree of risk. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of shares and should be viewed as a long-term investment. See "MAIN RISKS OF INVESTING IN THE FUND"
beginning on page 9.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         This prospectus concisely provides the information that a prospective investor should know about the Fund before investing. Investors are advised to read this prospectus carefully and to retain it for future reference. Additional information about the Fund, including a statement of additional information
("SAI") dated July 29, 2006, has been filed with the Securities and Exchange
Commission ("SEC"). The SAI and the Fund's annual and semi-annual reports are available upon request and without charge by writing the Fund at the address above, by calling (866) 634-6220, by requesting these documents by e-mail or through the OppenheimerFunds website. You may also read or download certain documents on the OppenheimerFunds website at www.oppenheimerfunds.com. The SAI is incorporated by reference into this prospectus in its entirety. The table of contents of the SAI appears on page 34 of this prospectus. The SAI, and other information about the Fund, is also available on the SEC's website
(http://www.sec.gov). The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link.

         OppenheimerFunds Distributor, Inc. (the "Distributor") acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions. Shares are being offered through the Distributor and other brokers and dealers that have entered into selling agreements with the Distributor. The minimum initial investment in the Fund by any investor is $500,000 and the minimum additional investment in the Fund by any investor is $100,000. The Fund may modify these minimums from time to time. Shares will be sold only to
"Qualified Investors" that are exempt from federal income tax. See "Investor
Qualifications." All investor funds for the sale of shares pending acceptance by the Fund will be deposited in an interest bearing escrow account maintained at
Citibank, N.A., as escrow agent, for the benefit of investors. The Adviser may pay, out of its own assets to qualifying brokers, dealers and financial advisers that provide ongoing investor services and account maintenance services to shareholders that are their customers ("Investor Service Providers"), an amount not to exceed 0.25% (on an annualized basis) of the aggregate value of outstanding shares held by such shareholders. (See "Investor Servicing
Arrangements."). An investment in the Fund is not a deposit or obligation of, or guaranteed or endorsed by, any bank or other insured depository institution, and is not insured by the Federal Deposit Insurance Corporation, the Federal Reserve
Board or any other government agency.

                       OppenheimerFunds Distributor, Inc.

A B O U T  T H E  F U N D

Fees and Expenses of the Fund
Financial Highlights
A Brief Overview of the Fund
Main Risks of Investing in the Fund
         Investment-Related Risks
         Special Investment Instruments and Techniques
         General Risks
         Special Risks of Multi-Manager Structure
The Fund and Its Investments
Other Investment Strategies
Use of Proceeds of Fund's Offering
How the Fund is Managed

A B O U T  Y O U R  A C C O U N T

How to Buy Shares
         Investor Qualifications
         Distribution Arrangements
o        General Terms
o        Purchase Terms
o        Calculation of Net Asset Value
Repurchases of Shares and Transfers
         No Right of Redemption
         Repurchases of Shares
         Repurchase Procedures
         Mandatory Redemption by the Fund
Dividends, Capital Gains and Taxes
Additional Information About the Fund
Table of Contents of the Statement of Additional Information
Appendix A:  Investor Certification

A B O U T  T H E  F U N D

                          FEES AND EXPENSES OF THE FUND

         The following tables are provided to help you understand the fees and expenses you may bear directly (shareholder transaction expenses) or indirectly
(annual fund operating expenses) if you buy and hold shares of the Fund. The
Fund pays a variety of expenses directly for management of its assets, administration, and other services. All shareholders therefore pay those expenses indirectly. You may also pay an Early Repurchase Fee if your shares are repurchased by the Fund less than one year after the date of your initial investment. The numbers below are based on the Fund's expenses during its fiscal year ended March 31, 2006.

Shareholder Transaction Expenses

       Sales Charge (Load) on purchases (as % of offering price)                                   None
       Dividend Reinvestment Fees                                                                  None
       Early Repurchase Fee (as % of value of shares repurchased)                                  1.00%
           (applies to repurchases less than one year after date of initial investment

Annual Fund Operating Expenses (deducted from Fund assets):
(computed at the annual rate indicated of the aggregate value of outstanding shares determined as of the last day of the month)

       Advisory Fee................................................................................1.25%
       Administration Fee..........................................................................0.15%(1)
       Other Expenses.............................................................................._____%(2)
       Total Annual Operating Expenses............................................................._____%((3))

1.       Under the terms of an administration agreement with the Fund, the
         Adviser will provide certain administrative services to the Fund, including, among others, assisting in the review of investor applications, handling shareholder inquiries, and preparing various reports, communications and regulatory filings of the Fund. In consideration for those administrative services, the Fund will pay the
         Adviser a monthly fee computed at the annual rate of 0.15% of the aggregate value of outstanding shares determined as of the last day of each calendar month (the "Administration Fee"). Related to this, the
         Fund, the Adviser (in its capacity as administrator) and the
         Sub-Adviser have entered into a sub-administration agreement, pursuant to which the Adviser may delegate some or all of the administrative responsibilities to the Sub-Adviser. The Adviser, in its capacity as administrator of the Fund, will pay the Sub-Adviser, in its capacity as sub-administrator, some or all of the Administration Fee. See
         "Administrative Services," below.

2.       "Other Expenses" consist of transfer agent fees, custodial expenses, and accounting and legal expenses, among others.

     3. The "Total Annual  Operating  Expenses" in the table are based on, among other things, the actual fees the Fund would have paid for the fiscal year ended
March 31, 2006,  assuming  that the Adviser had not  voluntarily  undertaken  to limit the Fund's  total  expenses to an annual rate of no more than 1.50% of the
Fund's average monthly net assets.  Since inception of the Fund, the Adviser has waived a portion of the advisory fee under a voluntary  undertaking  to the Fund to limit  total  annual  operating  expenses  to an annual  rate of 1.50% of the
Fund's  average  monthly net assets.  The  Adviser may  terminate  or amend this undertaking  at any time  without  notice to  shareholders.  After  the  waiver,
"Advisory Fees" were _____% and "Total Annual  Operating  Expenses" were ______%
as a percentage of average  monthly net assets.  Investors will also  indirectly bear expenses at the Underlying Fund level. The subscription  agreements related to the Fund's  investments in Underlying Funds between the Fund and a Underlying
Fund  provide  for  compensation  to  Underlying  Fund  Managers  in the form of management  fees  ranging  from  1.0% to 2.0%  annually  of net  assets,  plus a performance-based  fee ranging from 10% to 25% of net profits  earned.  Expenses may vary in future years.

EXAMPLES. The following examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $1,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

         The first example assumes that you keep your shares. The second example assumes that your shares are repurchased by the Fund at the end of those periods. Both examples also assume that your investment has a 5% return each year and operating expenses remain the same as the expenses in the Annual Fund
Operating Expense table above. Based on these assumptions your expenses would be as follows:

------------------------------------ ------------------- -------------------- -------------------- --------------------
Assuming you do not tender shares
for repurchase by the Fund:          ------------------        3 Years              5 Years             10 Years
                                           1 Year
------------------------------------ ------------------- -------------------- -------------------- --------------------
------------------------------------ ------------------- -------------------- -------------------- --------------------

                                           $-----              $-----               $-----               $-----

------------------------------------ ------------------- -------------------- -------------------- --------------------

------------------------------------ ------------------- -------------------- -------------------- --------------------
Assuming you tender your shares
for repurchase by the Fund:                1 Year              3 Years              5 Years             10 Years
------------------------------------ ------------------- -------------------- -------------------- --------------------
------------------------------------ ------------------- -------------------- -------------------- --------------------

                                           $-----              $-----               $-----               $-----

------------------------------------ ------------------- -------------------- -------------------- --------------------

The following additional examples assume that you invest $500,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

         The first example assumes that you keep your shares. The second example assumes that your shares are repurchased by the Fund at the end of those periods. Both examples also assume that your investment has a 5% return each year and operating expenses remain the same as the expenses in the Annual Fund
Operating Expense table above. Based on these assumptions your expenses would be as follows:

---------------------------------- --------------------- -------------------- -------------------- --------------------
Assuming you do not tender
shares for repurchase by the              1 Year               3 Years              5 Years             10 Years
Fund:
---------------------------------- --------------------- -------------------- -------------------- --------------------
---------------------------------- --------------------- -------------------- -------------------- --------------------

                                          $-----               $-----               $-----               $-----

---------------------------------- --------------------- -------------------- -------------------- --------------------

---------------------------------- --------------------- -------------------- -------------------- --------------------
Assuming you tender your shares
for repurchase by the Fund:               1 Year               3 Years              5 Years             10 Years
---------------------------------- --------------------- -------------------- -------------------- --------------------
---------------------------------- --------------------- -------------------- -------------------- --------------------

                                          $-----               $-----               $-----               $-----

---------------------------------- --------------------- -------------------- -------------------- --------------------

The examples should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

Financial Highlights

     The  Financial  Highlights  Table is presented to help you  understand  the
Fund's financial  performance  since  inception.  The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming  reinvestment of all dividends and  distributions)  during the period. The financial highlights  information has been audited by _________, the Fund's  Independent  Registered Public Accounting Firm, whose report,  along with the Fund's financial statements, is included in the Statement of Additional
Information, which is available on request.

----------------------------------------------------------------------------------------------------------------------
Financial Highlights
----------------------------------------------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund

------------------------------------ ---------------------------------------------------------------------------------------

                                                                      Year Ended March 31

------------------------------------ ---------------------------------------------------------------------------------------
------------------------------------ ----------------------------------------------------------------------------------------

                                                2006                         2005                          2004                                                                               2003(1)

------------------------------------ ----------------------------------------------------------------------------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Per Share Operating Data

Net asset value, beginning of
period

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Income (loss) from investment operations:
Net investment loss(2)
                                                          -----        -------
Net realized and unrealized gain
                                                                        -----   ------------ ------    ------------- -----
Total income from investment
                                                                        -----
operations

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Dividends and/or distributions to shareholders:
Dividends from net investment
income
Distributions from net realized
                                                          --------------------  ------------ -------   -------------------
gain
                                                                       -------
Tax returns of capital
distributions
Total dividends and/or
distributions to shareholders

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Net asset value, end of period

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Total Return, at Net Asset Value(3)

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Ratios/Supplemental Data

Net assets, end of period (in
thousands)

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Ratios to average net
assets:(4)(,5)
Net investment loss
Total expenses
Expenses, net of waiver of
expenses by the Adviser

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
------------------------------------ -------------------- --------------------- ---------------------- ---------------------

Portfolio turnover rate(6)

------------------------------------ -------------------- --------------------- ---------------------- ---------------------
1.   For the period from January 2, 2003 (commencement of operations) to March
     31, 2003.
2. Based on average shares outstanding during each period.
3.   Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods of less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares.
4.   Annualized for periods of less than one full year.
5.   Represents the lesser of purchases or sales of investments in Investment
     Funds divided by the average fair value of investments in Investment Funds.
6.   Ratios do not reflect the Fund's proportionate share of income and expenses of the Investment Funds.

                          A BRIEF OVERVIEW OF THE FUND

This section summarizes information that is discussed in more detail later in this prospectus. You should carefully read the more detailed information. For a detailed discussion of risks of investing in the Fund, please refer to "Main
Risks of Investing in the Fund," on page 8.

What is the Fund? The Fund is a closed-end, management investment company, organized as a Massachusetts business trust on May 24, 2002. The Fund is non-diversified. That means that under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Fund is not limited in the amount of assets that it may invest in any single issuer of securities. However, the Fund intends to diversify its assets to the extent required under the Internal
Revenue Code so that it can qualify as a "regulated investment company" for federal tax purposes. See "Dividends, Capital Gains and Taxes."

What is the Fund's Investment Objective? The Fund seeks long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles.

What does the Fund Invest In? The Fund seeks to achieve its investment objective by allocating its assets for investment among a select group of alternative asset managers ("Underlying Fund Managers") employing a variety of "market neutral" investment strategies that have historically demonstrated a low correlation to the general performance of equity, debt and other markets. Market neutral investment strategies seek to provide predictable investment returns regardless of general stock market movements. The Sub-Adviser is primarily responsible for selecting the Underlying Fund Managers and determining the portion of the Fund's assets to be allocated to each Underlying Fund Manager, subject to the general supervision of the Adviser and the Fund's board of trustees (the "Board" or "Trustees"). The Fund will implement these allocation decisions by investing primarily in private investment partnerships and similar investment vehicles that are managed by Underlying Fund Managers ("Underlying
Funds"). Through its selection of Underlying Funds that pursue varied market neutral strategies relative to the general performance of the equity, debt and/or other markets, the Sub-Adviser constructs the Fund's portfolio to seek, in the aggregate, positive investment returns regardless of general market conditions.

Underlying Funds in which the Fund will invest may include private investment limited partnerships, joint ventures, other investment companies and similar entities managed by Underlying Fund Managers. In addition, the Fund may on occasion retain one or more Underlying Fund Managers to manage and invest designated portions of the Fund's assets (either as separately managed accounts or by creating separate investment vehicles in which a Underlying Fund Manager will serve as general partner of the vehicle and the Fund will be the sole limited partner ("Affiliated Underlying Funds"). Any arrangement in which the
Fund retains a Underlying Fund Manager to manage an account or investment vehicle for the Fund is referred to as a "Segregated Account."

"Market neutral" investment strategies employed by Underlying Fund Managers encompass a broad range of investment programs, including those involving the use of hedging and arbitrage techniques in the equity, fixed-income, currency and commodity markets. These investment programs employ a variety of sophisticated investment techniques that include, among other things, short sales of securities, use of leverage (i.e., borrowing money for investment purposes), and transactions in derivative securities and other financial instruments such as stock options, index options, futures contracts and options on futures. Underlying Fund Managers' use of these techniques will be an integral part of their investment programs, and will involve significant risks to the Fund.

The investment strategies of the Underlying Fund Managers may include, among others: o index arbitrage; o interest rate arbitrage; o merger arbitrage; o convertible bond and warrant hedging; o statistical long/short equity strategies; and o pairs trading.

Underlying Fund Managers using arbitrage strategies attempt to identify and exploit pricing inefficiencies between related instruments or combinations of instruments. Sophisticated mathematical and statistical techniques and models are used to attempt to identify relative value between related instruments or combinations of instruments and to capture mispricings among such instruments.
Underlying Fund Managers pursuing arbitrage strategies utilize a variety of techniques and models, ranging from purely quantitative, short-term models to more discretionary approaches using fundamental research to construct long and short portfolios.

What are the Main Risks of Investing in the Fund? The Fund is subject to a number of investment risks, described in "Main Risks of Investing in the Fund,"
below. In addition, shares of the Fund are subject to substantial restrictions on transfer and have limited liquidity. As a result, you may not be able to sell your Fund shares when you want to (for example, in times of adverse market conditions) in order to realize any unrealized gains or losses on your Fund shares. You should consider an investment in the Fund to be illiquid.

The Fund is a non-diversified fund and invests in Underlying Funds that may not have diversified investment portfolios. Investors will bear fees and expenses at the Fund level and also indirectly at the Underlying Fund or Segregated Account level. Fees and expenses of the Underlying Funds may be duplicative of fees and expenses assessed by the Fund. Underlying Funds generally will not be registered as investment companies under the Investment Company Act. The Sub-Adviser may have little or no means of independently verifying with certainty information provided by Underlying Fund Managers. The Fund may receive securities that are illiquid or difficult to value in connection with withdrawals and distributions from Underlying Funds.

In view of the risks noted above, the Fund should be considered a speculative investment and investors should invest in the Fund only if they can sustain a complete loss of their investment.

No guarantee or representation is made that the investment program of the Fund or any Underlying Fund Manager will be successful, that the various Underlying
Fund Managers selected will produce positive returns or that the Fund will achieve its investment objective.

Who is the Fund Designed For? The Fund is designed for investors that are exempt from federal income tax that seek long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles. An investment in the Fund involves substantial risks, including the risk that the entire amount invested may be lost. The Fund allocates its assets to Underlying Fund Managers and invests in Underlying Funds that invest in and actively trade securities and other financial instruments using a variety of strategies and investment techniques that may involve significant risks. Various risks are also associated with an investment in the
Fund, including risks relating to the multi-manager structure of the Fund and risks relating to the limited liquidity of shares.

Prospective investors should consider the risks and other factors described below in determining whether an investment in the Fund is a suitable investment.
However, the risks enumerated below should not be viewed as encompassing all of the risks associated with an investment in the Fund. Prospective investors should read this entire prospectus and SAI and consult with their own advisers before deciding whether to invest. In addition, as the Fund's investment program develops and changes over time (subject to limitations established by the Fund's investment policies and restrictions), an investment in the Fund may in the future be subject to additional and different risk factors.

         How Can an Investor Buy Shares? The Distributor acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions, pursuant to the terms of a General Distributor's Agreement entered into with the
Fund. Investors may purchase shares directly through the Distributor.
Alternatively, shares may be purchased through brokers or dealers that have entered into selling agreements with the Distributor. The Distributor is an affiliate of the Adviser and the Sub-Adviser.

         Subsequent to the initial offering, shares will be offered and may be purchased on a monthly basis, or at such other times as may be determined by the
Board.

         Share certificates are not available for shares of the Fund.

         All investor funds for the purchase of shares will be deposited promptly in an escrow account maintained by Citibank, N.A., as escrow agent, for the benefit of the investors. Funds held in the escrow account may be invested in high quality, short-term investments, and any interest earned on the funds will be paid to investors on the date shares are issued. The full amount of an investment is payable in federal funds, which must be received by the
Distributor not later than fourteen calendar days prior to the beginning of a month if payment is made by check or four business days prior to the beginning of a month if payment is sent by wire. If payment is not timely received, the investment will be made at the beginning of the following month, provided that the investor certification described below has been received by the Distributor.

         Before an investor may invest in the Fund, the Distributor or the investor's sales representative will require a certification from the investor that it is a Qualified Investor and meets other requirements for investment, and that the investor will not transfer its shares except in the limited circumstances permitted under the Funds' Declaration of Trust. The form of investor certification that each investor will be asked to sign is contained in
Appendix A of this prospectus. An investor's certification must be received by the Distributor, along with its payment as described above, otherwise an investor's order will not be accepted. If the investor's order is rejected, all monies submitted by the investor for the purchase of shares will be promptly refunded to the investor.

How Do the Fund's Repurchase Offers Provide Liquidity? The Fund from time to time will offer to repurchase outstanding shares pursuant to written tenders by shareholders. Repurchase offers will be made at such times and on such terms as may be determined by the Trustees in its sole discretion, subject to certain regulatory requirements imposed by the rules of the SEC, and generally will be offered to repurchase at a specified dollar amount of outstanding shares. A redemption fee equal to 1.00% of the value of shares repurchased by the Fund will apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year following the date of the shareholders' initial investment in the Fund. If applicable, the redemption fee will be deducted before payment of the proceeds of a repurchase.

In determining whether the Fund should repurchase shares pursuant to written tenders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will recommend to the Board that the Fund offer to repurchase shares, as of the last business day of March, June, September and December of each year.

Who Manages the Fund? OppenheimerFunds, Inc. (the "Adviser") is the Fund's
investment adviser. Tremont Partners, Inc. (the "Sub-Adviser"), an affiliate of the Adviser, is the Fund's sub-adviser. The Sub-Adviser provides day-to-day investment management services to the Fund, including the selection of
Underlying Fund Managers.

                       MAIN RISKS OF INVESTING IN THE FUND

All investments carry risks to some degree. An investment in the Fund involves substantial risks, including the risk that the entire amount invested may be lost. The Fund allocates its assets to Underlying Fund Managers and invests in
Underlying Funds that invest in and actively trade securities and other financial instruments using a variety of strategies and investment techniques that may involve significant risks. Various other types of risks are also associated with an investment in the Fund, including risks relating to the multi-manager structure of the Fund, risks relating to compensation arrangements and risks relating to the limited liquidity of shares.

INVESTMENT-RELATED RISKS

General Economic and Market Conditions. The success of the Fund's investment program may be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances. These factors may affect the level and volatility of securities prices and the liquidity of investments held by Underlying Funds and Segregated Accounts.
Unexpected volatility or illiquidity could impair the Fund's profitability or result in losses.

Highly Volatile Markets. The prices of commodities contracts and all derivative instruments, including futures and options, can be highly volatile. Price movements of forwards, futures and other derivative contracts in which a
Underlying Fund's or Segregated Account's assets may be invested are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, and national and international political and economic events and policies. In addition, governments from time to time intervene, directly and by regulation, in certain markets, particularly those in currencies, financial instruments, futures and options. Such intervention often is intended directly to influence prices and may, together with other factors, cause all of such markets to move rapidly in the same direction because of, among other things, interest rate fluctuations. Underlying Funds and Segregated
Accounts are also subject to the risk of the failure of any exchanges on which their positions trade or of the clearinghouses for those exchanges.

Risks of Securities Activities. All securities investing and trading activities involve the risk of loss of capital. While the Sub-Adviser will attempt to moderate these risks, there can be no assurance that the Fund's investment activities will be successful or that shareholders will not suffer losses. The following discussion sets forth some of the more significant risks associated with the Underlying Fund Managers' styles of investing:

         Equity Securities. Underlying Fund Managers' investment portfolios may include long and short positions in common stocks, preferred stocks and convertible securities of U.S. and non-U.S. issuers. Underlying Fund Managers also may invest in depository receipts relating to non-U.S. securities, which are subject to the risks affecting investments in foreign issuers discussed under "Non-U.S. Investments,"' below. Issuers of un-sponsored Depository
Receipts are not obligated to disclose material information in the United
States, and therefore, there may be less information available regarding such issuers. Equity securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

         Fixed-Income Securities. The value of fixed-income securities in which
Underlying Funds and Segregated Accounts invest will change in response to fluctuations in interest rates. For fixed-rate debt securities, when prevailing interest rates fall, the values of already-issued debt securities generally rise. When interest rates rise, the values of already-issued debt securities generally fall, and they may sell at a discount from their face amount. In addition, the value of certain fixed-income securities can fluctuate in response to perceptions of credit worthiness, political stability or soundness of economic policies. Valuations of other fixed-income instruments, such as mortgage-backed securities, may fluctuate in response to changes in the economic environment that may affect future cash flows.

         Non-U.S. Investments. It is expected that Underlying Funds and
Segregated Accounts will invest in securities of non-U.S. companies and countries. Foreign obligations have risks not typically involved in domestic investments. Foreign investing can result in higher transaction and operating costs for the Fund. Foreign issuers are not subject to the same accounting and disclosure requirements to which U.S. issuers are subject and consequently, less information is available to investors in companies located in such countries than is available to investors in companies located in the United States. The value of foreign investments may be affected by exchange control regulations;
fluctuations in the rate of exchange between currencies and costs associated with currency conversions; the potential difficulty in repatriating funds;
expropriation or nationalization of a company's assets; delays in settlement of transactions; changes in governmental economic or monetary policies in the U.S.
or abroad; or other political and economic factors.

         Securities of issuers in emerging and developing markets present risks not found in securities of issuers in more developed markets. Securities of issuers in emerging and developing markets may be more difficult to sell at acceptable prices and their prices may be more volatile than securities of issuers in more developed markets. Settlements of securities trades in emerging and developing markets may be subject to greater delays than in other markets so that the Fund might not receive the proceeds of a sale of a security on a timely basis. Emerging markets generally have less developed trading markets and exchanges, and legal and accounting systems.

         From time to time, the Fund may invest in non-U.S. Underlying Funds which have similar risks (as described above) to investing in securities of
non-U.S. companies and countries.

         Illiquid Portfolio Investments. Underlying Funds and Segregated
Accounts may invest in securities that are subject to legal or other restrictions on transfer or for which no liquid market exists. The market prices, if any, for such securities tend to be volatile and a Underlying Fund or
Segregated Account may not be able to sell them when it desires to do so or to realize what it perceives to be their fair value in the event of a sale. The sale of restricted and illiquid securities often requires more time and results in higher brokerage charges or dealer discounts and other selling expenses than does the sale of securities eligible for trading on national securities exchanges or in the over-the-counter markets. Restricted securities may sell at prices that are lower than similar securities that are not subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The Underlying Fund Managers may utilize a variety of special investment instruments and techniques to hedge the portfolios of the Underlying Funds against various risks (such as changes in interest rates or other factors that affect security values) or for non-hedging purposes to pursue a Underlying
Fund's or Segregated Account's investment objective. These strategies may be executed through derivative transactions. Certain of the special investment instruments and techniques that the Underlying Fund Managers may use are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

         Derivatives. Derivatives are securities and other instruments the value or return of which is based on the performance of an underlying asset, index, interest rate or other investment. Derivatives may be volatile and involve various risks, depending upon the derivative and its function in a portfolio.
Special risks may apply to instruments that are invested in by Underlying Funds or Segregated Accounts in the future that cannot be determined at this time or until such instruments are developed or invested in by Underlying Funds or
Segregated Accounts. Certain swaps, options and other derivative instruments may be subject to various types of risks, including market risk, liquidity risk, the risk of non-performance by the counterparty, including risks relating to the financial soundness and creditworthiness of the counterparty, legal risk and operations risk.

         Call and Put Options. There are risks associated with the sale and purchase of call and put options. The seller (writer) of a call option which is covered (e.g., the writer holds the underlying security) assumes the risk of a decline in the market price of the underlying security below the purchase price of the underlying security less the premium received, and gives up the opportunity for gain on the underlying security above the exercise price of the option. The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying security above the exercise price of the option. The securities necessary to satisfy the exercise of the call option may be unavailable for purchase except at much higher prices. Purchasing securities to satisfy the exercise of the call option can itself cause the price of the securities to rise further, sometimes by a significant amount, thereby exacerbating the loss. The buyer of a call option assumes the risk of losing its entire premium invested in the call option. The seller (writer) of a put option which is covered (e.g., the writer has a short position in the underlying security) assumes the risk of an increase in the market price of the underlying security above its short sales price plus the premium received for writing the put option, and gives up the opportunity for gain on the short position if the underlying security's price falls below the exercise price of the option. The seller of an uncovered put option assumes the risk of a decline in the market price of the underlying security below the exercise price of the option. The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

         Hedging Transactions. The Underlying Fund Managers may utilize a variety of financial instruments, such as derivatives, options, interest rate swaps, caps and floors, futures and forward contracts to seek to hedge against declines in the values of their portfolio positions as a result of changes in currency exchange rates, certain changes in the equity markets and market interest rates and other events. Hedging transactions may also limit the opportunity for gain if the value of the hedged portfolio positions should increase. It may not be possible for the Underlying Fund Managers to hedge against a change or event at a price sufficient to protect a Underlying Fund's or Segregated Account's assets from the decline in value of the portfolio positions anticipated as a result of such change. In addition, it may not be possible to hedge against certain changes or events at all. While a Underlying
Fund Manager may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, or the risks of a decline in the equity markets generally or one or more sectors of the equity markets in particular, or the risks posed by the occurrence of certain other events, unanticipated changes in currency or interest rates or increases or smaller than expected decreases in the equity markets or sectors being hedged or the non-occurrence of other events being hedged against may result in a poorer overall performance for the Fund than if the Underlying Fund Manager had not engaged in any such hedging transaction. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio position being hedged may vary. Moreover, for a variety of reasons, the
Underlying Fund Managers may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Such imperfect correlation may prevent the Underlying Fund Managers from achieving the intended hedge or expose the Fund to additional risk of loss.

         Counterparty Credit Risk. Many of the markets in which the Underlying
Funds or Segregated Accounts effect their transactions are "over-the-counter" or
"inter-dealer" markets. The participants in these markets are typically not subject to credit evaluation and regulatory oversight as are members of
"exchange based" markets. To the extent a Underlying Fund or Segregated Account invests in swaps, derivative or synthetic instruments, or other over-the-counter transactions, on these markets, it is assuming a credit risk with regard to parties with whom it trades and may also bear the risk of settlement default.
These risks may differ materially from those associated with transactions effected on an exchange, which generally are backed by clearing organization guarantees, daily marking-to-market and settlement, and segregation and minimum capital requirements applicable to intermediaries. Transactions entered into directly between two counterparties generally do not benefit from such protections. This exposes a Underlying Fund or Segregated Account to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (whether or not bona fide) or because of a credit or liquidity problem, thus causing the
Underlying Fund or Segregated Account to suffer a loss. Such counterparty risk is accentuated in the case of contracts with longer maturities where events may intervene to prevent settlement, or where a Underlying Fund or Segregated
Account has concentrated its transactions with a single or small group of counterparties. Underlying Funds and Segregated Accounts are not restricted from dealing with any particular counterparty or from concentrating any or all of their transactions with one counterparty. However, the Sub-Adviser, with the intent to diversify, intends to monitor counterparty credit exposure of
Underlying Funds and Segregated Accounts. The ability of Underlying Funds and
Segregated Accounts to transact business with any one or number of counterparties, the lack of any independent evaluation of such counterparties'
financial capabilities and the absence of a regulated market to facilitate settlement may increase the potential for losses by the Fund.

         Leverage; Interest Rates; Margin. The Fund is authorized to borrow money for investment purposes, to meet repurchase requests and for cash management purposes. Underlying Funds generally are also permitted to borrow money. The Fund, Underlying Funds and Segregated Accounts may directly or indirectly borrow funds from brokerage firms and banks. Borrowing for investment purposes is known as "leverage." Underlying Funds and Segregated Accounts may also "leverage" by using options, swaps, forwards and other derivative instruments. Although leverage presents opportunities for increasing total investment return, it has the effect of potentially increasing losses as well.
Any event that adversely affects the value of an investment, either directly or indirectly, by a Underlying Fund or Segregated Account could be magnified to the extent that leverage is employed. The cumulative effect of the use of leverage, directly or indirectly, in a market that moves adversely to the investments of the entity employing the leverage could result in a loss that would be greater than if leverage were not employed. In addition, to the extent that the Fund,
Underlying Fund Managers or Underlying Funds borrow funds, the rates at which they can borrow may affect the operating results of the Fund. Any borrowings by the Fund for investment purposes will be made solely for Segregated Accounts.

         In general, the anticipated use of short-term margin borrowings by
Underlying Funds and Segregated Accounts results in certain additional risks.
For example, should the securities that are pledged to brokers to secure margin accounts decline in value, or should brokers from which the Underlying Funds or
Segregated Accounts have borrowed increase their maintenance margin requirements
(i.e., reduce the percentage of a position that can be financed), then the
Underlying Funds or Segregated Accounts could be subject to a "margin call,"
pursuant to which they must either deposit additional funds with the broker or suffer mandatory liquidation of the pledged securities to compensate for the decline in value. In the event of a precipitous drop in the value of the assets of a Underlying Fund or Segregated Account, it might not be able to liquidate assets quickly enough to pay off the margin debt and might suffer mandatory liquidation of positions in a declining market at relatively low prices, thereby incurring substantial losses. For these reasons, the use of borrowings for investment purposes is considered a speculative investment practice.

         Short Selling. The Underlying Fund Managers may engage in short selling. Short selling involves selling securities that are not owned and borrowing the same securities for delivery to the purchaser, with an obligation to replace the borrowed securities at a later date. Short selling allows an investor to profit from declines in market prices to the extent such declines exceed the transaction costs and the costs of borrowing the securities. A short sale creates the risk of an unlimited loss, as the price of the underlying security could theoretically increase without limit, thus increasing the cost of buying those securities to cover the short position. There can be no assurance that the securities necessary to cover a short position will be available for purchase. Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. For these reasons, short selling is considered a speculative investment practice.

         Underlying Funds and Segregated Accounts may also effect short sales
"against the box." These transactions involve selling short securities that are owned (or that a Underlying Fund or Segregated Account has the right to obtain).
When a Underlying Fund or Segregated Account enters into a short sale against the box, it will set aside securities equivalent in kind and amount to the securities sold short (or securities convertible or exchangeable into such securities) and will hold such securities while the short sale is outstanding.
Underlying Funds and Segregated Accounts will incur transaction costs, including interest expenses, in connection with opening, maintaining and closing short sales against the box.

GENERAL RISKS

         Lack of Operating History. Certain Underlying Funds may be newly formed entities that have no operating histories. In such cases, the Sub-Adviser will have evaluated the past investment performance of Underlying Fund Managers or their personnel. However, this past investment performance may not be indicative of the future results of an investment in a Underlying Fund managed by a
Underlying Fund Manager. Although the Sub-Adviser, its affiliates and their personnel have considerable experience evaluating the performance of alternative asset managers and providing manager selection and asset allocation services to clients, the Fund's investment program should be evaluated on the basis that there can be no assurance that the Sub-Adviser's assessments of Underlying Fund
Managers, and in turn their assessments of the short-term or long-term prospects of investments, will prove accurate. Thus, the Fund may not achieve its investment objective and the Fund's net asset value may decrease.

         Non-Diversified Status. The Fund is "non-diversified" under the
Investment Company Act. That means that the Fund can invest in the securities of a single issuer without limit. This policy gives the Fund more flexibility to invest in the obligations of a single borrower or issuer than if it were a
"diversified" fund. However, the Fund intends to diversify its investments so that it will qualify as a "regulated investment company" under the Internal
Revenue Code (although it reserves the right not to qualify). Under that requirement, with respect to 50% of its total assets, the Fund may invest up to
25% of its assets in the securities of any one borrower or issuer. To the extent the Fund invests a relatively high percentage of its assets in the obligations of a single issuer or a limited number of issuers, the Fund is subject to additional risk of loss if those obligations lose market value or the borrower or issuer of those obligations defaults. To address this risk, not more than 10%
of the Fund's net assets will be allocated to any one Underlying Fund Manager.

         Industry Concentration Risk. Although the Fund will not invest 25% or more of the value of its total assets in the securities (other than U.S.
Government securities) of issuers engaged in a single industry, Underlying Funds generally are not subject to similar industry concentration restrictions on their investments and, in some cases, may invest 25% or more of the value of their total assets in a single industry. Underlying Funds are not subject to the
Fund's other investment policies and restrictions.

         The Fund will not invest in a Underlying Fund if, as a result of such investment, 25% or more of the value of the Fund's total assets will be invested in Underlying Funds that, in the aggregate, have investment programs that focus on investing in any single industry. Nevertheless, it is possible that, at any given time, the assets of Underlying Funds in which the Fund has invested will, in the aggregate, be invested in a single industry constituting 25% or more of the value of their combined total assets. The Fund does not believe that this situation is likely to occur given the nature of its investment program.
However, because these circumstances may arise, the Fund is subject to greater investment risk to the extent that a significant portion of its assets may at some times be invested, indirectly through Underlying Funds in which it invests, in the securities of issuers engaged in similar businesses that are likely to be affected by the same market conditions and other industry-specific risk factors.
Underlying Funds are not generally required to provide current information regarding their investments to their investors (including the Fund). Thus, the
Fund and the Sub-Adviser may not be able to determine at any given time whether or the extent to which Underlying Funds, in the aggregate, have invested 25% or more of their combined assets in any particular industry.

         If the Fund engages a Underlying Fund Manager to manage a Segregated
Account or a separate investment vehicle has been created in which a Underlying
Fund Manager will serve as general partner of the vehicle and the Fund will be the sole limited partner (an "Affiliated Underlying Fund"), then the Fund shall be required to look through to the assets of such Segregated Account and/or
Affiliated Underlying Fund in determining compliance with the industry concentration policy.

         Limited Liquidity; In-Kind Distributions. An investment in the Fund provides limited liquidity since shareholders will not be able to redeem shares on a daily basis because the Fund is a closed-end fund. In addition, with very limited exceptions, shares are not transferable, and liquidity will be provided only through repurchase offers made from time to time by the Fund. An investment in the Fund is therefore suitable only for investors who can bear the risks associated with the limited liquidity of shares and should be viewed as a long-term investment.

         Payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than the Sub-Adviser would otherwise liquidate these holdings, potentially resulting in losses, and may increase the Fund's portfolio turnover. The Adviser and the Sub-Adviser intend to take measures (subject to such policies as may be established by the Board) to attempt to avoid or minimize potential losses and turnover resulting from the repurchase of shares.

         If a shareholder tenders all shares (or a portion of its shares) in connection with a repurchase offer made by the Fund, that tender may not be rescinded by the shareholder after the date on which the repurchase offer terminates. However, the value of shares that are tendered by shareholders generally will not be determined until a date approximately one month later and will be based on the value of the Fund's assets as of such later date. A shareholder will thus continue to bear investment risk after shares are tendered for repurchase and until the date as of which the shares are valued for purposes of repurchase. In addition, a redemption fee equal to 1.00% of the value of shares repurchased by the Fund will apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year following the date of the shareholder's initial investment in the Fund.

         The Fund expects to distribute cash to the holders of shares that are purchased. However, there can be no assurance that the Fund will have sufficient cash to pay for shares that are being repurchased or that it will be able to liquidate investments at favorable prices to pay for repurchased shares.
Although the Fund does not generally intend to make distributions in-kind, under the foregoing circumstances, and in other unusual circumstances where the Board determine that making a cash payment would result in a material adverse effect on the Fund or on shareholders not tendering shares for repurchase, shareholders may receive in-kind distributions of investments from the Fund's portfolio, either the Fund's interests in Underlying Funds or securities held by the
Underlying Funds (valued in accordance with the Fund's valuation policies) in connection with the repurchase of shares by the Fund. Any such distributions will be made on the same basis to all shareholders in connection with any particular repurchase offer. In addition, a distribution may be made partly in cash and partly in-kind. An in-kind distribution may consist of securities that are not readily marketable and may be subject to restrictions on resale, such as the Fund's interests in Underlying Funds or certain securities owned by
Underlying Funds. Shareholders receiving an in-kind distribution will incur costs, including commissions, in disposing of securities that they receive, and in the case of securities that are not readily marketable, shareholders may not be able to sell the securities except at prices that are lower than those at which the securities were valued by the Fund or not without substantial delay.
For these various reasons, an investment in the shares is suitable only for sophisticated investors. See "Repurchases of Shares and Transfers."

         Conflicts of Interest. The Adviser, the Sub-Adviser and their affiliates, as well as many of the Underlying Fund Managers and their respective affiliates, provide investment advisory and other services to clients other than the Fund and Underlying Funds. In addition, investment professionals associated with the Adviser, the Sub-Adviser or Underlying Fund Managers may carry on investment activities for their own accounts and the accounts of family members
(collectively with other accounts managed by the Adviser, the Sub-Adviser and their affiliates, "Other Accounts"). As a result of the foregoing, the Adviser, the Sub-Adviser and Underlying Fund Managers will be engaged in substantial activities other than on behalf of the Fund and may have differing economic shares in respect of such activities and may have conflicts of interest in allocating investment opportunities, and their time, between the Fund and Other
Accounts. Underlying Fund Managers may, in pursuing independently of one another their respective investment objectives, effect offsetting transactions, which could result in the Fund bearing transactional costs without obtaining any benefit.

         However, it is the policy of the Sub-Adviser, and generally also the policy of the Underlying Fund Managers, that investment decisions for the Fund,
Segregated Accounts and Other Accounts be made based on a consideration of their respective investment objectives and policies, and other needs and requirements affecting each account that they manage and that investment transactions and opportunities be fairly allocated among their clients, including the Fund and
Underlying Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

         Underlying Funds generally will not be registered as investment companies under the Investment Company Act and, therefore, the Fund will not have the benefit of various protections afforded by the Investment Company Act with respect to its investments in Underlying Funds. The Fund from time to time, may also invest in non-U.S. Underlying Funds that also are not registered under the Investment Company Act. Investing in non-U.S. Underlying Funds have similar risks to investing in securities of non-U.S. companies and countries. Although the Sub-Adviser expects to receive detailed information from each Underlying
Fund Manager regarding its investment performance and investment strategy on a regular basis, in most cases the Sub-Adviser has little or no means of independently verifying this information. An Underlying Fund Manager may use proprietary investment strategies that are not fully disclosed to the
Sub-Adviser, which may involve risks under some market conditions that are not anticipated by the Sub-Adviser. In addition, many Underlying Fund Managers will not be registered as investment advisers under the Investment Advisers Act of
1940, as amended (the "Advisers Act") in reliance on certain exemptions from registration under that act. In such cases, Underlying Fund Managers will not be subject to various disclosure requirements and rules that would apply to registered investment advisers.

         Investors in the Fund directly bear the Fund's fees and expenses, and indirectly bear fees and expenses of the Underlying Funds and Segregated
Accounts, including asset-based fees and performance-based fees assessed by
Underlying Funds or Segregated Accounts. Similarly, shareholders bear a proportionate share of the other operating expenses of the Fund (including the
Administration Fee) and, indirectly, similar expenses of the Underlying Funds and Segregated Accounts. An investor who meets the conditions imposed by the
Underlying Fund Managers, including investment minimums that may be considerably higher than the $500,000 minimum imposed by the Fund, could invest directly with the Underlying Fund Managers.

         Each Underlying Fund Manager will receive any performance-based allocation to which it is entitled irrespective of the investment performance of other Underlying Fund Managers or the investment performance of the Fund generally. Thus, a Underlying Fund Manager with positive investment performance will receive this allocation from the Fund (and indirectly from shareholders)
even if the Fund's overall investment return is negative. Investment decisions of the Underlying Fund Managers are made independently of each other. As a result, at any particular time, one Underlying Fund Manager may be purchasing shares of an issuer for a Underlying Fund or Segregated Account whose shares are being sold by another Underlying Fund Manager for another Underlying Fund or
Segregated Account. In any such situations, the Fund could indirectly incur certain transaction costs without accomplishing any net investment result.

         Since the Fund may make additional investments in or effect withdrawals from a Underlying Fund only at certain times pursuant to limitations set forth in the governing documents of the Underlying Fund, the Fund from time to time:
may have to invest a greater portion of its assets temporarily in money market securities than it otherwise might wish to invest; may have to borrow money to repurchase shares; and may not be able to withdraw its investment in a
Underlying Fund promptly after it has made a decision to do so. This may adversely affect the Fund's investment return or increase the Fund's expenses.

         Underlying Funds may be permitted to redeem their shares in-kind. Thus, upon the Fund's withdrawal of all or a portion of its interest in a Underlying
Fund, the Fund may receive securities that are illiquid or difficult to value.
See "INVESTMENT-RELATED RISKS - Illiquid Portfolio Investments" and
"DISTRIBUTION ARRANGEMENTS - Calculation of Net Asset Value." In these circumstances, the Adviser would seek to dispose of these securities in a manner that is in the best interests of the Fund.

         Subject to limitations imposed by the Investment Company Act, neither the Trustees, nor the Adviser, nor the Sub-Adviser shall be liable to the Fund or any of the shareholders for any loss or damage occasioned by any act or omission in the performance of their respective services as such in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

         Segregated Account Allocations. The Fund may on occasion allocate its assets to a Underlying Fund Manager by retaining the Underlying Fund Manager to manage a Segregated Account for the Fund, rather than invest in the Underlying
Fund Manager's Underlying Fund. It is possible, given the leverage at which certain of the Underlying Fund Managers will trade, that the Fund could lose more in a Segregated Account that is managed by a particular Underlying Fund
Manager than the Fund has allocated to such Underlying Fund Manager to invest.
This risk may be avoided if the Fund, instead of retaining a Underlying Fund
Manager to manage a separate account comprised of a designated portion of the
Fund's assets, creates a separate investment vehicle for which a Underlying Fund
Manager will serve as general partner and in which the Fund will be the sole limited partner. Use of this structure, however, involves various expenses, and there is no requirement that separate investment vehicles be created for
Segregated Accounts. Underlying Funds that are Segregated Accounts will be subject to the investment policies and restrictions of the Funds, as well as the provisions of the Investment Company Act and the rules thereunder.

         Valuation of Underlying Funds. In most cases, the Fund will be unable to verify with certainty the monthly valuation received from a Underlying Fund
Manager regarding a Underlying Fund. Furthermore, these valuations will typically be estimates only, subject to revision based on each Underlying Fund's annual audit. Revisions to the Fund's gain and loss calculations will be an ongoing process, and no appreciation or depreciation figure can be considered final until the annual audits of Underlying Funds are completed.

         Underlying Fund Managers will generally invest primarily in marketable securities, although certain Underlying Fund Managers may also invest in privately placed securities and other investments that are illiquid and do not have readily available market quotations. These securities will nevertheless generally be valued by Underlying Fund Managers, which valuations will be conclusive with respect to the Fund, even though Underlying Fund Managers will generally face a conflict of interest in valuing such securities because the values given to the securities will affect the compensation of the Underlying
Fund Managers. Any such securities held by a Segregated Account will be valued at their "fair value" as determined in good faith by the Board. See
"DISTRIBUTION ARRANGEMENTS - Calculation of Net Asset Value," below.

                       USE OF PROCEEDS OF FUND'S OFFERING

         The Fund will use the proceeds of the offering of its shares to invest in accordance with its investment objective and policies.

                          THE FUND AND ITS INVESTMENTS

What is the Fund's Investment Objective? The Fund seeks long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles. No assurance can be given that the Fund will achieve its investment objective.

What are the Fund's Principal Investment Policies? The Fund pursues its investment objective by allocating its assets for investment among a select group of Underlying Fund Managers that are alternative asset managers and employ a variety of "market neutral" investment strategies. Market neutral investment strategies seek to provide predictable investment returns regardless of general stock market movements. The Sub-Adviser is primarily responsible for selecting the Underlying Fund Managers and determining the portion of the Fund's assets to be allocated to each Underlying Fund Manager, subject to the general supervision of the Adviser and the Board. The Fund will implement these allocation decisions primarily by investing in Underlying Funds that are managed by Underlying Fund
Managers selected by the Sub-Adviser.

Underlying Funds are generally private U.S. investment funds, although they may consist of certain qualifying non-U.S. private funds as well. In the U.S. such funds are typically organized as limited partnerships or limited liability companies, that are not required to register under the Investment Company Act because they do not publicly offer their securities and are restricted as to either the number of investors permitted to invest in the fund or as to the qualifications of persons eligible to invest (determined with respect to the value of investment assets held) in the fund. The typical Underlying Fund will have greater investment flexibility than traditional investment funds (such as mutual funds and most other registered investment companies) as to the types of securities owned, the types of trading strategies employed, and in many cases, the amount of leverage it may use.

Under normal market conditions, at least 80% of the Fund's net assets (plus the amount of any borrowings by the Fund for investment purposes) will be allocated to Underlying Fund Managers that pursue "market neutral" investment strategies.
"Market neutral" investment strategies encompass a broad range of investment programs that historically have exhibited a low correlation to the performance of equity, debt and other markets. They include investment programs involving use of hedging and arbitrage techniques in the equity, fixed-income, currency and commodity markets. These investment programs employ a variety of sophisticated investment techniques that include, among other things, short sales of securities, use of leverage, and transactions in derivative securities and other financial instruments such as stock options, index options, futures contracts and options on futures.

How do Underlying Fund Managers Decide What Investments to Buy or Sell? The
Sub-Adviser takes a three-tiered approach to asset allocation and Underlying
Fund Manager selection. Its methodology is premised on the belief that consistent, superior long-term performance necessitates first, a rigorous, top-down, or macro, view of the various alternative investment fund strategies;
second, an in-depth analysis of the types of strategy attributes that best complement the Fund's investment objective; and third, identification of
Underlying Fund Managers whose investment styles and historical investment returns and risk characteristics best embody those attributes.

The investment strategies of the Underlying Fund Managers may include, among others:

o        Index arbitrage. This strategy involves investing in a group of securities comprising an index, or a representative sample of an index, in order to capture the pricing differences that may arise between the index and the component securities.
o        Interest rate arbitrage. This strategy seeks to exploit price anomalies between related securities with prices that fluctuate in response to interest rate movements.
o        Merger arbitrage. This strategy involves investing simultaneously in long and short positions in companies involved in a merger or acquisition in order to profit from the expected price movements of the acquiring and target companies.
o        Convertible bond and warrant hedging. This strategy involves investing in undervalued instruments that are convertible into equity securities and then hedging out systematic risks associated with either the convertible instrument, the underlying security or both.
o        Statistical long/short equity strategies. This strategy involves constructing portfolios of offsetting long and short equity positions using mathematical or statistical techniques to identify relative value between long and short positions.
o        Pairs trading. This is a specific type of equity hedging strategy that involves effecting offsetting long and short equity positions in the same industry or sector.

Underlying Fund Managers using arbitrage strategies attempt to identify and exploit pricing inefficiencies between related instruments or combinations of instruments. Sophisticated mathematical and statistical techniques and models are used to attempt to identify relative value between related instruments or combinations of instruments and to capture mispricings among such instruments.
Underlying Fund Managers pursuing arbitrage strategies utilize a variety of techniques and models, ranging from purely quantitative, short-term models to more discretionary approaches using fundamental research to construct long and short portfolios.

Can the Fund's Investment Objective and Policies Change? The Fund's Trustees can
change non-fundamental investment policies without shareholder approval, although significant changes will be described in amendments to this prospectus.
Fundamental policies cannot be changed without the approval of a "majority" (as defined in the Investment Company Act) of the Fund's outstanding voting shares.
The Fund's investment objective is a fundamental policy. An investment policy is not fundamental unless this prospectus or the SAI says that it is.

How are Underlying Fund Managers Selected? The Sub-Adviser will allocate the
Fund's assets among available Underlying Fund Managers that the Sub-Adviser determines have records of superior investment performance in pursuing market neutral investment strategies, consistent with the Fund's goal of long-term capital appreciation, while focusing on the risk characteristics of those strategies and the Fund's overall risk exposure. In doing so, the Sub-Adviser will seek to construct an investment portfolio for the Fund in which there is expected to be a low overall degree of correlation of the investment performance of Underlying Fund Managers across investment styles and little or no correlation between the overall performance of the Fund's portfolio and the general performance of equity, fixed-income and other markets. The Fund's structure and its investment approach are intended to provide investors several advantages over direct investments in private investment funds, including: the ability to invest in a professionally constructed and managed investment portfolio; access to a diverse group of Underlying Fund Managers that utilize varying investment styles and strategies; and reduced risk exposure that comes from investing with multiple Underlying Fund Managers that have exhibited low volatility of investment returns and low correlation to one another. The
Sub-Adviser expects generally to allocate the Fund's assets to approximately 10 to 20 Underlying Fund Managers.

The multi-manager approach followed by the Fund will involve allocation of the
Fund's assets to Underlying Fund Managers that employ various market neutral investment styles and strategies and will provide investors access to a variety of Underlying Fund Managers. The Fund will invest in various types of Underlying
Funds managed by Underlying Fund Managers, including non-U.S. private funds and private U.S. investment funds that are typically organized as limited partnerships, joint ventures, other investment companies and similar entities.
However, the Fund may on occasion retain one or more Underlying Fund Managers to manage and invest designated portions of the Fund's assets (either as separately managed accounts or by creating separate investment vehicles in which a
Underlying Fund Manager will serve as general partner of the vehicle and the
Fund will be the sole limited partner). Any arrangement in which the Fund retains a Underlying Fund Manager to manage an account or investment vehicle for the Fund is - as explained above under "A Brief Overview of the Fund: What Does the Fund Invest In?" - referred to as a "Segregated Account." The selection of a new Underlying Fund Manager to manage a Segregated Account is subject to the approval of the Trustees, including a majority of the persons comprising the
Trustees who are not "interested persons," as defined by the Investment Company
Act, of the Fund (the "Independent Trustees") and shareholders, unless the Fund seeks and obtains an order from the SEC exempting the Fund from certain provisions of the Investment Company Act. The Fund's participation in any
Segregated Account arrangement will be subject to the requirement that the
Underlying Fund Manager be registered as an investment adviser under the
Advisers Act, and the Fund's contractual arrangements with the Underlying Fund
Manager will be subject to the requirements of the Investment Company Act applicable to investment advisory contracts, including Section 15 of the
Investment Company Act.

Underlying Fund Managers will be selected on the basis of various criteria, generally including, among other things, an analysis of: the Underlying Fund
Manager's performance during various time periods and market cycles; the
Underlying Fund Manager's reputation, experience and training; its articulation of and adherence to its investment philosophy; the presence and deemed effectiveness of risk management discipline; on-site interviews of the management team; the quality and stability of the Underlying Fund Manager's organization, including internal and external professional staff; and whether key personnel of the Underlying Fund Manager have substantial personal investments in the Underlying Fund Manager's investment program. Although it is the general policy of the Fund to allocate assets among Underlying Fund Managers that use market neutral strategies, the Sub-Adviser may allocate a limited portion of the Fund's assets to Underlying Fund Managers that do not use market neutral strategies, but which use other strategies that have investment performance characteristics that have historically been negatively correlated to the equity and fixed-income markets, generally, in an attempt to generate a consistent return pattern with lower volatility. The Fund will not allocate more than 20% of its net assets to these Underlying Fund Managers.

Can a Underlying Fund Manager Be Replaced? The Sub-Adviser will regularly evaluate each Underlying Fund Manager to determine whether its investment program is consistent with the Fund's investment objective and whether its investment performance is satisfactory. Based on these evaluations, the
Sub-Adviser will allocate and reallocate the Fund's assets among Underlying Fund
Managers, may terminate existing Underlying Fund Managers and select additional
Underlying Fund Managers, subject to the condition that the selection of a new
Underlying Fund Manager for a Segregated Account (as explained above under "A
Brief Overview of the Fund: What does the Fund Invest In?") requires approval of the Board and shareholders, unless the Fund seeks and obtains an SEC order exempting it from certain provisions of the Investment Company Act (as explained above under "How are Underlying Fund Managers Selected?"). However, no assurance can be given that such an order will be issued.

Limits on Allocating Fund Assets to any One Underlying Fund Manager. Not more than 10% of the Fund's net assets will be allocated to any one Underlying Fund
Manager. In addition, the Fund will limit its investment position in any one
Underlying Fund to less than 5% of the Underlying Fund's outstanding voting securities, absent an SEC order (or assurances from the SEC staff) under which the Fund's contribution and withdrawal of capital from a Underlying Fund in which it holds 5% or more of the outstanding shares will not be subject to various Investment Company Act prohibitions on affiliated transactions. However, to permit the investment of more of its assets in certain Underlying Funds deemed attractive by the Sub-Adviser, and subject to the foregoing limitation that the Fund will not purchase 5% or more of the outstanding voting securities of any one Underlying Fund, the Fund may purchase non-voting securities of
Underlying Funds, subject to a limitation that the Fund will not purchase voting and non-voting shares in a Underlying Fund that in the aggregate represents 25%
or more of the Underlying Fund's outstanding equity.

Underlying Fund Managers' Investments. Underlying Fund Managers will generally invest primarily in marketable securities, although certain Underlying Fund
Managers may also invest in privately placed securities and other investments that are illiquid. Interests in Underlying Funds will not themselves be marketable and will only have limited liquidity. Underlying Fund Managers may invest and trade in a wide range of instruments and markets, including, but not limited to, domestic and foreign equities and equity-related instruments, currencies, financial futures, and fixed income and other debt-related instruments. Underlying Fund Managers are generally not limited as to the markets (either by location or type, such as large capitalization, small capitalization or non-U.S. markets) in which they may invest or the investment discipline that they may employ (such as value, growth or bottom-up or top-down analysis). In managing Underlying Funds, Underlying Fund Managers will not be subject to the Fund's investment policies and restrictions or the various limitations and prohibitions applicable to investment companies registered under the Investment Company Act, such as the Fund. As a result, Underlying Funds may involve additional risks, including those associated with the fact that
Underlying Funds are not generally subject to any requirements that they diversify their investments or limit their investments in the securities of issuers engaged in a single industry or group of industries. See "Main Risks of
Investing in the Fund - General Risks - Non-Diversified Status." However, the
Fund's investment policies and restrictions, and limitations and prohibitions on investments imposed by the Investment Company Act, will apply in the case of
Segregated Accounts.

                           OTHER INVESTMENT STRATEGIES

         Underlying Fund Managers can also use the investment techniques and strategies described below. They might not always use all of the different types of techniques and investments described below. These techniques have risks, although some are designed to help reduce overall investment or market risks.

Borrowing; Use of Leverage. The Fund is authorized to borrow money for investment purposes, to meet repurchase requests and for cash management purposes. The Fund may obtain a line of credit from a financial institution.
Typically, that type of line of credit will bear interest at a floating rate.
Underlying Funds generally are also permitted to borrow money for similar purposes. The use of borrowings for investment purposes is known as "leverage"
and involves a high degree of risk. The investment programs of certain
Underlying Fund Managers may make extensive use of leverage. See "Main Risks of
Investing in the Fund - Special Investment Instruments and Techniques
--Leverage; Interest Rates; Margin."

         The Fund is subject to the Investment Company Act requirement that an investment company satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness (the "Asset Coverage Requirement"). This means that the value of the Fund's total indebtedness may not exceed one-third the value of its total assets (including such indebtedness). These limits do not apply to the Underlying Funds and, therefore, the Fund's portfolio may be exposed to the risk of highly leveraged investment programs of certain
Underlying Funds. The Asset Coverage Requirement will apply to borrowings by
Segregated Accounts, as well as to other transactions by Segregated Accounts that can be deemed to result in the creation of a "senior security." Generally, in conjunction with investment positions for Segregated Accounts that are deemed to constitute senior securities, the Fund must: (i) observe the Asset Coverage
Requirement; (ii) maintain daily a segregated account in cash or liquid securities at such a level that the amount segregated plus any amounts pledged to a broker as collateral will equal the current value of the position; or (iii)
otherwise cover the investment position with offsetting portfolio securities.
Segregation of assets or covering investment positions with offsetting portfolio securities may limit a Segregated Account's ability to otherwise invest those assets or dispose of those securities.

         The Fund may borrow money in amounts up to one-third of its total assets (including the amount borrowed) for investment purposes, to meet repurchase requests and for cash management purposes. The purchase of securities with borrowed funds creates leverage in the Fund.

         Effective November 28, 2005, the Fund entered into a Credit Agreement with The Bank of Nova Scotia which enables it to participate with certain other
Oppenheimer funds in a committed, unsecured credit facility that permits borrowings of up to $75,000,000, collectively. The borrowings of any single fund under the credit facility are further limited to 15% of its net assets. Interest is charged to the Fund, based on its borrowings, at a rate equal to either the
Federal Funds Rate plus 0.75% or LIBOR plus 0.75%, depending on the type of borrowing. The Fund also pays a commitment fee equal to its pro rata share of the average unutilized amount of the credit facility at a rate of 0.125% per annum.

         Short Selling. Underlying Funds and Segregated Accounts may sell securities short. To effect a short sale, the Underlying Fund or Segregated
Account will borrow the security from a brokerage firm, or other permissible financial intermediary, and make delivery to the buyer. The Underlying Fund or
Segregated Account then is obligated to replace the borrowed security by purchasing it at the market price at the time of replacement. The price at such time may be more or less than the price at which the security was sold short by the Underlying Fund or Segregated Account, which would result in a loss or gain, respectively. The use of short sales is a speculative practice and involves significant risks. A short sale creates the risk of an unlimited loss, as the price of the underlying security could theoretically increase without limit, thus increasing the cost of buying those securities to cover the short position.
See "Main Risks of Investing in the Fund Special Investment Instruments and
Techniques --Short Selling."

         Derivatives. Underlying Funds and Segregated Accounts may use financial instruments, known as derivatives, for purposes of hedging portfolio risk and for non-hedging purposes. Examples of derivatives include stock options, index options, futures and options on futures. Transactions in derivatives involve certain risks. See "Main Risks of Investing in the Fund --Special Investment
Instruments and Techniques - Derivatives."

         Short-Term and Defensive Investments. The Fund will invest its cash reserves in high quality short-term investments. These investments may include money market instruments and other short-term debt obligations, money market mutual funds, and repurchase agreements with banks and broker-dealers. During periods of adverse market or economic conditions, the Fund may temporarily invest all or a significant portion of its assets in these securities or hold cash. To the extent the Fund invests in these securities or holds cash, such investments are inconsistent with the Fund's investment objective and the Fund will not achieve its investment objective.

                             HOW THE FUND IS MANAGED

General. The Fund is registered under the Investment Company Act as a closed-end, non-diversified management investment company. The Fund was formed as a Massachusetts business trust under the laws of the Commonwealth of
Massachusetts on May 24, 2002 and commenced operations January 2, 2003.

The Board of Trustees. The Fund is governed by a Board of Trustees, which is responsible for protecting the shares of shareholders under federal and
Massachusetts law. The Trustees are elected by shareholders and meet periodically throughout the year to oversee the Fund's business, review its performance, and review the actions of the Adviser and Sub-Adviser. "Trustees and Officers of the Fund" in the SAI identifies the Trustees and officers of the
Fund (who are elected by the Trustees) and provides more information about them.

The Adviser. OppenheimerFunds, Inc. serves as the Fund's investment adviser, subject to the ultimate supervision of and subject to any policies established by the Board, pursuant to the terms of an investment advisory agreement with the
Fund (the "Advisory Agreement"). Under the Advisory Agreement, the Adviser is
responsible for developing, implementing and supervising the Fund's investment program. The Adviser is authorized, subject to the approval of the Trustees, to retain one or more of its affiliates to provide any or all of the investment advisory services required to be provided to the Fund or to assist the Adviser in providing these services.

         The Adviser has operated as an investment adviser since January 1960.
The Adviser and its subsidiaries and controlled affiliates managed more than
$______ billion of assets as of June 30, 2006. Clients of the Adviser include the Oppenheimer mutual funds with more than 6 million investor accounts. The
Adviser is located at Two World Financial Center, 225 Liberty Street, New York,
New York 10281-1008. The Adviser is wholly-owned by Oppenheimer Acquisition
Corp., a holding company ultimately controlled by Massachusetts Mutual Life
Insurance Company, a global, diversified insurance and financial services organization.

The Sub-Adviser. Tremont Partners, Inc. serves as the Fund's Sub-Adviser and provides day-to-day investment management services to the Fund, subject to the supervision of the Adviser and the Board. Since 1984, the Sub-Adviser and its
affiliates have provided alternative investment solutions to a diverse client base including financial institutions, mutual funds, other investment companies and high net worth individuals. These services include tracking and evaluating over 2,000 domestic and offshore investment funds. The Sub-Adviser and its affiliates were responsible for the allocation of over $_______ billion of client assets among alternative investment strategies, as of June 30, 2006. The
Sub-Adviser is located at 555 Theodore Fremd Avenue, Rye, New York 10580, and
since October 1, 2001 has been a majority-owned, subsidiary of Oppenheimer
Acquisition Corporation, which in turn is a wholly-owned subsidiary of
Massachusetts Mutual Life Insurance Company.

         The Sub-Adviser will have responsibility for selecting Underlying Fund
Managers and determining the portion of the Fund's assets to be allocated to each Underlying Fund Manager. It has the investment discretion to select
Underlying Funds and Underlying Fund Managers on behalf of the Fund, and will recommend to the Board whether or not the Fund should enter into a management agreement with a Underlying Fund Manager pursuant to which Fund assets would be managed in a Segregated Account. It will consider various criteria in selecting
Underlying Fund Managers, including among others: the historical investment performance of the Underlying Fund Manager; its reputation and experience; the effectiveness of its risk management systems; its adherence to its stated
investment philosophy; the quality and stability of the Underlying Fund
Manager's organization; and whether key personnel of the Underlying Fund Manager have substantial investments in the Underlying Fund Manager's investment program.

Advisory Fees. As compensation for services required to be provided by the
Adviser under the Advisory Agreement, the Fund will pay the Adviser a monthly fee (the "Advisory Fee") computed at the annual rate of 1.25% of the aggregate value of outstanding shares determined as of the last day of the month (before any repurchases of shares).

         The Adviser pays a monthly Sub-Advisory fee to the Sub-Adviser equal to
50% of the amount of the Advisory Fee earned by the Adviser pursuant to the
Advisory Agreement. In connection with providing selling and marketing support to the Adviser and the Fund, the Adviser pays a monthly fee to OFII out of its own resources in an amount equal to 50% of the amount of the advisory fee earned by the Adviser under the Advisory Agreement in connection with providing selling and marketing support to OFI and the Fund. These fees are paid by the Adviser and not the Fund.

 Portfolio  Manager.  The portfolio  manager of the Fund is Timothy J. Birney,  who is primarily  responsible  for selecting the Fund's investments  in Underlying  Funds and  allocating the Fund's assets among the  Underlying  Funds  selected.  Mr. Birney has been a Vice
President and portfolio  manager of the Sub-Adviser  since January 2005 and was Investment  Management  Associate for Tremont  Capital,
Inc.,  the parent  company of the  Sub-Adviser,  from November 2003 to January 2005.  From May 2002 through  November  2003, Mr. Birney served as Vice President at Asset Alliance  Corporation,  where his  responsibilities  included the  development  and  distribution  of structured  products and  quantitative  allocation and risk management  models.  From March 1998 through May 2002, Mr. Birney served as
Vice President and Research Portfolio Manager of Alternative Asset Management at Nikko Securities Co. International, Inc.

The SAI provides additional information about the portfolio manager's compensation, other accounts he manages and his ownership of Fund shares.

Investor Servicing Arrangements. The Adviser may pay, out of its own assets, to qualifying brokers, dealers and financial advisers that provide ongoing investor services and account maintenance services to shareholders that are their customers ("Investor Service Providers") an amount not to exceed 0.25% (on an annualized basis) of the aggregate value of outstanding shares held by such shareholders. These services include, but are not limited to, handling shareholder inquiries regarding the Fund (e.g., responding to questions concerning investments in the Fund, account balances, and reports and tax information provided by the Fund); assisting in the enhancement of relations and communications between shareholders and the Fund; assisting in the establishment and maintenance of shareholder accounts with the Fund; assisting in the maintenance of Fund records containing shareholder information; and providing such other information and shareholder liaison services as the Adviser may reasonably request.

Administrative Services. Under the terms of an administration agreement with the
Fund, the Adviser will provide certain administrative services to the Fund, including, among others: providing office space and other support services and personnel as necessary to provide such services to the Fund; supervising the entities retained by the Fund to provide accounting services, investor services and custody services; handling shareholder inquiries regarding the Fund, including but not limited to questions concerning their investments in the Fund;
preparing or assisting in the preparation of various reports, communications and regulatory filings of the Fund; assisting in the review of investor applications; monitoring the Fund's compliance with federal and state regulatory requirements (other than those relating to investment compliance); coordinating and organizing meetings of the Board and meetings of shareholders and preparing related materials; and maintaining and preserving certain books and records of the Fund. In consideration for these services, the Fund will pay the Adviser a monthly fee computed at the annual rate of 0.15% of the aggregate value of outstanding shares determined as of the last day of each calendar month (the
"Administration Fee"). Related to this, the Adviser (in its capacity as administrator) and the Sub-Adviser have entered into a sub-administration agreement, pursuant to which the Adviser may delegate some or all of the administrative responsibilities to the Sub-Adviser. The Adviser, in its capacity as administrator of the Fund, will pay the Sub-Adviser, in its capacity as sub-administrator, some or all of the Administration Fee.

Fund Expenses. The Fund will bear its own expenses including, but not limited to: the Advisory Fee; any taxes; investment-related expenses incurred by the
Fund (e.g., management fees charged by the Underlying Fund Managers and
Underlying Funds, costs associated with organizing and operating any Segregated
Accounts, placement fees, interest on indebtedness, fees for data and software providers, research expenses and professional fees (including, without limitation, expenses of consultants and experts) relating to investments); fees and expenses for accounting and custody services; the fees and expenses of Fund counsel, legal counsel to the Independent Trustees and the Fund's Independent
Registered Public Accounting Firm; costs associated with the registration of the
Fund, including the costs of compliance with federal and state laws; costs and expenses of holding meetings of the Board and meetings of shareholders, including costs associated with preparation and dissemination of proxy materials; the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board; and such other expenses as may be approved by the Board. The Fund will reimburse the Adviser for any of the above expenses that it pays on behalf of the Fund.

         Ongoing offering costs are capitalized and amortized to expense over twelve months on a straight line basis.

         The Fund's organizational expenses were borne voluntarily by the
Adviser. In addition, initial offering costs were borne voluntarily by the
Adviser upon commencement of the Fund's operations. Proxy Voting. In certain circumstances, the Sub-Adviser may exercise proxy-voting authority with respect to the Fund's investment in Underlying Funds. In most cases, however, since underlying funds are designed to provide little in the way of decision-making authority to investors, the underlying voting rights granted to the Fund by the
Underlying Funds are generally very limited. To the extent any such vote is required and authorized to be taken by the Sub-Adviser, the Sub-Adviser shall, in all cases, vote in a manner that is in the best interests of the Fund. To the extent any Sub-Adviser personnel responsible for exercising such right on behalf of the Fund perceives a conflict of interest between the best interests of the
Fund and those of the Sub-Adviser, such personnel shall refer such matter to a member of the Sub-Adviser's senior management who will disclose the conflict to the Fund and obtain the Fund's consent before voting the Fund's proxy.

Capitalization of the Fund as of May 31, 2006

------------------------------------------------ -------------------- --------------------- --------------------------

Title of Class                                       Authorized           Outstanding            Amount Held by
                                                                                              Registrant or for its
                                                                                                     Account

------------------------------------------------ -------------------- --------------------- --------------------------
------------------------------------------------ -------------------- --------------------- --------------------------

Shares of Beneficial Interest $0.001 par value         562,593               75,228                     0

------------------------------------------------ -------------------- --------------------- --------------------------

Pending Litigation. A consolidated amended complaint was filed as a putative class action against the Manager and the Transfer Agent (and other defendants)
in the U.S. District Court for the Southern District of New York on January 10,
2005 and was amended on March 4, 2005. The complaint alleged, among other things, that the Manager charged excessive fees for distribution and other costs, and that by permitting and/or participating in those actions, the
Directors/Trustees and the Officers of the funds breached their fiduciary duties to fund shareholders under the Investment Company Act of 1940 and at common law.
The plaintiffs sought unspecified damages, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

         In response to the defendants' motions to dismiss the suit, seven of the eight counts in the complaint, including the claims against certain of the
Oppenheimer funds, as nominal defendants, and against certain present and former
Directors, Trustees and officers of the funds, and the Distributor, as defendants, were dismissed with prejudice, by court order dated March 10, 2006, and the remaining count against the Manager and the Transfer Agent was dismissed with prejudice by court order dated April 5, 2006. The plaintiffs filed an appeal of those dismissals on May 11, 2006.

         The Manager believes that it is premature to render any opinion as to the likelihood of an outcome unfavorable to it, the funds, the
Directors/Trustees or the Officers on the appeal of the decisions of the district court, and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss. However, the Manager believes that the allegations contained in the complaint are without merit and that there are substantial grounds to sustain the district court's rulings.

..

A b o u t   Y o u r   A c c o u n t

                                HOW TO BUY SHARES

INVESTOR QUALIFICATIONS.

                       Shares will be sold only to "Qualified Investors" that
are exempt from federal income tax.

         Currently, "Qualified Investors" include: (i) companies (other than investment companies) that represent that they have a net worth of more than
$1,500,000; and (ii) persons who have at least $750,000 under the Adviser's or its affiliates' management, including any amount invested in the Fund. In addition, shares are offered only to investors that are U.S. persons for federal income tax purposes, as defined below, and that represent they are exempt from federal income tax. You must complete and sign an investor certification that you meet these requirements before you may invest in the Fund. The form of this investor certification is contained in Appendix A of this prospectus. The Fund will not be obligated to sell to brokers or dealers any shares that have not been placed with Qualified Investors that meet all applicable requirements to invest in the Fund.

         A person is considered a U.S. person for federal income tax purposes if the person is: (i) a citizen or resident of the United States; (ii) a corporation, partnership (including an entity treated as a corporation or partnership for federal income tax purposes) or other entity (other than an estate or trust) created or organized under the laws of the United States, any state therein or the District of Columbia; (iii) an estate (other than a foreign estate defined in Section 7701(a)(31)(A) of the Internal Revenue Code of 1986,
as amended (the "Code")); or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S.
persons have the authority to control all substantial decisions of such trust.

             Patriot Act Anti-Money Laundering Requirements. The USA Patriot Act
(the "Patriot Act"), requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.
The Patriot Act is intended to prevent the use of the U.S. financial system in furtherance of money laundering, terrorism or other illicit activities. When you open an account, the Fund may request information, including your name, your date of birth (for a natural person), your residential street address or principal place of business, your Social Security Number or Employer
Identification Number, or other government issued identification. Additional information may be required in certain circumstances or to open corporate accounts. The Fund or the Transfer Agent may use the information to verify the identity of investors or the status of financial advisers and may reject purchase orders or redeem any amounts in the Fund if they are unable to do so.
The Fund may also place limits on account transactions while it is in the process of attempting to verify your identity. It is the Fund's policy to cooperate fully with appropriate regulators in any investigations conducted with respect to potential money laundering, terrorism or other illicit activities.

DISTRIBUTION ARRANGEMENTS

General Terms. The Distributor acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions, pursuant to the terms of a
General Distributor's Agreement entered into with the Fund. Shares may be purchased through the Distributor or through brokers or dealers that have entered into selling agreements with the Distributor. The Fund is not obligated to sell to a broker or dealer any shares that have not been placed with
Qualified Investors that meet all applicable requirements to invest in the Fund.
The Distributor maintains its principal office at 6803 South Tucson Way,
Centennial, Colorado 80112, and is an affiliate of the Adviser and the
Sub-Adviser.

         Shares will be offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board.

         Neither the Distributor nor any other broker or dealer is obligated to buy from the Fund any of the shares. The Distributor does not intend to make a market in the shares. The Fund has agreed to indemnify the Distributor and its affiliates and certain other persons against certain liabilities under the
Securities Act.

Purchase Terms. Shares are being offered only to Qualified Investors that meet all requirements to invest in the Fund. The minimum initial investment in the
Fund by an investor is $500,000. Subsequent investments must be at least
$100,000. These minimums may be modified by the Fund from time to time.

         All investor funds for the sale of shares pending acceptance by the
Fund will be deposited in an escrow account maintained by Citibank, N.A., as the escrow agent, for the benefit of the investors. Funds held in the escrow account may be invested in high quality, short-term investments, and any interest earned on the funds will be paid to investors on the date shares are issued. The full amount of an investment is payable in federal funds, which must be received by the Distributor not later than fourteen calendar days prior to the beginning of a month if payment is made by check or four business days prior to the beginning of a month if payment is sent by wire.

         Before an investor may invest in the Fund, the Distributor or the investor's sales representative will require a certification from the investor that it is a Qualified Investor and meets other requirements for investment, and that the investor will not transfer its shares except in the limited circumstances permitted under the Funds' Declaration of Trust. The form of investor certification that each investor will be asked to sign is contained in
Appendix A of this prospectus. An investor's certification must be received by the Distributor, along with its payment as described above, otherwise an investor's order will not be accepted.

Calculation of Net Asset Value. The Fund sells its shares at their offering price, which is equal to the "net asset value" per share. The net asset value of the Fund will be computed as of the close of business on the following days: (i)
the last day of each fiscal year (March 31), (ii) the last day of each taxable year (December 31), (iii) the day preceding the date as of which any shares of the Fund are purchased, (iv) any day as of which the Fund repurchases any shares or (v) any day the Fund makes a distribution to shareholders in shares pursuant to the Fund's Reinvestment Program. The Fund's net asset value is the value of the Fund's assets less its liabilities.

         In computing net asset value pursuant to "Pricing Polices and
Procedures" adopted by the Fund's Trustees, the Fund will value shares in
Underlying Funds at their fair value, which the Trustees have determined will ordinarily be the values of those shares as determined by the Underlying Fund
Managers of the Underlying Funds in accordance with policies established by the
Underlying Funds. Other securities and assets of the Fund (including securities and other investments held by Segregated Accounts) will be valued at market value, if market quotations are readily available. Securities and assets of the
Fund for which market quotations are not readily available will be valued at fair value as determined in good faith by the Trustees or in accordance with the
"Pricing Policies and Procedures" adopted by the Trustees. Expenses of the Fund and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing net asset value.

         The Fund's "Pricing Policies and Procedures" are designed to provide the Trustees with monthly information from the Underlying Funds on which the
Fund may reliably determine the value of its investments in the Underlying Funds and determine its net asset value each month. The Fund typically receives information from the Underlying Funds, as of month-end, within fifteen (15)
business days after month-end.

         As a general matter, the fair value of the Fund's interest in a
Underlying Fund will represent the amount that the Fund could reasonably expect to receive from a Underlying Fund if the Fund's interest were redeemed at the time of valuation, based on the information reasonably available at the time the valuation is made and that the Fund believes to be reliable. In the unlikely event that a Underlying Fund does not report its value at the end of the month to the Fund on a timely basis, the Fund will determine the fair value of such
Underlying Fund based on the most recent value reported by the Underlying Fund, as well as other relevant information available to the Fund at the time it determines its net asset value. Using the nomenclature of the underlying fund industry, any values reported as "estimated" or "final" values will reasonably reflect market values of securities for which market quotations are available or fair value as of the Fund's valuation date.

         Prior to investing in any Underlying Fund, the Sub-Adviser will conduct a due diligence review of the valuation methodology used by the Underlying Fund, which as a general matter will utilize market values when available, and otherwise utilize fair value principles that the Sub-Adviser reasonably believes to be consistent with those used by the Fund for valuing its own investments.

         The Sub-Adviser monitors all Underlying Funds and compares the individual monthly results of each Underlying Fund with that of other private underlying fund managers that use the same type of investment strategy. In the unusual circumstance where a Underlying Fund's performance is not in line with its peer group, the Sub-Adviser will contact the Underlying Fund's Sub-Adviser and attempt to find a logical and reasonable explanation for the disparity in returns. Any outlying results, either positive or negative, are followed up with the Underlying Fund's Sub-Adviser to determine the cause and to see if further review of the situation is required. If, based on relevant information available to the Sub-Adviser at the time the Fund values its portfolio, the Sub-Adviser concludes that the value provided by the Underlying Fund does not represent the fair value of the Fund's interests in the Underlying Fund, the Sub-Adviser will take steps to recommend a fair value for the Fund's interests in the Underlying
Fund to the Fund's Board for its consideration.

         Prospective investors should be aware that there can be no assurance that the fair values of interests in Underlying Funds as determined under the procedures described above will in all cases be accurate to the extent that the
Fund, the Board and the Sub-Adviser do not generally have access to all necessary financial and other information relating to the Underlying Funds to determine independently the net asset values of those funds. The Board's results in accurately fair valuing securities whose market value is not readily ascertainable are subject to inaccuracies and its valuation of portfolio positions could have an adverse effect on the Fund's net assets if its judgments regarding appropriate valuations should prove incorrect.

                       REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

         No shareholder will have the right to require the Fund to redeem shares. There is no public market for shares, and none is expected to develop.
With very limited exceptions, shares are not transferable and liquidity will be provided only through limited repurchase offers that will be made from time to time by the Fund. Any transfer of shares in violation of the Fund's Declaration of Trust will not be permitted and will be void. Consequently, shareholders may not be able to liquidate their investment other than as a result of repurchases of shares by the Fund, as described below. For information on the Fund's policies regarding transfers of shares, see "Repurchases and Transfers of
Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

         The Fund from time to time will offer to repurchase outstanding shares pursuant to written tenders by shareholders. Repurchase offers will be made at such times and on such terms as may be determined by the Board in its sole discretion, subject to certain regulatory requirements imposed by the rules of the SEC and generally will be offered to repurchase at a specified dollar amount of outstanding shares. The Fund's shares will not be listed for trading on a securities exchange. A redemption fee equal to 1.00% of the value of shares repurchased by the Fund will apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year following the date of the shareholder's initial investment in the Fund. If applicable, the redemption fee will be deducted before payment of the proceeds of a repurchase.

         Board Considerations. In determining whether the Fund should repurchase shares pursuant to written tenders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will recommend to the Board that the
Fund offer to repurchase shares as of the last business day of March, June,
September and December of each year. The Fund anticipates that the Board will limit each repurchase to no more than 25% of the Fund's total assets, although the limit for any one repurchase may be lower.

         The Board will also consider the following factors, among others, in making its determination:

o        whether any shareholders have requested to tender shares to the Fund;

o        the liquidity of the Fund's assets;

o        the investment plans and working capital requirements of the Fund;

o        the relative economies of scale with respect to the size of the Fund;

o        the history of the Fund in repurchasing shares or portions thereof;

o        the economic condition of the securities markets; and

o        the anticipated tax consequences to the Fund of any proposed repurchases of shares or portions thereof.

         The Board will determine that the Fund repurchase shares from shareholders pursuant to written tenders only on terms the Board determines to be fair to the Fund and shareholders, and subject to certain regulatory requirements imposed by SEC rules. When the Board determine that the Fund will make a repurchase offer, notice of that offer will be provided to each shareholder describing the terms of the offer, and containing information that shareholders should consider in deciding whether to tender shares for repurchase. Shareholders who are deciding whether to tender shares during the period that a repurchase offer is open may ascertain the estimated net asset value of their shares from the Adviser during the period the offer remains open.

         Cash Payment vs. In-Kind Securities Distribution. When shares are repurchased by the Fund, shareholders will generally receive cash distributions equal to the value of the shares repurchased, less the Early Repurchase Fee, if applicable. However, in the sole discretion of the Fund, the proceeds of repurchases of shares may be paid pro rata by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind. The Fund does not expect to distribute securities in-kind except in unusual circumstances, such as in the unlikely event that the Fund does not have sufficient cash to pay for shares that are repurchased or if making a cash payment would result in a material adverse effect on the Fund or on shareholders not tendering shares for repurchase. See "Risk Factors--General Risks." Repurchases will be effective after receipt and acceptance by the Fund of all eligible written tenders of
Shares.

         Gain or Loss on Sale of Shares. A shareholder that tenders shares and who is subject to federal, state or local income tax will generally have a taxable event when the shares are repurchased. Gain, if any, will be recognized by a tendering shareholder only as and after the total proceeds received by the shareholder exceed the shareholder's adjusted tax basis in the shares. A loss, if any, will be recognized only after the shareholder has received full payment under the promissory note that will be given to the shareholder prior to the
Fund's payment of the repurchase amount.

REPURCHASE PROCEDURES

         Due to liquidity restraints associated with the Fund's investments in
Underlying Funds and the fact that the Fund may have to effect withdrawals from those funds to pay for shares being repurchased, it is presently expected that, under the procedures applicable to the repurchase of shares, shares will be valued for purposes of determining their repurchase price as of a date approximately one month after the date by which shareholders must submit a repurchase request (the "Valuation Date") and that the Fund will generally pay the value of the shares repurchased (or as discussed below, an initial payment of 95% of the estimated value if all shares owned by a shareholder are repurchased) approximately one month after the Valuation Date. This amount will be subject to adjustment upon completion of the annual audit of the Fund's financial statements for the fiscal year in which the repurchase is effected
(which it is expected will be completed within 60 days after the end of each fiscal year). If all shares owned by a shareholder are repurchased, the shareholder will receive an initial payment equal to 95% of the estimated value of the shares and the balance due based on the net asset value will be determined and paid promptly after completion of the Fund's audit and will be subject to audit adjustment. Any such distributions will be made on the same basis to all shareholders in connection with any particular repurchase offer.

         Under these procedures, shareholders will have to decide whether to tender their shares for repurchase without the benefit of having current information regarding the value of shares as of a date proximate to the
Valuation Date. The shareholder may inquire of the Fund, at the toll-free phone number indicated on the back cover of the prospectus and the front cover of the
SAI, as to the share value last determined. In addition, there will be a substantial period of time between the date as of which shareholders must tender shares and the date they can expect to receive payment for their shares from the
Fund. However, promptly after the expiration of a repurchase offer, shareholders whose shares are accepted for repurchase will be given non-interest bearing, non-transferable promissory notes by the Fund representing the Fund's obligation to pay for repurchased shares. Payments for repurchased shares may be delayed under circumstances where the Fund has determined to redeem its shares in
Underlying Funds to make such payments, but has experienced delays in receiving payments from the Underlying Funds.

         A shareholder who tenders for repurchase only a portion of his shares will be required to maintain a minimum account balance of $500,000. If a shareholder tenders a portion of his shares and the repurchase of that portion would cause the shareholder's account balance to fall below this required minimum, the Fund reserves the right to reduce the portion of the shares to be purchased from the shareholder so that the required minimum balance is maintained.

         Repurchases of shares by the Fund are subject to certain regulatory requirements imposed by SEC rules.

Special Considerations and Risks of Repurchases. In addition to the limitations and risks discussed elsewhere in this prospectus, there are a number of other factors affecting share repurchases that investors should consider, as summarized below:

o                 Early Repurchase Fee. You may be subject to an Early
                  Repurchase Fee, on shares that are repurchased if the date as of which the shares are to be valued for purposes of
                  repurchase is less than one year following the date of the shareholder's initial investment in the Fund.

o                 Decrease in Fund Assets. Although the Board believes that the
                  Fund's policy of making repurchase offers will generally
                  benefit shareholders by providing liquidity, the repurchase of shares could cause the Fund's total assets to decrease unless offset by new sales of shares. The Fund's expense ratio might therefore increase as a result of repurchases. Repurchase
                  offers might also decrease the Fund's investment flexibility, in part because of the Fund's need to hold liquid assets to satisfy repurchase requests. The impact may depend on the
                  number of shares that the Fund repurchases and the ability of the Fund to sell additional shares.

o                 Asset Coverage for Borrowings. Repurchases of shares may
                  significantly reduce the asset coverage for any Fund
                  borrowings. The Fund may not repurchase shares if the
                  repurchase results in its asset coverage levels falling below the requirements of the Investment Company Act. As a result, in order to be able to repurchase shares tendered, the Fund may be forced to repay all or a part of its outstanding
                  borrowings to maintain the required asset coverage.

o                 Forced Sale of Portfolio Securities. To complete a repurchase offer, the Fund might be required to sell portfolio securities to raise cash. This might cause the Fund to realize gains or losses at a time when the Adviser would otherwise not want the
                  Fund to do so. It might increase portfolio turnover and the
                  Fund's portfolio transaction expenses, reducing the Fund's net income to distribute to shareholders.

o                 Dividends, Capital Gains and Taxes. Certain shareholders may incur state tax liability upon the Fund's repurchase of their shares. See "Dividends, Capital Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

         The Declaration of Trust provides that the Fund may redeem shares under certain circumstances, including if: ownership of the shares will cause the Fund to be in violation of certain laws; continued ownership of the shares may adversely affect the Fund; any of the representations and warranties made by a shareholder in connection with the acquisition of the shares was not true when made or has ceased to be true; or it would be in the best interests of the Fund to repurchase the shares.

                       DIVIDENDS, CAPITAL GAINS AND TAXES

This information is only a summary of certain federal income tax information about your investment. You should consult with your tax advisor about the effect of an investment in the Fund on your particular tax situation.

         Dividends. The amount of any dividends the Fund pays may vary over time, depending on market conditions, the composition of the Fund's investment portfolio, the expenses borne by the Fund's shares, and any distributions made to the Fund by the underlying Underlying Funds or Segregated Accounts. The Fund cannot guarantee that it will pay any dividends or other distributions.

         Capital Gains Distributions. An Underlying Fund may realize capital gains on the sale of portfolio securities. If it does, the Fund may make distributions out of any net short-term or long-term capital gains, normally in
December of each year. The Fund may make supplemental distributions of dividends and capital gains following the end of its fiscal year. There can be no assurance that the Fund will pay any capital gains distributions in a particular year.

         Choice for Receiving Distributions. When you open your account, specify on your application how you want to receive your dividends and distributions.
There are two options available:

o        Reinvest  All  Distributions  in the Fund.  You can elect to  reinvest  all  dividends  and  capital  gains  distributions  in additional shares of the Fund.

o        Receive All Distributions in Cash. You can elect to receive a check for all dividends and capital gains distributions.

         The Fund has a program for the automatic reinvestment of distributions in the Fund. Under the program, when a shareholder's distribution is reinvested, additional Fund shares will be issued to that shareholder in an amount equal in value to the distribution. For purposes of determining the number of shares that will be distributed under the Fund's reinvestment program, the dollar value of the distribution payable to each Shareholder is divided by the net asset value determined as of the date of the distribution. Unless you provide specific instructions as to the method of payment, dividends and distributions will be automatically reinvested in additional full and fractional shares of the Fund.

         Dividends and distributions are taxable to shareholders, as discussed below, whether they are reinvested in shares of the Fund or received in cash.
Unless you inform the Fund otherwise, you will be enrolled automatically in the
Fund's reinvestment program. You may, at any time, elect to have dividends or distributions paid in cash, rather than reinvested in additional Fund shares
(provided that a minimum account balance of $500,000, as of the date that the
Fund values shares for repurchase, is maintained). If you wish to opt out of the program and to receive your dividends and distributions in cash or if you have additional questions about the reinvestment program, please contact Tremont
Partners, Inc at 1.866.634.6220 to complete the necessary instructions.

         Taxes. The Fund intends to qualify as a regulated investment company under the Internal Revenue Code. That means that in each year it qualifies, it will pay no federal income tax on the earnings or capital gains it distributes to its shareholders. This avoids a "double tax" on that income and capital gains, since shareholders normally will be taxed on the dividends and capital gains they receive from the Fund (unless their Fund shares are held in a retirement account or the shareholder is otherwise exempt from tax). Tax-exempt
U.S. investors will not incur unrelated business taxable income with respect to an unleveraged investment in Fund shares. The Sub-Adviser has contracted with a non-affiliated third party vendor to perform certain compliance testing exercises, including income testing and issuer diversification, relating to the
Fund that are required of the Fund to qualify as a regulated investment company under the Internal Revenue Code. This compliance testing will be based on criteria provided by the Sub-Adviser. The Sub-Adviser shall be responsible for reviewing, analyzing and interpreting the format and content of the compliance reports, and shall be responsible for assessing whether the Fund is in compliance with applicable requirements under the Internal Revenue Code.

         You should be aware of the following tax implications of investing in the Fund:

o                 Whether tax-exempt investors receive them in cash or reinvest them, dividends and capital gains distributions may be subject to state and local taxes.
o                 Dividends paid from net investment income and short-term
                  capital gains are taxable as ordinary income. Distributions of the Fund's long-term capital gains are taxable as long-term capital gains. It does not matter how long you have held your shares.
o                 Every calendar year the Fund will send you and the IRS a
                  statement showing the amount of any taxable dividends and
                  other distributions the Fund paid to you in the previous
                  calendar year. The tax information the Fund sends you will separately identify any long-term capital gains distribution the Fund paid to you.
o                 Because the Fund's share prices fluctuate, you may have a
                  capital gain or loss when your shares are repurchased or you exchange them. A capital gain or loss is the difference
                  between the price you paid for the shares and the price you received when they were accepted for repurchase or exchange.
                  Generally, when shares of the Fund you have tendered are
                  repurchased, you must recognize any capital gain or loss on those shares.
o                 If you buy shares on the date or just before the date the Fund declares a capital gains distribution, a portion of the
                  purchase price for the shares will be returned to you as a taxable distribution.
o                 An investor should also be aware that the benefits of the
                  reduced tax rate applicable to long-term capital gains and qualified dividend income may be impacted by the application of the alternative minimum tax to individual shareholders.
o You should review the more detailed discussion of federal income tax considerations in the SAI.

             Returns of Capital Can Occur. In certain cases, distributions made by the Fund may be considered a non-taxable return of capital to shareholders.
The Fund will identify returns of capital in shareholder notices.

                      ADDITIONAL INFORMATION ABOUT THE FUND

The Fund's Voting Shares. Each share of the Fund represents an interest in the
Fund proportionately equal to the shares of each other share. Each share has one vote at shareholder meetings, with fractional shares voting proportionally, on matters submitted to the vote of shareholders. There are no cumulative voting rights. The Fund's shares do not have pre-emptive or conversion or redemption provisions. In the event of a liquidation of the Fund, shareholders are entitled to share pro rata in the net assets of the Fund available for distribution to shareholders after all expenses and debts have been paid.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

         All persons extending credit to, doing business with, contracting with or having or asserting any claim against the Fund or the Trustees shall look only to the assets of the Fund for payment under any such credit, transaction, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable,
Notice of such disclaimer and agreement thereto shall be given in each agreement, obligation or instrument entered into or executed by the Fund or the
Trustees.

         Under the Declaration of Trust, there is expressly disclaimed shareholder and Trustee liability for the acts and obligations of the Fund.
Nothing in the Declaration of Trust shall, however, protect a Trustee or officer against any liability to which such Trustee or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of
Trustee or of such officer hereunder.

         Massachusetts law permits a shareholder of a business trust (such as the Fund) to be held personally liability as a "partner" under certain circumstances. However, the risk that a Fund shareholder will incur financial loss from being held liable as a "partner" of the Fund is limited to the relatively remote circumstances in which the Fund would be unable to meet its obligations.

                   OF THE STATEMENT OF ADDITIONAL INFORMATION

                               DATED JULY 29, 2006

This is the Table of Contents of the Fund's Statement of Additional Information
dated July 29, 2006. It should be read together with the Prospectus. You can obtain the Statement of Additional Information by writing to the Fund's Transfer
Agent, OppenheimerFunds Services, at P.O. Box 5270, Denver, Colorado 80217, or
by calling the Transfer Agent at the toll-free number shown on the back cover.

Contents
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INVESTMENT POLICIES AND PRACTICES

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES

BOARD OF TRUSTEES

INVESTMENT ADVISORY SERVICES

CONFLICTS OF INTEREST

TAX ASPECTS

ERISA CONSIDERATIONS

BROKERAGE

VALUATION OF ASSETS

NDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

CUSTODIAN

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

SUMMARY OF DECLARATION OF TRUST

FUND ADVERTISING AND SALES MATERIAL

FINANCIAL STATEMENTS

APPENDIX A: INDUSTRY CLASSIFICATIONS

40

                                                                                                                             APPENDIX A

                             INVESTOR CERTIFICATION

       I hereby certify that I am: (A) an irrevocable trust that has a net worth* in excess in $1.5 million (the "Net Worth Requirement); (B) a revocable trust and each grantor of the trust meets the Net Worth Requirement; (C) an employee benefit plan (a "Plan") that meets the Net Worth Requirement; (D) a participant-directed Plan and the person making the investment meets the Net
Worth Requirement; (E) a corporation, partnership, limited liability company or other entity that meets the Net Worth Requirement that is not (i) a registered investment company, (ii) an entity which is excluded from the definition of
Investment Company under Section 3(a) of the Investment Company Act of 1940 based on Section 3(c)(1) because it is a non-publicly offered entity whose securities are beneficially owned by not more than 100 persons, or (iii) a business development company; or (F) an entity referred to in clause E(i), (ii)
or (iii) above, not formed for the specific purpose of investing in the Fund and each equity owner meets the Net Worth Requirement. I am exempt from federal income tax.

         I understand that it may be a violation of state and federal law for me to provide this certification if I know that it is not true. I have read the prospectus of the Fund, including the investor qualification and investor suitability provisions contained therein. I understand that an investment in the
Fund involves a considerable amount of risk and that some or all of the investment may be lost. I understand that an investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the investment and should be viewed as a long-term investment.

         I am aware of the Fund's limited provisions for transferability and withdrawal and have carefully read and understand the "Repurchases of Shares"
provisions in the prospectus.

         I certify that I am a United States person within the meaning of the
Code and that my U.S. taxpayer identification number and address, as it appears in your records, is true and correct. I further certify under penalties of perjury that I am NOT subject to backup withholding because either (1) I am exempt from backup withholding, (2) I have not been notified by the Internal
Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (3) the IRS has notified me that
I am no longer subject to backup withholding.**

         If I am the fiduciary executing this Investor Certificate on behalf of a Plan (the "Fiduciary"), I represent and warrant that I have considered the following with respect to the Plan's investment in the Fund and have determined that, in review of such considerations, the investment is consistent with the
Fiduciary's responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"): (i) the fiduciary investment standards under
ERISA in the context of the Plan's particular circumstances; (ii) the permissibility of an investment in the Fund under the documents governing the
Plan and the Fiduciary; and (iii) the risks associated with an investment in the
Fund and the fact that I will be unable to redeem the investment. However, the
Fund may repurchase the investment at certain times and under certain conditions set forth in the prospectus.

         By signing below, I understand that the Fund and its affiliates are relying on the certification and agreements made herein in determining my qualification and suitability as an investor in the Fund. I understand that an investment in the Fund is not appropriate for, and may not be acquired by, any person who cannot make this certification, and agree to indemnify
OppenheimerFunds, Inc. and its affiliates and hold harmless from any liability that you may incur as a result of this certification being untrue in any respect.

By:  ____________________     Print Name (and Title, if applicable): ______________________

By:  ____________________     Print Name (and Title, if applicable): ______________________

 * As used herein, "net worth" means the excess of total assets at fair market value over total liabilities. ** The Investor must cross out item (2) if it has been notified by the IRS that it is currently subject to backup withholding because it has failed to report all interest and dividends on its tax return.

NOTE:  If the shareholders of a joint account are not spouses, both shareholders must sign this certification.

OFI Tremont Market Neutral Underlying Fund

6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Sub-Adviser
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

INFORMATION AND SERVICES

For More Information on OFI Tremont Market Neutral Underlying Fund

The following additional information about the Fund is available without charge upon request:

Statement of Additional Information. This document includes additional information about the Fund's investment policies, risks, and operations. It is incorporated by reference into this Prospectus (which means it is legally part of this Prospectus).

Annual and Semi-Annual Reports. Additional information about the Fund's investments and performance is available in the Fund's Annual Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

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By Telephone:

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Call OppenheimerFunds Services toll-free: 1.866.634.6220
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By Mail:

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Write to:

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OppenheimerFunds Services
P.O. Box 5270
Denver, Colorado 80217-5270
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On the Internet:

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You can request these documents by e-mail or through the OppenheimerFunds website. You may also read or download certain documents on the OppenheimerFunds website at:

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www.oppenheimerfunds.com

Information about the Fund including the Statement of Additional Information can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C.
Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1.202.942.8090. Reports and other information about the Fund are available on the EDGAR database on the SEC's Internet web site at
http://www.sec.gov. Copies may be obtained after payment of a duplicating fee by electronic request at the SEC's e-mail address: publicinfo@sec.gov or by writing to the SEC's Public Reference Section, Washington, D.C. 20549-0102.

No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this
Prospectus. This Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

                                                              The Fund's shares are distributed by:
                                                              OppenheimerFunds Distributor, Inc.

The Fund's SEC File No. is 811- 21109
PR0481.001.0706  Printed on recycled paper.

The information in this Statement of Additional Information is not complete and may be changed. We may not use this Statement of Additional Information to sell securities until the registration statement containing this Statement of
Additional Information, which has been filed with the Securities and Exchange
Commission, is effective. This Statement of Additional Information is not an
offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
        Preliminary Statement of Additional Information dated June 16, 2006

                      OFI Tremont Market Neutral Hedge Fund

                                 July 29, 2006,

                       STATEMENT OF ADDITIONAL INFORMATION

                           Two World Financial Center
                         225 Liberty Street, 11th Floor
                          New York, New York 10281-1008
                                 (212) 323-0200
                            toll-free (866) 634-6220

         This Statement of Additional Information ("SAI") is not a prospectus.
This SAI relates to and should be read in conjunction with the prospectus of OFI
Tremont Market Neutral Hedge Fund (the "Fund"), dated July 29, 2006. A copy of the prospectus may be obtained by contacting the Fund at the telephone numbers or address set forth above.

         This SAI is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                                                                                      PAGE

INVESTMENT POLICIES AND PRACTICES.........................................................3

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES....... ___

BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES...................................... ___

INVESTMENT ADVISORY SERVICES................................................................__

CONFLICTS OF INTEREST..............................................................................___

TAX ASPECTS..............................................................................................___

ERISA CONSIDERATIONS..............................................................................___

BROKERAGE................................................................................................___

DISTRIBUTION ARRANGEMENTS.................................................................. ___

PAYMENTS TO FUND INTERMEDIARIES......................................................... ___

VALUATION OF ASSETS................................................................................___

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL...__

CUSTODIAN................................................................................................___

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES..........................___

SUMMARY OF DECLARATION OF TRUST.........................................................__

FUND ADVERTISING AND SALES MATERIAL...................................................___

FINANCIAL STATEMENTS..............................................................................___

APPENDIX A:  INDUSTRY CLASSIFICATIONS.................................................. A-1

19

                        INVESTMENT POLICIES AND PRACTICES
         The investment objective and principal investment strategies of the
Fund, as well as the principal risks associated with the Fund's investment strategies, are set forth in the prospectus. Certain additional investment information is set forth below.

FUNDAMENTAL POLICIES

         The Fund's stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the
Fund ("shares"), are listed below. As defined by the Investment Company Act of
1940, as amended (the "Investment Company Act"), the vote of a "majority of the outstanding voting securities of the Fund" means the vote, at an annual or special meeting of security holders duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less. The Fund may not:

o                          Issue senior securities, except to the extent
                           permitted under the Investment Company Act, the rules
                           or regulations thereunder or any exemption therefrom,
                           as such statute, rules or regulations may be amended
                           or interpreted from time to time.

o                          Borrow money, except to the extent permitted by
                           Section 18 of the Investment Company Act or as
                           otherwise permitted by the SEC.

o                          Underwrite securities of other issuers, except
                           insofar as the Fund may be deemed an underwriter
                           under the Securities Act of 1933, as amended, in
                           connection with the disposition of its portfolio
                           securities.

o                          Make loans, except through purchasing fixed-income
                           securities, lending portfolio securities, or entering
                           into repurchase agreements except as permitted under
                           the Investment Company Act.

                      Invest in real estate, physical commodities or commodity
                           contracts, except to the extent permitted under the
                           Investment Company Act, the rules or regulations
                           thereunder or any exemption therefrom, as such
                           statute, rules or regulations may be amended or
                           interpreted from time to time.

o        Invest 25% or more of the value of its total assets in the  securities  (other than U.S.  Government  securities)
                           of issuers  engaged  in any single  industry;  provided,  however,  that the Fund will invest  25% or more of the  value of its  total  assets in  private  investment  funds
                           ("Underlying  Funds")  that  pursue  market  neutral  investment   strategies  (except
                           temporarily during any period of adverse market conditions  affecting Underlying Funds that  pursue  such  strategies),  but will not  invest 25% or more of the value of its total assets in Underlying  Funds that, in the  aggregate,  have  investment  programs that focus on investing in any single industry.

         For purposes of the Fund's policy not to concentrate its investments as described above, the Fund has adopted the industry classifications set forth in
Appendix A to this Statement of Additional Information. This is not a fundamental policy.

         Currently, under the Investment Company Act, the maximum amount the
Fund may borrow is to the extent that the value of the Fund's assets, less its liabilities, other than borrowings, is equal to at least 300% of all borrowings
(including the proposed borrowing).

         The Fund cannot issue "senior securities," but this does not prohibit certain investment activities for which assets of the Fund are designated as segregated, or margin, collateral or escrow arrangements are established, to cover the related obligations. Examples of those activities include borrowing money, reverse repurchase agreements, delayed-delivery and when-issued arrangements for portfolio securities transactions, and contracts to buy or sell derivatives, hedging instruments, options or futures.

         With respect to these investment restrictions and other policies described in this SAI or the prospectus (except the Fund's policies on borrowings and senior securities set forth above), if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy. The Fund's investment policies and restrictions do not apply to the activities and transactions of the investment funds in which the Fund's assets are invested, but will apply to investments made by the Fund.

         The Fund's investment objective is fundamental and may not be changed without the vote of a majority (as defined by the Investment Company Act) of the
Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

         As discussed in the prospectus, the Fund will invest primarily in private investment funds ("Underlying Funds") that are managed by alternative asset managers ("Underlying Fund Managers") that employ market neutral investment strategies. The Fund may also on occasion retain an UnderlyingFund
Manager to manage a designated segment of the Fund's assets (a "Segregated
Account") in accordance with the Underlying Fund Manager's investment program.
Additional information regarding the types of securities and financial instruments in which Underlying Fund Managers may invest the assets of
Underlying Funds and Segregated Accounts, and certain of the investment techniques that may be used by Underlying Fund Managers, is set forth below.

EQUITY SECURITIES

         The investment portfolios of Underlying Funds and Segregated Accounts will include long and short positions in common stocks, preferred stocks and convertible securities of U.S. and foreign issuers. The value of equity securities depends on business, economic and other factors affecting those issuers. Equity securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

         Underlying Fund Managers may generally invest Underlying Funds and
Segregated Accounts in equity securities without restriction. These investments may include securities issued by companies having relatively small market capitalization, including "micro cap" companies. The prices of the securities of smaller companies may be subject to more abrupt or erratic market movements than larger, more established companies, because these securities typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects. These securities are also subject to other risks that are less prominent in the case of the securities of larger companies.

  FIXED-INCOME SECURITIES

         Underlying Funds and Segregated Accounts may invest in fixed-income securities. An Underlying Fund Manager will invest in these securities when their yield and potential for capital appreciation are considered sufficiently attractive and also may invest in these securities for defensive purposes and to maintain liquidity. Fixed-income securities include bonds, notes and debentures issued by U.S. and foreign corporations and governments. These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations. Fixed-income securities are subject to the risk of the issuer's inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to the risk of price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness or financial condition of the issuer and general market liquidity (i.e., market risk). Certain portfolio securities, such as those with interest rates that fluctuate directly or indirectly based on multiples of a stated index, are designed to be highly sensitive to changes in interest rates and can subject the holders thereof to significant reductions of yield and possible loss of principal.

         Underlying Funds and Segregated Accounts may invest in both investment grade and non-investment grade debt securities (commonly referred to as "junk bonds"). Investment grade debt securities are securities that have received a rating from at least one nationally recognized statistical rating organization
(a "Rating Agency") in one of the four highest rating categories or, if not rated by any Rating Agency, have been determined by an UnderlyingFund Manager to be of comparable quality.

         An Underlying Fund's or Segregated Account's investments in non-investment grade debt securities, including convertible debt securities, are considered by the Rating Agencies to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal. Non-investment grade securities in the lowest rating categories may involve a substantial risk of default or may be in default. Adverse changes in economic conditions or developments regarding the individual issuer are more likely to cause price volatility and weaken the capacity of the issuers of non-investment grade securities to make principal and interest payments than is the case for higher grade securities. In addition, the market for lower grade securities may be thinner and less liquid than the market for higher grade securities.

NON-U.S. SECURITIES

         Underlying  Funds and Segregated  Accounts may invest in equity and fixed-income  securities of non-U.S.  issuers and in  depositary  receipts,  such as American  Depositary  Receipts  ("ADRs"),  that  represent  indirect  interests  in securities of non-U.S.  issuers.  Non-U.S.  securities in which Underlying Funds and Segregated Accounts may invest may be listed on non-U.S.  securities  exchanges  or traded in non-U.S.  over-the-counter  markets or may be purchased in private placements  and not be publicly  traded.  Investments in non-U.S.  securities  are affected by risk factors  generally not thought to be present in the U.S.  These factors are listed in the prospectus under "Risk Factors--Non-U.S. Investments."

         As a general matter, Underlying Funds and Segregated Accounts are not required to hedge against non-U.S. currency risks, including the risk of changing currency exchange rates, which could reduce the value of non-U.S.
currency denominated portfolio securities irrespective of the underlying investment. However, from time to time, an Underlying Fund or Segregated Account may enter into forward currency exchange contracts ("forward contracts") for hedging purposes and non-hedging purposes to pursue its investment objective.
Forward contracts are transactions involving the Underlying Fund's or Segregated
Account's obligation to purchase or sell a specific currency at a future date at a specified price. Forward contracts may be used by the Underlying Fund or
Segregated Account for hedging purposes to protect against uncertainty in the level of future non-U.S. currency exchange rates, such as when the Underlying
Fund or Segregated Account anticipates purchasing or selling a non-U.S.
security. This technique would allow the Underlying Fund or Segregated Account to "lock in" the U.S. dollar price of the security. Forward contracts also may be used to attempt to protect the value of the Underlying Fund's or Segregated
Account's existing holdings of non-U.S. securities. There may be, however, imperfect correlation between the Underlying Fund's or Segregated Account's
non-U.S. securities holdings and the forward contracts entered into with respect to such holdings. Forward contracts also may be used for non-hedging purposes to pursue the Fund's or an Underlying Fund's investment objective, such as when an
Underlying Fund Manager anticipates that particular non-U.S. currencies will appreciate or depreciate in value, even though securities denominated in such currencies are not then held in the Fund's or Underlying Fund's investment portfolio.

         ADRs involve substantially the same risks as investing directly in securities of non-U.S. issuers, as discussed above. ADRs are receipts typically issued by a U.S. bank or trust company that show evidence of underlying securities issued by a non-U.S. corporation. Issuers of unsponsored Depository
Receipts are not obligated to disclose material information in the United
States, and therefore, there may be less information available regarding such issuers.

MONEY MARKET INSTRUMENTS

         The Fund, Underlying Funds and Segregated Accounts may invest during periods of adverse market or economic conditions for defensive purposes some or all of their assets in high quality money market instruments and other short-term obligations, money market mutual funds or repurchase agreements with banks or broker-dealers or may hold cash or cash equivalents in such amounts as
Tremont Partners, Inc., the Fund's sub-adviser (the "Sub-Adviser"), or
Underlying Fund Managers deem appropriate under the circumstances. The Fund or
Underlying Funds also may invest in these instruments for liquidity purposes pending allocation of their respective offering proceeds and other circumstances. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. Government Securities, commercial paper, certificates of deposit and bankers' acceptances issued by domestic branches of
United States banks that are members of the Federal Deposit Insurance
Corporation, and repurchase agreements.

REPURCHASE AGREEMENTS

         Repurchase agreements are agreements under which the Fund, an
Underlying Fund or Segregated Account purchases securities from a bank that is a member of the Federal Reserve System, a foreign bank or a securities dealer that agrees to repurchase the securities from the Company at a higher price on a designated future date. If the seller under a repurchase agreement becomes insolvent or otherwise fails to repurchase the securities, the Fund, Underlying
Fund or Segregated Account would have the right to sell the securities. This right, however, may be restricted, or the value of the securities may decline before the securities can be liquidated. In the event of the commencement of bankruptcy or insolvency proceedings with respect to the seller of the securities before the repurchase of the securities under a repurchase agreement is accomplished, the Fund, Underlying Fund or Segregated Account might encounter a delay and incur costs, including a decline in the value of the securities, before being able to sell the securities. Repurchase agreements that are subject to foreign law may not enjoy protections comparable to those provided to certain repurchase agreements under U.S. bankruptcy law, and they therefore may involve greater risks. The Fund has adopted specific policies designed to minimize certain of the risks of loss from its use of repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

         Reverse repurchase agreements involve the sale of a security to a bank or securities dealer and the simultaneous agreement to repurchase the security for a fixed price, reflecting a market rate of interest, on a specific date.
These transactions involve a risk that the other party to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to an Underlying Fund or Segregated Account. Reverse repurchase agreements are a form of leverage which also may increase the volatility of an Underlying Fund's or Segregated Account's investment portfolio.

SPECIAL INVESTMENT TECHNIQUES

         Underlying Funds and Segregated Accounts may use a variety of special investment techniques as more fully discussed below to hedge a portion of their investment portfolios against various risks or other factors that generally affect the values of securities. They may also use these techniques for non-hedging purposes in pursuing their investment objectives. These techniques may involve the use of derivative transactions. The techniques Underlying Funds and Segregated Accounts may employ may change over time as new instruments and techniques are introduced or as a result of regulatory developments. Certain of the special investment techniques that Underlying Funds or Segregated Accounts may use are speculative and involve a high degree of risk, particularly when used for non-hedging purposes. It is possible that any hedging transaction may not perform as anticipated and that an Underlying Fund or Segregated Account may suffer losses as a result of its hedging activities.

         DERIVATIVES. Underlying Funds and Segregated Accounts may engage in transactions involving options, futures and other derivative financial instruments. Derivatives can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular derivative and the portfolio as a whole. Derivatives permit Underlying Funds and Segregated
Accounts to increase or decrease the level of risk, or change the character of the risk, to which their portfolios are exposed in much the same way as they can increase or decrease the level of risk, or change the character of the risk, of their portfolios by making investments in specific securities.

         Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on an Underlying Fund's or Segregated Account's performance.

         If an Underlying Fund or Segregated Account invests in derivatives at inopportune times or judges market conditions incorrectly, such investments may lower the Underlying Fund's or Segregated Account's return or result in a loss.
An Underlying Fund or Segregated Account also could experience losses if its derivatives were poorly correlated with its other investments, or if the
Underlying Fund or Segregated Account were unable to liquidate its position because of an illiquid secondary market. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.

         OPTIONS AND FUTURES. The Underlying Fund Managers may utilize options and futures contracts. Such transactions may be effected on securities exchanges, in the over-the-counter market, or negotiated directly with counterparties. When such transactions are purchased over-the-counter or negotiated directly with counterparties, an Underlying Fund or Segregated
Account bears the risk that the counterparty will be unable or unwilling to perform its obligations under the option contract. Such transactions may also be illiquid and, in such cases, an Underlying Fund Manager may have difficulty closing out its position. Over-the-counter options purchased and sold by
Underlying Funds and Segregated Accounts may include options on baskets of specific securities.

         The Underlying Fund Managers may purchase call and put options on specific securities, on indices, on currencies or on futures, and may write and sell covered or uncovered call and put options for hedging purposes and non-hedging purposes to pursue their investment objectives. A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the underlying security at a stated exercise price at any time prior to the expiration of the option. Similarly, a call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security at a stated exercise price at any time prior to the expiration of the option. A covered call option is a call option with respect to which an
Underlying Fund or Segregated Account owns the underlying security. The sale of such an option exposes an Underlying Fund or Segregated Account during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security or to possible continued holding of a security that might otherwise have been sold to protect against depreciation in the market price of the security. A covered put option is a put option with respect to which cash or liquid securities have been placed in a segregated account on an Underlying Fund's or Segregated Account's books. The sale of such an option exposes the seller during the term of the option to a decline in price of the underlying security while also depriving the seller of the opportunity to invest the segregated assets. Options sold by the Underlying Funds need not be covered. The Fund will segregate liquid assets to cover positions that could be considered to potentially leverage the Fund to the extent required by applicable laws and regulations.

         An Underlying Fund or Segregated Account may close out a position when writing options by purchasing an option on the same security with the same exercise price and expiration date as the option that it has previously written on the security. The Underlying Fund or Segregated Account will realize a profit or loss if the amount paid to purchase an option is less or more, as the case may be, than the amount received from the sale thereof. To close out a position as a purchaser of an option, an Underlying Fund Manager would ordinarily effect a similar "closing sale transaction," which involves liquidating position by selling the option previously purchased, although the Underlying Fund Manager could exercise the option should it deem it advantageous to do so.

         The use of derivatives that are subject to regulation by the Commodity
Futures Trading Commission (the "CFTC") by Underlying Funds and Segregated
Accounts could cause the Fund to be a commodity pool, which would require the
Fund to comply with certain rules of the CFTC. However, the Fund intends to conduct its operations to avoid regulation as a commodity pool. If applicable
CFTC rules change, such conditions may be applied to the Fund's use of certain derivatives.

         Underlying Funds and Segregated Accounts may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United
States. Foreign markets may offer advantages such as trading opportunities or arbitrage possibilities not available in the United States. Foreign markets, however, may have greater risk potential than domestic markets. For example, some foreign exchanges are principal markets so that no common clearing facility exists and an investor may look only to the broker for performance of the contract. In addition, any profits that might be realized in trading could be eliminated by adverse changes in the exchange rate, or a loss could be incurred as a result of those changes. Transactions on foreign exchanges may include both commodities which are traded on domestic exchanges and those which are not.
Unlike trading on domestic commodity exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

         Engaging in these transactions involves risk of loss, which could adversely affect the value of the Fund's net assets. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day.
Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting an Underlying Fund or Segregated Account to substantial losses.

         Successful use of futures also is subject to an Underlying Fund
Manager's ability to correctly predict movements in the direction of the relevant market, and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

         Some or all of the Underlying Fund Managers may purchase and sell stock index futures contracts for an Underlying Fund or Segregated Account. A stock index future obligates an Underlying Fund or Segregated Account to pay or receive an amount of cash equal to a fixed dollar amount specified in the futures contract multiplied by the difference between the settlement price of the contract on the contract's last trading day and the value of the index based on the stock prices of the securities that comprise it at the opening of trading in those securities on the next business day.

         Some or all of the Underlying Fund Managers may purchase and sell interest rate futures contracts for an Underlying Fund or Segregated Account. An interest rate future obligates represents an obligation to purchase or sell an amount of a specific debt security at a future date at a specific price.

         Some or all of the Underlying Fund Managers may purchase and sell currency futures. A currency future creates an obligation to purchase or sell an amount of a specific currency at a future date at a specific price.

         OPTIONS ON SECURITIES INDEXES. Some or all of the Underlying Fund
Managers may purchase and sell for the Underlying Funds and Segregated Accounts call and put options on stock indexes listed on national securities exchanges or traded in the over-the-counter market for hedging purposes and non-hedging purposes to pursue their investment objectives. A stock index fluctuates with changes in the market values of the stocks included in the index. Accordingly, successful use by an Underlying Fund Manager of options on stock indexes will be subject to the Underlying Fund Manager's ability to predict correctly movements in the direction of the stock market generally or of a particular industry or market segment. This requires different skills and techniques than predicting changes in the price of individual stocks.

         WARRANTS AND RIGHTS. Warrants are derivative instruments that permit, but do not obligate, the holder to subscribe for other securities or commodities. Rights are similar to warrants, but normally have a shorter duration and are offered or distributed to shareholders of a company. Warrants and rights do not carry with them the right to dividends or voting rights with respect to the securities that they entitle the holder to purchase, and they do not represent any rights in the assets of the issuer. As a result, warrants and rights may be considered more speculative than certain other types of equity-like securities. In addition, the values of warrants and rights do not necessarily change with the values of the underlying securities or commodities and these instruments cease to have value if they are not exercised prior to their expiration dates.

         SWAP AGREEMENTS. The Underlying Fund Managers may enter into equity, interest rate, index and currency rate swap agreements on behalf of Underlying
Funds and Segregated Accounts. These transactions are entered into in an attempt to obtain a particular return when it is considered desirable to do so, possibly at a lower cost than if an investment was made directly in the asset that yielded the desired return. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than a year. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index. Forms of swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates exceed a specified rate or "cap"; interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates fall below a specified level or "floor"; and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

         Most swap agreements entered into by an Underlying Fund or Segregated
Account would require the calculation of the obligations of the parties to the agreements on a "net basis." Consequently, an Underlying Fund's or Segregated
Account's current obligations (or rights) under a swap agreement generally will be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the
"net amount"). The risk of loss with respect to swaps is limited to the net amount of interest payments that a party is contractually obligated to make. If the other party to a swap defaults, an Underlying Fund's or Segregated Account's risk of loss consists of the net amount of payments that it contractually is entitled to receive.

         To achieve investment returns equivalent to those achieved by an
Underlying Fund Manager in whose investment vehicles the Fund could not invest directly, perhaps because of its investment minimum or its unavailability for direct investment, the Fund may enter into swap agreements under which the Fund may agree, on a net basis, to pay a return based on a floating interest rate, such as LIBOR, and to receive the total return of the reference investment vehicle over a stated time period. The Fund may seek to achieve the same investment result through the use of other derivatives in similar circumstances.
The federal income tax treatment of swap agreements and other derivatives used in the above manner is unclear. The Fund does not currently intend to use swaps or other derivatives in this manner.

LENDING PORTFOLIO SECURITIES

         An Underlying Fund or Segregated Account may lend securities from its portfolio to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions. The Underlying Fund or Segregated
Account continues to be entitled to payments in amounts equal to the interest, dividends or other distributions payable on the loaned securities which affords the Underlying Fund or Segregated Account an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral. An Underlying Fund or Segregated Account generally will receive collateral consisting of cash, U.S.
Government Securities or irrevocable letters of credit which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The Underlying Fund or Segregated Account might experience risk of loss if the institution with which it has engaged in a portfolio loan transaction breaches its agreement with the Underlying Fund or
Segregated Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

         To reduce the risk of changes in securities prices and interest rates, an Underlying Fund or Segregated Account may purchase securities on a forward commitment, when-issued or delayed delivery basis, which means delivery and payment take place a number of days after the date of the commitment to purchase. The payment obligation and the interest rate receivable with respect to such purchases are fixed when the Underlying Fund or Segregated Account enters into the commitment, but the Underlying Fund or Segregated Account does not make payment until it receives delivery from the counterparty. After an
Underlying Fund or Segregated Account commits to purchase such securities, but before delivery and settlement, it may sell the securities if it is deemed advisable.

         Securities purchased on a forward commitment or when-issued or delayed delivery basis are subject to changes in value, generally changing in the same way, i.e., appreciating when interest rates decline and depreciating when interest rates rise, based upon the public's perception of the creditworthiness of the issuer and changes, real or anticipated, in the level of interest rates.
Securities so purchased may expose an Underlying Fund or Segregated Account to risks because they may experience such fluctuations prior to their actual delivery. Purchasing securities on a when-issued or delayed delivery basis can involve the additional risk that the yield available in the market when the delivery takes place actually may be higher than that obtained in the transaction itself. Purchasing securities on a forward commitment, when-issued or delayed delivery basis when an Underlying Fund or Segregated Account is fully or almost fully invested results in a form of leverage and may result in greater potential fluctuation in the value of the net assets of an Underlying Fund or
Segregated Account. In addition, there is a risk that securities purchased on a when-issued or delayed delivery basis may not be delivered and that the purchaser of securities sold by an Underlying Fund or Segregated Account on a forward basis will not honor its purchase obligation. In such cases, the
Underlying Fund or Segregated Account may incur a loss.

PASSIVE FOREIGN INVESTMENT COMPANY

         If the Fund purchases shares in a passive foreign investment company (a
"PFIC"), the Fund may be subject to U.S. Federal income tax on a portion of any
"excess distribution" or gain from the disposition of such Shares even if such income is distributed as a taxable dividend by the Fund to its Shareholders.
Additional charges in the nature of interest may be imposed on the Fund in respect of deferred taxes arising from such distributions or gains. If the Fund were to invest in a PFIC and elect to treat the PFIC as a "qualified electing fund" under the Code (a "QEF"), the Fund would be required, in lieu of the foregoing requirements, to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if not distributed to the Fund.
The Fund may not be able to make this election with respect to many PFICs because of certain requirements that the PFICs would have to qualify.
Alternatively, the Fund could elect to mark-to-market at the end of each taxable year its shares in a PFIC. In this case, the Fund would recognize as ordinary income any increase in the value of such Shares, and as ordinary loss any decrease in such value, to the extent it did not exceed prior increases in income. Under either election, the Fund might be required to recognize income in excess of its distributions from PFICs and its proceeds from dispositions of
PFIC stock during the applicable year and such income would nevertheless be subject to the Distribution Requirement and would be taken into account for purposes of the 4% excise tax (described above).

PORTFOLIO TURNOVER

"Portfolio turnover" describes the rate at which the Fund traded its portfolio investments during its last fiscal year. For example, if a fund sold all of its portfolio investments during the year, its portfolio turnover rate would have been 100%. The Sub-Adviser is not limited in the amount of portfolio trading it may conduct on behalf of the Fund in seeking to achieve the Fund's investment objective and will invest in and withdraw from the Underlying Funds held in the
Fund's portfolio as it deems appropriate. The rate of portfolio turnover will not be treated as a limiting or relevant factor when circumstances exist that are considered by the Sub-Adviser to make portfolio changes advisable.

Although the Sub-Adviser expects that many of the Fund's investments in
Underlying Funds will be relatively long term in nature, it may make changes in the Fund's particular portfolio holdings whenever it is considered that an investment no longer has substantial growth potential or has reached its anticipated level of performance, or (especially when cash is not otherwise available) that another investment appears to have a relatively greater opportunity for capital appreciation. The Sub-Adviser may also make strategy specific reallocations to certain Underlying Funds held in the Fund's portfolio.
The Sub-Adviser may also make general portfolio changes to increase the Fund's cash to position it in a defensive posture. The Sub-Adviser may make portfolio changes without regard to the length of time the Fund has held an investment, or whether a sale results in profit or loss, or whether a purchase results in the reacquisition of an investment which the Fund may have only recently sold. The portfolio turnover rate may vary greatly from year to year as well as during a year and may also be affected by cash requirements. If the Fund repurchases large amounts of shares during Repurchase Offers, it may have to sell portions of its securities holdings to raise cash to pay for those repurchases. That might may result in a higher than usual portfolio turnover rate.

The annual rate of the Fund's total portfolio turnover for the fiscal years ended March 31, 2006 and March 31, 2005 was _____% and 66% respectively. The increase in portfolio turnover for the fiscal year ended 2005 was due to strategy specific reallocations, and to redemptions from Underlying Funds that the Sub-Adviser believed to have a decreased return potential.

           REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES
REPURCHASE OFFERS

         As discussed in the prospectus, offers to repurchase shares will be made by the Fund at such times and on such terms as may be determined by the
Board of Trustees of the Fund (the "Board"), in its sole discretion in accordance with the provisions of applicable law. In determining whether the
Fund should repurchase shares from shareholders pursuant to written tenders, the
Board will consider the recommendation of OppenheimerFunds, Inc., the Fund's investment adviser (the "Adviser"). The Board also will consider various factors, including but not limited to those listed in the prospectus, in making its determinations.

         The Board will cause the Fund to make offers to repurchase shares from shareholders pursuant to written tenders only on terms it determines to be fair to the Fund and to all shareholders. When the Board determines that the Fund will repurchase shares, notice will be provided to each shareholder describing the terms thereof, and containing information shareholders should consider in deciding whether and how to participate in such repurchase opportunity.
Shareholders who are deciding whether to tender shares during the period that a repurchase offer is open may ascertain an estimated net asset value of their shares from the Adviser during such period. If a repurchase offer is oversubscribed by shareholders, the Fund will repurchase only a pro rata portion of the shares tendered by each shareholder.

         As discussed in the prospectus, the Fund will issue notes to tendering shareholders in connection with the repurchase of shares. Upon its acceptance of tendered shares for repurchase, the Fund will maintain daily on its books a segregated account consisting of (i) cash, (ii) liquid securities or (iii)
interests in Underlying Funds that the Fund has requested be withdrawn (or any combination of the foregoing), in an amount equal to the aggregate estimated unpaid dollar amount of the notes issued by the Fund in connection with the repurchase offer.

         Payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than the Sub-Adviser would otherwise liquidate these holdings, potentially resulting in losses, and may increase the Fund's portfolio turnover. The Sub-Adviser intends to take measures (subject to such policies as may be established by the Board of Trustees) to attempt to avoid or minimize potential losses and turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

         As noted in the prospectus, the Fund has the right to redeem shares under certain circumstances. Such mandatory redemptions may be made if:

o        shares  have been  transferred  or shares  have  vested in any  person by  operation  of law as the result of the death, dissolution, bankruptcy or incompetency of a shareholder;

o        ownership of shares will cause the Fund to be in  violation  of, or subject the Fund to  additional  registration or regulation  under,  the  securities,  commodities or other laws of the U.S. or any other relevant jurisdiction;

o                     continued ownership of such shares may be harmful or
                      injurious to the business or reputation of the Fund or the
                      Adviser, or may subject the Fund or any shareholders to an undue risk of adverse tax or other fiscal consequences;

o                     any of the representations and warranties made by a
                      shareholder in connection with the acquisition of shares
                      was not true when made or has ceased to be true; or

o        it would be in the best interests of the Fund to redeem shares or portion thereof.

TRANSFERS OF SHARES

         No shareholder will be permitted to transfer shares of the Fund unless after such transfer the value of the shares remaining is at least equal to
Fund's minimum investment requirement.

                   BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES

         The Fund is governed by a Board of Trustees, which is responsible for protecting the interests of shareholders under federal and Massachusetts law.
The Trustees meet periodically throughout the year to oversee the Fund's activities, review its performance, and review the actions of the Adviser and
Sub-Adviser. Although the Fund will not normally hold annual meetings of its shareholders, it may hold shareholder meetings from time to time on important matters, and shareholders have the right to call a meeting to remove a Trustee or to take other action described in the Fund's Declaration of Trust.

Board of Trustees and Oversight Committees. The Fund is governed by a Board of
Trustees, which is responsible for protecting the interests of shareholders under Delaware law. The Trustees meet periodically throughout the year to oversee the Fund's activities, review its performance, and review the actions of the Adviser and Sub-Adviser.

         The Board of Trustees has an Audit Committee, a Regulatory & Oversight
Committee, a Governance Committee and a Proxy Committee. The Audit Committee is
comprised solely of Trustees who are not "interested persons" under the
Investment Company Act (the "Independent Trustees"). The members of the Audit
Committee are Joel W. Motley (Chairman), Mary F. Miller, Kenneth A. Randall and
Joseph M. Wikler. The Audit Committee held ____ meetings during the Fund's fiscal year ended March 31, 2006. The Audit Committee furnishes the Board with recommendations regarding the selection of the Fund's independent registered public accounting firm (also referred to as the "independent Auditors"). Other main functions of the Audit Committee outlined in the Audit Committee Charter, include, but are not limited to: (i) reviewing the scope and results of financial statement audits and the audit fees charged; (ii) reviewing reports from the Fund's independent Auditors regarding the Fund's internal accounting procedures and controls; (iii) reviewing reports from the Adviser's Internal
Audit Department; (iv) maintaining a separate line of communication between the
Fund's independent Auditors and the Independent Trustees; (v) reviewing the independence of the Fund's independent Auditors; and (vi) pre-approving the provision of any audit or non-audit services by the Fund's independent Auditors, including tax services, that are not prohibited by the Sarbanes-Oxley Act, to the Fund, the Adviser and certain affiliates of the Adviser.

The members of the Regulatory & Oversight Committee are Robert G. Galli
(Chairman), Matthew P. Fink, Phillip A. Griffiths, Joel W. Motley and Brian F.
Wruble. The Regulatory & Oversight Committee held ____ meetings during the
Fund's fiscal year ended March 31, 2006. The Regulatory & Oversight Committee evaluates and reports to the Board on the Fund's contractual arrangements, including the Investment Advisory and Distribution Agreements, Transfer Agency
and Shareholder Service Agreements and Custodian Agreements as well as the policies and procedures adopted by the Fund to comply with the Investment
Company Act and other applicable law, among other duties as set forth in the
Regulatory & Oversight Committee's Charter.

         The members of the Governance Committee are, Phillip A. Griffiths
(Chairman), Kenneth A. Randall, Russell S. Reynolds, Jr. and Peter I. Wold. The
Governance Committee held ____ meetings during the Fund's fiscal year ended
March 31, 2006. The Governance Committee reviews the Fund's governance guidelines, the adequacy of the Fund's Codes of Ethics, and develops qualification criteria for Board members consistent with the Fund's governance guidelines, among other duties set forth in the Governance Committee's Charter.

         The Governance Committee's functions also include the selection and nomination of Trustees, including Independent Trustees for election. The
Governance Committee may, but need not, consider the advice and recommendation of the Adviser and its affiliates in selecting nominees. The full Board elects new Trustees except for those instances when a shareholder vote is required.

To date, the Governance Committee has been able to identify from its own resources an ample number of qualified candidates. Nonetheless, under the current policy of the Board, if the Board determines that a vacancy exists or is likely to exist on the Board, the Governance Committee will consider candidates for Board membership including those recommended by the Fund's shareholders. The
Governance Committee will consider nominees recommended by Independent Board members or recommended by any other Board members including Board members affiliated with the Fund's Adviser. The Governance Committee may, upon Board approval, retain an executive search firm to assist in screening potential candidates. Upon Board approval, the Governance Committee may also use the services of legal, financial, or other external counsel that it deems necessary or desirable in the screening process. Shareholders wishing to submit a nominee for election to the Board may do so by mailing their submission to the offices of OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, 11th
Floor, New York, New York 10281-1008, to the attention of the Board of Trustees of OFI Market Neutral Underlying Fund, c/o the Secretary of the Fund.

         Submissions should, at a minimum, be accompanied by the following: (1)
the name, address, and business, educational, and/or other pertinent background of the person being recommended; (2) a statement concerning whether the person is an "interested person" as defined in the Investment Company Act; (3) any other information that the Fund would be required to include in a proxy statement concerning the person if he or she was nominated; and (4) the name and address of the person submitting the recommendation and, if that person is a shareholder, the period for which that person held Fund shares. Shareholders should note that a person who owns securities issued by Massachusetts Mutual
Life Insurance Company (the parent company of the Manager) would be deemed an
"interested person" under the Investment Company Act. In addition, certain other relationships with Massachusetts Mutual Life Insurance Company or its subsidiaries, with registered broker-dealers, or with the Funds' outside legal counsel may cause a person to be deemed an "interested person."

         The Governance Committee has not established specific qualifications that it believes must be met by a trustee nominee. In evaluating trustee nominees, the Governance Committee considers, among other things, an individual's background, skills, and experience; whether the individual is an
"interested person" as defined in the Investment Company Act; and whether the individual would be deemed an "audit committee financial expert" within the meaning of applicable Securities and Exchange Commission ("SEC") rules. The
Governance Committee also considers whether the individual's background, skills, and experience will complement the background, skills, and experience of other nominees and will contribute to the Board. There are no differences in the manner in which the Governance Committee evaluates nominees for trustees based on whether the nominee is recommended by a shareholder. Candidates are expected to provide a mix of attributes, experience, perspective and skills necessary to effectively advance the interests of shareholders.

         The members of the Proxy Committee are Russell S. Reynolds, Jr.
(Chairman), Matthew P. Fink and Mary F. Miller. The Proxy Committee held ____
meetings during the Fund's fiscal year ended March 31, 2006. The Proxy Committee provides the Board with recommendations for the proxy voting of portfolio securities held by the Fund and monitors proxy voting by the Fund.

Trustees and Officers of the Fund.  Except for Mr.  Murphy,  each of the Trustees is an  Independent  Trustee.  All of the
Trustees are also directors or trustees of the following Oppenheimer funds (referred to as "Board I Funds"):

                                                                  ------------------------------------------------------

Oppenheimer AMT-Free Municipals                                Oppenheimer International Growth Fund

                                                                  ------------------------------------------------------
                                                                  ------------------------------------------------------

Oppenheimer AMT-Free New York Municipals                       Oppenheimer International Large Cap Core Fund

                                                                  ------------------------------------------------------
                                                                  ------------------------------------------------------

Oppenheimer Balanced Fund                                      Oppenheimer International Small Company Fund

                                                                  ------------------------------------------------------
                                                                  ------------------------------------------------------

Oppenheimer California Municipal Fund                          Oppenheimer International Value Fund

                                                                  ------------------------------------------------------
                                                                  ------------------------------------------------------

Oppenheimer Capital Appreciation Fund                          Oppenheimer Limited Term California Municipal Fund

                                                                  ------------------------------------------------------
                                                                  ------------------------------------------------------

Oppenheimer Developing Markets Fund                            Oppenheimer Money Market Fund, Inc.

                                                                  ------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Discovery Fund                                                                                                   Oppenheimer Multi-State Municipal Trust

----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Dividend Growth Fund                                                                                             Oppenheimer Portfolio Series
Oppenheimer Emerging Growth Fund                               Oppenheimer Real Estate Fund
Oppenheimer Emerging Technologies Fund                         Oppenheimer Select Value Fund
Oppenheimer Enterprise Fund                                    Oppenheimer Series Fund, Inc.
Oppenheimer Global Fund                                        OFI Tremont Core Strategies Underlying Fund
Oppenheimer Global Opportunities Fund                          OFI Tremont Market Neutral Underlying Fund
Oppenheimer Gold & Special Minerals Fund                       Oppenheimer Tremont Market Neutral Fund LLC
Oppenheimer Growth Fund                                        Oppenheimer Tremont Opportunity Fund LLC
Oppenheimer International Diversified Fund                     Oppenheimer U.S. Government Trust

         In addition to being a Board member to each of the Board I Funds,
Messrs. Galli and Wruble are directors or trustees of ten other portfolios, and
Messrs. Wikler and Wold are Trustees of one other portfolio, in the
OppenheimerFunds complex.

         Present or former officers, directors, trustees and employees (and their immediate family members) of the Fund, the Adviser and its affiliates, and retirement plans established by them for their employees are permitted to purchase shares of the Fund and the other Oppenheimer funds at net asset value without sales charge. The sales charge on shares is waived for that group because of the reduced sales efforts realized by OppenheimerFunds Distributor,
Inc. (the "Distributor").

         Messrs. Birney, Gillespie, Murphy, Petersen, Szilagyi, Vandehey, Wixted
and Zack and Mss. Bloomberg and Ives, who are officers of the Fund, hold the same offices with one or more of the other Board I Funds. As of June ____, 2006 the Trustees and officers of the Fund, as a group, owned of record or beneficially less than 1% of any class of shares of the Fund. The foregoing statement does not reflect ownership of shares held of record by an employee benefit plan for employees of the Adviser, other than the shares beneficially owned under that plan by the officers of the Funds listed above. In addition, none of the Independent Trustees (nor any of their immediate family members)
owns securities of either the Adviser, the Sub-Adviser or the Distributor of the
Board I Funds or of any entity directly or indirectly controlling, controlled by or under common control with the Adviser, Sub-Adviser or the Distributor.

         Biographical Information. The Trustees and officers, their positions with the Fund, length of service in such position(s) and principal occupations and business affiliations during at least the past five years are listed in the charts below. The charts also include information about each Trustee's beneficial share ownership in the Fund and in all of the registered investment companies that the Trustee oversees in the Oppenheimer family of funds
("Supervised Funds"). The address of each Trustee in the chart below is 6803 S.
Tucson Way, Centennial, Colorado 80112-3924. Each Trustee serves for an indefinite term, or until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------------------------------------------------------

                                                       Independent Directors

-------------------------------------------------------------------------------------------------------------------------------------
---------------------------- --------------------------------------------------------------------------------------------------------

Name, Position(s) Held       Principal Occupation(s) During the Past 5 Years; Other           Dollar Range of     Aggregate Dollar

                                                                                                   Shares
                                                                                                Beneficially      Range Of Shares

with the Fund, Length of     Directorships/Directorships Held; Number of Portfolios in the        Owned in       Beneficially Owned
Service, Age                 Fund Complex Currently Overseen                                      the Fund      in Supervised Funds

---------------------------- --------------------------------------------------------------------------------------------------------
---------------------------- --------------------------------------------------------------------------------------------------------

                                                                                                     As of December 31, 2005

---------------------------- --------------------------------------------------------------------------------------------------------
---------------------------- --------------------------------------------------------------------------------------------------------

Clayton K. Yeutter,          Director of American  Commercial  Lines (barge  company) (since  None              Over $100,000
Chairman of the Board of     January  2005);  Attorney at Hogan & Hartson  (law firm) (since
Directors since 2003,        June 1993); Director of Covanta Holding Corp.  (waste-to-energy
Director since 2005          company)   (since  2002);   Director  of   Weyerhaeuser   Corp.
Age: 75                      (1999-April    2004);    Director    of    Caterpillar,    Inc.
                             (1993-December 2002); Director of ConAgra Foods
                             (1993-2001); Director of Texas Instruments
                             (1993-2001); Director of FMC Corporation
                             (1993-2001). Oversees 38 portfolios in the
                             OppenheimerFunds complex.

---------------------------- --------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------------

Matthew P. Fink,                        None                                                                             Overt$100,000e Committee for Economic  Development  (policy research  foundation) (since 2005);  Director of ICI Education
                                                                                                                         Foundation
                                                                                                                         (education
                                                                                                                         foundation)
                                                                                                                         (since
                                                                                                                         October
                                                                                                                         1991);
                                                                                                                         President
                                                                                                                         of
                                                                                                                         the
                                                                                                                         Investment
                                                                                                                         Company
                                                                                                                         Institute
                                                                                                                         (trade
                                                                                                                         association)
                                                                                                                         (October
                                                                                                                         1991-June
                                                                                                                         2004);
                                                                                                                         Director
                                                                                                                         of
                                                                                                                         ICI
                                                                                                                         Mutual
                                                                                                                         Insurance
                                                                                                                         Company
                                                                                                                         (insurance
                                                                                                                         company)
                                                                                                                         (October
                                                                                                                         1991-June
                                                                                                                         2004).
                                                                                                                         Oversees
                                                                                                                         38
                                                                                                                         portfolios
                                                                                                                         in
                                                                                                                         the
Director since 2005                                                                                                      OppenheimerFunds
Age: 65                                                                                                                  complex.

-------------------------------------------------------------------------------------------------------------------------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Robert G. Galli,             A director or trustee of other Oppenheimer  funds.  Oversees 48  None              Over $100,000
Director since 2005          portfolios in the OppenheimerFunds complex.
Age: 72

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Phillip A. Griffiths,        Distinguished  Presidential  Fellow for  International  Affairs  None              Over $100,000
Director since 2005          (since 2002) and Member  (since  1979) of the National  Academy
Age: 67                      of  Sciences;   Council  on  Foreign  Relations  (since  2002);
                             Director of GSI Lumonics Inc. (precision medical
                             equipment supplier) (since 2001); Senior Advisor of
                             The Andrew W. Mellon Foundation (since 2001); Chair
                             of Science Initiative Group (since 1999); Member of
                             the American Philosophical Society (since 1996);
                             Trustee of Woodward Academy (since 1983); Foreign
                             Associate of Third World Academy of Sciences;
                             Director of the Institute for Advanced Study
                             (1991-2004); Director of Bankers Trust New York
                             Corporation (1994-1999); Provost at Duke University
                             (1983-1991). Oversees 38 portfolios in the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Mary F. Miller,              Trustee of the  American  Symphony  Orchestra  (not-for-profit)  None              Over $100,000
Director since 2005          (since  October  1998);  and Senior Vice  President and General
Age: 63                      Auditor  of  American  Express  Company   (financial   services
                             company) (July 1998-February 2003). Oversees 38
                             portfolios in the OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Joel W. Motley,              Director of Columbia  Equity  Financial  Corp.  (privately-held  None              Over $100,000
Director since 2005          financial  adviser) (since 2002);  Managing Director of Carmona
Age: 54                      Motley, Inc. (privately-held  financial adviser) (since January
                             2002); Managing Director of Carmona Motley Hoffman
                             Inc. (privately-held financial adviser) (January
                             1998-December 2001); Member of the Finance and
                             Budget Committee of the Council on Foreign
                             Relations, the Investment Committee of the
                             Episcopal Church of America, the Investment
                             Committee and Board of Human Rights Watch and the
                             Investment Committee of Historic Hudson Valley.
                             Oversees 38 portfolios in the OppenheimerFunds
                             complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Kenneth A. Randall,          Director of Dominion Resources,  Inc. (electric utility holding  None              Over $100,000
Director since 2005          company)  (February  1972-October  2005);  Former  Director  of
Age: 79                      Prime Retail,  Inc. (real estate  investment  trust),  Dominion
                             Energy  Inc.   (electric   power  and  oil  &  gas   producer),
                             Lumberman's   Mutual  Casualty  Company,   American   Motorists
                             Insurance Company and American  Manufacturers  Mutual Insurance
                             Company;  Former  President and Chief Executive  Officer of The
                             Conference  Board,  Inc.  (international  economic and business research).  Oversees  38  portfolios  in  the  OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Russell S. Reynolds, Jr.,    Chairman of The  Directorship  Search  Group,  Inc.  (corporate  None              Over $100,000
Director since 2005          governance  consulting and executive  recruiting) (since 1993);
Age: 74                      Life Trustee of  International  House  (non-profit  educational organization);  Founder,  Chairman and Chief Executive  Officer
                             of Russell Reynolds  Associates,  Inc.  (1969-1993);  Banker at
                             J.P. Morgan & Co.  (1958-1966);  1st Lt. Strategic Air Command,
                             U.S.  Air Force  (1954-1958).  Oversees  38  portfolios  in the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Joseph M. Wikler,            Director of the following  medical device  companies:  Medintec  None              Over $100,000
Director since 2002          (since  1992)  and  Cathco  (since  1996);  Director  of  Lakes
Age: 65                      Environmental   Association   (since   1996);   Member  of  the
                             Investment Committee of the Associated Jewish
                             Charities of Baltimore (since 1994); Director of
                             Fortis/Hartford mutual funds (1994-December 2001).
                             Oversees 38 portfolios in the OppenheimerFunds
                             complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Peter I. Wold,               President   of  Wold  Oil   Properties,   Inc.   (oil  and  gas  None              Over $100,000
Director since 2002          exploration  and  production   company)   (since  1994);   Vice
Age: 58                      President,  Secretary and Treasurer of Wold Trona Company, Inc.
                             (soda ash processing and production) (since 1996);
                             Vice President of Wold Talc Company, Inc. (talc
                             mining) (since 1999); Managing Member of
                             Hole-in-the-Wall Ranch (cattle ranching) (since
                             1979); Director and Chairman of the Denver Branch
                             of the Federal Reserve Bank of Kansas City
                             (1993-1999); and Director of PacifiCorp. (electric
                             utility) (1995-1999). Oversees 38 portfolios in the
                             OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------
---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

Brian F. Wruble,             General Partner of Odyssey  Partners,  L.P. (hedge fund) (since  None              Over $100,000
Director since 2005          September 1995);  Director of Special Value Opportunities Fund,
Age: 63                      LLC (registered  investment  company) (since  September  2004);
                             Member of Zurich Financial Investment Advisory
                             Board (insurance) (since October 2004); Board of
                             Governing Trustees of The Jackson Laboratory
                             (non-profit) (since August 1990); Trustee of the
                             Institute for Advanced Study (non-profit
                             educational institute) (since May 1992); Special
                             Limited Partner of Odyssey Investment Partners, LLC
                             (private equity investment) (January 1999-September
                             2004); Trustee of Research Foundation of AIMR
                             (2000-2002) (investment research, non-profit);
                             Governor, Jerome Levy Economics Institute of Bard
                             College (August 1990-September 2001) (economics
                             research); Director of Ray & Berendtson, Inc. (May
                             2000-April 2002) (executive search firm). Oversees
                             48 portfolios in the OppenheimerFunds complex.

---------------------------- ---------------------------------------------------------------- ----------------- ---------------------

         Mr. Murphy is an "Interested Trustee" because he is affiliated with the
Adviser by virtue of his positions as an officer and director of the Adviser, and as a shareholder of its parent company. The address of Mr. Murphy is Two
World Financial Center, 225 Liberty Street, 11th Floor, New York, New York
10281-1008. Mr. Murphy serves as a Trustee for an indefinite term, or until his resignation, retirement, death or removal and as an officer for an indefinite term, or until his resignation, retirement, death or removal.

------------------------------------------------------------------------------------------------------------------------------------

                                                  Interested Director and Officer

------------------------------------------------------------------------------------------------------------------------------------
--------------------------- ----------------------------------------------------------------- ---------------- ---------------------

Name, Position(s) Held      Principal Occupation(s) During the Past 5 Years; Other             Dollar Range      Aggregate Dollar
                                                                                                 of Shares
                                                                                               Beneficially      Range Of Shares
with Fund, Length of        Directorships/Directorships Held; Number of Portfolios in the        Owned in       Beneficially Owned
Service, Age                Fund Complex Currently Overseen                                      the Fund      in Supervised Funds

--------------------------- ----------------------------------------------------------------- ---------------- ---------------------
--------------------------- ----------------------------------------------------------------- --------------------------------------

                                                                                                     As of December 31, 2005

--------------------------- ----------------------------------------------------------------- --------------------------------------
--------------------------- ----------------------------------------------------------------- ----------------- --------------------

John V. Murphy,             Chairman,  Chief  Executive  Officer  and  Director  (since June  None              Over $100,000
President, Principal        2001)  and  President  (since  September  2000) of the  Adviser;
Executive Officer and       President and a director or trustee of other Oppenheimer  funds;
Director since 2002         President and Director of Oppenheimer  Acquisition Corp. ("OAC")
Age: 56                     (the  Adviser's  parent  holding  company)  and  of  Oppenheimer
                            Partnership Holdings, Inc. (holding company
                            subsidiary of the Adviser) (since July 2001);
                            Director of OppenheimerFunds Distributor, Inc.
                            (subsidiary of the Adviser) (since November 2001);
                            Chairman and Director of Shareholder Services, Inc.
                            and of Shareholder Financial Services, Inc.
                            (transfer agent subsidiaries of the Adviser) (since
                            July 2001); President and Director of
                            OppenheimerFunds Legacy Program (charitable trust
                            program established by the Adviser) (since July
                            2001); Director of the following investment advisory
                            subsidiaries of the Adviser: OFI Institutional Asset
                            Management, Inc., Centennial Asset Management
                            Corporation, Trinity Investment Management
                            Corporation and Tremont Capital Management, Inc.
                            (since November 2001), HarbourView Asset Management
                            Corporation and OFI Private Investments, Inc. (since
                            July 2001); President (since November 1, 2001) and
                            Director (since July 2001) of Oppenheimer Real Asset
                            Management, Inc.; Executive Vice President of
                            Massachusetts Mutual Life Insurance Company (OAC's
                            parent company) (since February 1997); Director of
                            DLB Acquisition Corporation (holding company parent
                            of Babson Capital Management LLC) (since June 1995);
                            Member of the Investment Company Institute's Board
                            of Governors (since October 3, 2003); Chief
                            Operating Officer of the Adviser (September
                            2000-June 2001); President and Trustee of MML Series
                            Investment Fund and MassMutual Select Funds
                            (open-end investment companies) (November
                            1999-November 2001); Director of C.M. Life Insurance
                            Company (September 1999-August 2000); President,
                            Chief Executive Officer and Director of MML Bay
                            State Life Insurance Company (September 1999-August
                            2000); Director of Emerald Isle Bancorp and Hibernia
                            Savings Bank (wholly-owned subsidiary of Emerald
                            Isle Bancorp) (June 1989-June 1998). Oversees 86
                            portfolios in the OppenheimerFunds complex.

--------------------------- ----------------------------------------------------------------- ----------------- --------------------

         The addresses of the officers in the chart below are as follows: for Messrs.  Birney,  Gillespie and Zack and Ms.
Bloomberg,  Two World  Financial  Center,  225 Liberty  Street,  New York,  New York  10281-1008,  for  Messrs.  Petersen,
Szilagyi,  Vandehey,  and Wixted and Ms. Ives, 6803 S. Tucson Way, Centennial,  Colorado  80112-3924.  Each officer serves for an indefinite term or until his or her resignation, retirement, death or removal.

-----------------------------------------------------------------------------------------------------------------------------

                           Other Officers of the Fund

-----------------------------------------------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Name, Position(s) Held with Fund,   Principal Occupation(s) During Past 5 Years
Length of Service, Age

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Timothy J. Birney,                  Vice  President of the  Sub-Adviser  since  January 2005 and was  Investment  Management
Vice   President   and   Portfolio  Associate  for  Tremont  Capital,  Inc.,  the parent  company of the  Sub-Adviser,  from
Manager since 2005                  November 2003 to January 2005.  From May 2002 through  November  2003, Mr. Birney served
Age: 38                             as Vice President at Asset Alliance  Corporation.  From March 1998 through May 2002, Mr.
                                    Birney served as Vice  President and Research  Portfolio  Manager of  Alternative  Asset
                                    Management at Nikko  Securities  Co.  International,  Inc. An officer of 4 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Mark S. Vandehey,                   Senior Vice  President and Chief  Compliance  Officer of the Adviser (since March 2004);
Vice President and Chief            Vice  President of  OppenheimerFunds  Distributor,  Inc.,  Centennial  Asset  Management
Compliance Officer since 2004       Corporation and Shareholder Services,  Inc. (since June 1983). Former Vice President and
Age: 55                             Director  of  Internal  Audit of the  Adviser  (1997-February  2004).  An  officer of 86 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Brian W. Wixted,                    Senior Vice President and Treasurer of the Adviser (since March 1999);  Treasurer of the
Treasurer and Principal Financial   following:  HarbourView Asset Management  Corporation,  Shareholder  Financial Services,
Accounting Officer since 2002       Inc.,  Shareholder Services,  Inc., Oppenheimer Real Asset Management  Corporation,  and
Age: 46                             Oppenheimer  Partnership  Holdings,  Inc. (since March 1999),  OFI Private  Investments,

                                    Inc. (since March 2000), OppenheimerFunds
                                    International Ltd. (since May 2000),
                                    OppenheimerFunds plc (since May 2000), OFI
                                    Institutional Asset Management, Inc. (since
                                    November 2000), and OppenheimerFunds Legacy
                                    Program (charitable trust program
                                    established by the Adviser) (since June
                                    2003); Treasurer and Chief Financial Officer
                                    of OFI Trust Company (trust company
                                    subsidiary of the Adviser) (since May 2000);
                                    Assistant Treasurer of the following: OAC
                                    (since March 1999),Centennial Asset
                                    Management Corporation (March 1999-October
                                    2003) and OppenheimerFunds Legacy Program
                                    (April 2000-June 2003); Principal and Chief
                                    Operating Officer of Bankers Trust
                                    Company-Mutual Fund Services Division (March
                                    1995-March 1999). An officer of 86
                                    portfolios in the OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------
Brian Petersen,                     Assistant Vice President of the Adviser (since August 2002);  Manager/Financial  Product

Assistant Treasurer since 2004      Accounting of the Adviser (November  1998-July 2002). An officer of 86 portfolios in the
Age: 35                             OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Brian C. Szilagyi,                  Assistant  Vice  President  of the  Adviser  (since July  2004);  Director of  Financial
Assistant Treasurer since 2005      Reporting and Compliance of First Data Corporation  (April  2003-July 2004);  Manager of
Age: 36                             Compliance of Berger Financial Group LLC (May 2001-March 2003);  Director of Mutual Fund
                                    Operations at American Data Services,  Inc.  (September 2000-May 2001). An officer of 86 portfolios in the OppenheimerFunds complex.

----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Robert G. Zack,                     Executive Vice President  (since January 2004) and General Counsel (since March 2002) of
Secretary since 2002                the Adviser;  General  Counsel and Director of the  Distributor  (since  December 2001);
Age: 57                             General  Counsel of Centennial  Asset  Management  Corporation  (since  December  2001);

                                    Senior Vice President and General Counsel of HarbourView  Asset  Management  Corporation
                                    (since  December  2001);  Secretary and General  Counsel of OAC (since  November  2001);
                                    Assistant  Secretary  (since  September  1997) and  Director  (since  November  2001) of
                                    OppenheimerFunds  International  Ltd.  and  OppenheimerFunds  plc;  Vice  President  and
                                    Director of Oppenheimer  Partnership  Holdings,  Inc. (since December 2002); Director of
                                    Oppenheimer Real Asset  Management,  Inc. (since November 2001);  Senior Vice President,
                                    General  Counsel and Director of Shareholder  Financial  Services,  Inc. and Shareholder
                                    Services,  Inc.  (since  December  2001);  Senior Vice  President,  General  Counsel and
                                    Director of OFI Private  Investments,  Inc. and OFI Trust Company (since November 2001);
                                    Vice  President  of  OppenheimerFunds  Legacy  Program  (since June  2003);  Senior Vice
                                    President  and  General  Counsel of OFI  Institutional  Asset  Management,  Inc.  (since
                                    November  2001);  Director of  OppenheimerFunds  (Asia) Limited (since  December  2003);
                                    Senior Vice  President  (May  1985-December  2003),  Acting  General  Counsel  (November
                                    2001-February  2002)  and  Associate  General  Counsel  (May  1981-October  2001) of the
                                    Adviser;  Assistant  Secretary  of  the  following:   Shareholder  Services,  Inc.  (May
                                    1985-November  2001),  Shareholder  Financial  Services,  Inc.  (November  1989-November
                                    2001),  and  OppenheimerFunds  International  Ltd.  (September  1997-November  2001). An
                                    officer of 86 portfolios in the OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Kathleen T. Ives,                   Vice  President  (since June 1998) and Senior  Counsel and  Assistant  Secretary  (since
Assistant Secretary since 2002      October  2003) of the  Adviser;  Vice  President  (since 1999) and  Assistant  Secretary
Age: 40                             (since  October  2003) of the  Distributor;  Assistant  Secretary  of  Centennial  Asset

                                    Management  Corporation (since October 2003); Vice President and Assistant  Secretary of
                                    Shareholder Services,  Inc. (since 1999); Assistant Secretary of OppenheimerFunds Legacy
                                    Program and Shareholder  Financial  Services,  Inc.  (since  December  2001);  Assistant
                                    Counsel of the Adviser  (August  1994-October  2003). An officer of 86 portfolios in the
                                    OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Lisa I. Bloomberg,                  Vice  President  and  Associate  Counsel of the  Adviser  (since  May 2004);  First Vice
Assistant Secretary since 2004      President  (April  2001-April  2004),  Associate  General Counsel  (December  2000-April
Age: 38                             2004),  Corporate Vice President (May  1999-April  2001) and Assistant  General  Counsel

                                    (May  1999-December  2000)  of  UBS  Financial  Services  Inc.  (formerly,   PaineWebber
                                    Incorporated). An officer of 86 portfolios in the OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------
----------------------------------- -----------------------------------------------------------------------------------------

Phillip S. Gillespie,               Senior Vice President and Deputy General Counsel of the Adviser (since  September 2004);
Assistant Secretary since 2004      Mr.  Gillespie  held the  following  positions at Merrill Lynch  Investment  Management:
Age: 42                             First Vice President  (2001-September  2004);  Director  (2000-September  2004) and Vice

                                    President (1998-2000). An officer of 86
portfolios in the OppenheimerFunds complex.
----------------------------------- -----------------------------------------------------------------------------------------

|X| Remuneration of the Officers and Trustees. The officers and the interested
Trustee of the Fund, who are affiliated with the Adviser, receive no salary or fee from the Fund. The Independent Trustees' compensation from the Fund, shown below, is for serving as a Trustee and member of a committee (if applicable), with respect to the Fund's fiscal year ended March 31, 2006. The total compensation from the Fund and fund complex represents compensation, including accrued retirement benefits, for serving as a Trustee and member of a committee
(if applicable) of the Boards of the Fund and other funds in the
OppenheimerFunds complex during the calendar year ended December 31, 2005.

------------------------------------------------------------------------------------------------------------------------------

Name and Other Fund Position(s) (as            TotalgCompensationtFromFthe                                                                              Estimated Annual Benefits Upon Retirement(2)
                                                                               Retirement Benefits Accrued as
applicable)                                       Fund and Fund(Complex             Part of Fund Expenses

------------------------------------------------------------------------------------------------------------------------------
--------------------------------- ------------------------------------------ ---------------------- --------------------------

                                      Fiscal year ended March 31, 2006                               Year ended December 31,
                                                                                                              2005

--------------------------------- ------------------------------------------ ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Clayton K. Yeutter                    $_______(3)            $_______               $86,171                 $173,700
Chairman of the Board

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Ronald J. Abdow((9))                   $ _______             $_______                None                $137,500((10))

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Matthew P. Fink                        $_______              $_______               $2,641                   $61,936
Proxy Committee Member and
Regulatory & Oversight
Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Robert G. Galli                        $_______              $_______             $100,824(4)              $264,812(5)
Regulatory & Oversight
Committee Chairman

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Phillip A. Griffiths                  $______(6)             $_______               $34,972                 $150,760
Governance Committee Chairman
and Regulatory & Oversight
Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Mary F. Miller
Audit Committee Member and             $_______              $_______               $7,128                  $103,254
Proxy Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Joel W. Motley                        $_______(7)            $_______               $23,945                 $150,760
Audit Committee Chairman and
Regulatory & Oversight
Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Kenneth A. Randall                     $_______              None(8)                $85,944                 $134,080
Audit Committee Member and
Governance Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Russell S. Reynolds, Jr.               $_______              $_______               $66,602                 $108,593
Proxy Committee Chairman and
Governance Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Eustis Walcott((9))                    $_______              $_______                None                    $50,500

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Joseph M. Wikler(1(1))              $_______(1(2))           $_______                None                 $60,386(1(3))
Audit Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Peter I. Wold(1(1))                    $_______              $_______                None                 $60,386(1(4))
Governance Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------
--------------------------------- -------------------- --------------------- ---------------------- --------------------------

Brian F. Wruble(1(5))                  $_______              $_______            $31,332(1(6))           $159,354(1(7))
Regulatory & Oversight
Committee Member

--------------------------------- -------------------- --------------------- ---------------------- --------------------------

1.   "Aggregate Compensation From the Fund" includes fees and deferred compensation, if any.
2.   "Estimated Annual Benefits Upon Retirement" is based on a straight life payment plan election with the assumption that a Trustee will retire at the age of 75 and is eligible (after 7 years of service) to receive retirement plan benefits with respect to certain Board I Funds as described below under "Retirement Plan for Trustees."
3.       Includes $________ deferred by Mr. Yeutter under the "Deferred Compensation Plan" described below.
4.       Includes  $45,840  estimated  benefits  to be paid to Mr.  Galli for serving as a director or trustee of 10 other
     Oppenheimer funds that are not Board I Funds.
5.       Includes  $135,500  paid to Mr.  Galli for  serving as a director  or trustee of 10 other  Oppenheimer  funds (at
     December 31, 2005) that are not Board I Funds.
6.   Includes $________deferred by Mr. Griffiths under the "Deferred
     Compensation Plan" described below. 7. Includes $________ deferred by Mr.
     Motley under the "Deferred Compensation Plan" described below. 8. Due to actuarial considerations, no additional retirement benefits were accrued with respect to Mr. Randall. 9. Mr. Abdow and Mr. Walcott retired as
     Trustees of the Fund as of September 26, 2005. 10. Includes $40,000
     severance payment and includes $81,500 compensation paid to Mr. Abdow for serving as a trustee
     for two open-end investment companies (MassMutual Institutional Funds and
     MML Series Investment Fund) the investment adviser for which is the indirect parent company of the Fund's Adviser. The Adviser also serves as the Sub-Advisor to the MassMutual International Equity Fund, a series of
     MassMutual Institutional Funds. In accordance with SEC regulations, for purposes of this section only, "Fund Complex" includes the Oppenheimer funds, MassMutual Institutional Funds and MML Series Investment Fund. The
     Adviser does not consider MassMutual Institutional Funds and MML Series
     Investment Fund to be part of the OppenheimerFunds' "Fund Complex" as that term may be otherwise interpreted.
11.  Mr. Wikler and Mr. Wold were elected as Board members of 23 of the Board I
     Funds as of August 17, 2005. They had served as Board members of the other
     11 Board I Funds prior to that date.
12.  Includes $________ deferred by Mr. Wikler under the "Deferred Compensation
     Plan" described below. 13. Includes $23,500 paid to Mr. Wikler for serving as a director or trustee of one other Oppenheimer fund (at
     December 31, 2005) that is not a Board I Fund.
14.  Includes $23,500 paid to Mr. Wold for serving as a director or trustee of one other Oppenheimer fund (at December 31, 2005) that is not a Board I
     Fund.
15.  Mr. Wruble was appointed as Trustee of the Board I Funds on October 10,
     2005.
16.  Estimated benefits to be paid to Mr. Wruble for serving as a director or trustee of 10 other Oppenheimer funds that are not Board I Funds. Mr.
     Wruble's service as a director or trustee of such funds will not be counted towards the fulfillment of his eligibility requirements for payments under the Board I retirement plan, described below.
17.  Includes $135,500 paid to Mr. Wruble for serving as a director or trustee of 10 other Oppenheimer funds (at December 31, 2005) that are not Board I
     Funds.

|X| Retirement Plan for Trustees. The Board I Funds have adopted a retirement plan that provides for payments to retired Independent Trustees. Payments are up to 80% of the average compensation paid during a Trustee's five years of service in which the highest compensation was received. A Trustee must serve as director or trustee for any of the Board I Funds for at least seven years to be eligible for retirement plan benefits and must serve for at least 15 years to be eligible for the maximum benefit. The amount of retirement benefits a Trustee will receive depends on the amount of the Trustee's compensation, including future compensation and the length of his or her service on the Board.

         |X| Deferred Compensation Plan. The Board of Trustees has adopted a
Deferred Compensation Plan for Independent Trustees that enables them to elect to defer receipt of all or a portion of the annual fees they are entitled to receive from certain Board I Funds. Under the plan, the compensation deferred by a Trustee is periodically adjusted as though an equivalent amount had been invested in shares of one or more Oppenheimer funds selected by the Trustee. The amount paid to the Trustee under the plan will be determined based upon the amount of compensation deferred and the performance of the selected funds.

         Deferral of the Trustees' fees under the plan will not materially affect a Fund's assets, liabilities or net income per share. The plan will not obligate a fund to retain the services of any Trustee or to pay any particular level of compensation to any Trustee. Pursuant to an Order issued by the SEC, a fund may invest in the funds selected by the Trustee under the plan without shareholder approval for the limited purpose of determining the value of the
Trustee's deferred compensation account.

         The Trustees who are not employees of the Adviser, including its affiliates, are each paid an annual retainer of $16,000 and per meeting fees of
$500. The Chairman of the Board and the Audit Committee each receive an additional fee of $10,000 per year. The other Trustees receive no annual or other fees from the Fund. All Trustees are reimbursed by the Fund for their reasonable travel and out-of-pocket expenses. The Trustees do not receive any pension or retirement benefits from the Fund. The officers of the Fund do not receive any additional compensation from the Fund.

         The Trustees serve on the Board for terms of indefinite duration. A
Trustee's position in that capacity will terminate if the Trustee is removed, resigns or is subject to various disabling events such as death or incapacity. A
Trustee may resign upon 90 days' prior written notice to the other Trustees, and may be removed either by vote of two-thirds of the Trustees not subject to the removal vote or vote of the shareholders holding not less than two-thirds of the total number of votes eligible to be cast by all shareholders. The Trustees will render assistance to shareholders on the question of the removal of Trustees in the manner required by Section 16(c) of the Investment Company Act. In the event of any vacancy in the position of a Trustee, the remaining Trustees may appoint an individual to serve as a Trustee, so long as immediately after such appointment at least two-thirds of the Trustees then serving would have been elected by the shareholders. The Trustees may call a meeting of shareholders to fill any vacancy in the position of a Trustee, and must do so within 60 days after any date on which Trustees who were elected by the shareholders cease to constitute a majority of the Trustees then serving. If no Trustee remains to manage the business of the Fund, the Adviser may manage and control the Fund, but must convene a meeting of shareholders within 60 days for the purpose of either electing new Trustees or dissolving the Fund.

                          INVESTMENT ADVISORY SERVICES
THE INVESTMENT ADVISER

         The Adviser commenced serving as the Fund's investment adviser on June
2, 2004, subject to the ultimate supervision of and subject to any policies established by the Board. Prior to that time, OFI Institutional Asset
Management, Inc., a wholly-owned subsidiary of the Adviser ("OFII"), served as investment adviser. The Adviser is a wholly-owned subsidiary of Oppenheimer
Acquisition Corporation, which in turn is a wholly-owned subsidiary of
Massachusetts Mutual Life Insurance Company ("MassMutual").

         The Adviser is responsible for developing, implementing and supervising the Fund's investment program and in connection therewith regularly providing investment advice and recommendations to the Fund with respect to its investments, investment policies and purchases and sales of securities for the
Fund and arranging for the purchase and sale of such securities pursuant to an investment advisory agreement entered into between the Fund and the Adviser (the
"Advisory Agreement").

         The Adviser is authorized, subject to the approval of the Board, to retain one of its affiliates to provide any or all of the investment advisory services required to be provided to the Fund or to assist the Adviser in providing these services.

         As compensation for services required to be provided by the Adviser under the Advisory Agreement, the Fund pays the Adviser a monthly fee (the
"Advisory Fee") computed at the annual rate of 1.25% of the aggregate value of outstanding shares determined as of the last day of the month (before any repurchases of shares, as defined below).

         The Advisory Agreement has an initial term of two years from the date of its execution, and may be continued in effect from year to year thereafter if such continuance is approved annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the Independent Trustees by vote cast in person at a meeting called for the purpose of voting on such approval.
The Advisory Agreement is terminable without penalty, on 60 days' prior written notice: by the Board; by vote of a majority of the outstanding voting securities of the Fund; or by the Adviser. The Advisory Agreement also provides that it will terminate automatically in the event of its "assignment," as defined by the
Investment Company Act and the rules thereunder.

         The Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the Advisory Agreement, the Adviser is not liable for any loss the Fund sustains for any investment, adoption of any investment policy, or the purchase, sale or retention of any security. In addition, it provides that the Adviser may act as investment adviser for any other person, firm or corporation and use the name "Oppenheimer"
in connection with other investment companies for which it may act as investment adviser or general distributor. If the Adviser shall no longer act as investment adviser of the Fund, the Adviser may withdraw the right of the Fund to use the name "Oppenheimer" as part of its name.

         The Adviser or its designee maintains the Fund's accounts, books and other documents required to be maintained under the Investment Company Act at
OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, New
York, NY 10281-1008.

         For the period June 2, 2004 through March 31, 2005, the Fund paid
$734,583 to the Adviser pursuant to the Investment Advisory Agreement. The
Adviser assumed management of the Fund from OFII effective June 2, 2004. For the period April 1, 2004, OFII was paid $246,562 and for the fiscal year ended March
31, 2004, OFII was paid $460,923. During the fiscal year ended March 31, 2005, the Adviser and OFII had agreed to voluntarily waive a portion of their respective advisory fees. Effective April 1, 2004, OFII and as of June 2, 2004, the Adviser had voluntarily undertaken to limit the Fund's total expenses to not more than 1.50% of the average monthly net assets of the Fund. The waiver may be amended or withdrawn at any time without notice to shareholders. Prior to April
1, 2004, a similar voluntary undertaking had limited the Fund's total expenses to not more than 1.75% of the average monthly net assets of the Fund. For the fiscal year ended March 31, 2005, OFI and OFII waived $143,759 and $34,740, respectively in additional advisory fees. For the fiscal year ended March 31,
2004, OFII waived $108,456 in additional advisory fees. The Fund commenced operations on January 2, 2003. No advisory fees were paid to OFII for the fiscal year ended March 31, 2003.

THE SUB-ADVISER

         As authorized by the Advisory Agreement, Tremont Partners, Inc. (the
"Sub-Adviser"), an affiliate of the Adviser, has been assigned responsibility for providing day-to-day investment management services to the Fund, subject to the supervision of the Adviser. The Sub-Adviser is primarily responsible for the selection of Underlying Fund Managers and the allocation of the assets of the
Fund for investment among the Underlying Fund Managers. In addition, the
Sub-Adviser is responsible for investing the cash portion of the Fund's assets not invested in Underlying Funds or through Segregated Accounts. The Sub-Adviser is a majority-owned subsidiary of Oppenheimer Acquisition Corporation, which in turn is a wholly owned subsidiary of MassMutual.

         The Sub-Adviser provides services to the Fund pursuant to the terms of a Sub-Advisory Agreement entered into between the Adviser and the Sub-Adviser
(the "Sub-Advisory Agreement"). In consideration of the services provided by the
Sub-Adviser, the Adviser pays a monthly fee to the Sub-Adviser equal to 50% of the amount of the Advisory Fee earned by the Adviser pursuant to the Advisory
Agreement.

         The Sub-Advisory Agreement has an initial term of two years from the date of its execution, and may be continued in effect from year to year thereafter if such continuance is approved annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the Independent
Trustees by vote cast in person at a meeting called for the purpose of voting on such approval. The Sub-Advisory Agreement is terminable without penalty, on 60 days' prior written notice: by the Board; by vote of a majority of the outstanding voting securities of the Fund; by the Adviser; or by the
Sub-Adviser. The Sub-Advisory Agreement also provides that it will terminate automatically in the event of its "assignment," as defined by the Investment
Company Act and the rules thereunder.

         The Sub-Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the Advisory Agreement, the Sub-Adviser is not liable to the Fund or to the Adviser for any loss the
Fund sustains for any investment, adoption of any investment policy, or the purchase, sale or retention of any security. In addition, it provides that the
Sub-Adviser may act as investment adviser for any other person, firm or corporation and use the name "Tremont" in connection with other investment companies for which it may act as investment adviser. If the Sub-Adviser shall no longer act as Sub-Adviser of the Fund, the Sub-Adviser may withdraw the right of the Fund to use the name "Tremont" as part of its name.

         During the fiscal years ended March 31, 2006, March 31, 2005 and March
31, 2004, the Fund's then serving investment adviser paid $__________, $401,323 and $176,234, respectively, to the Sub-Adviser pursuant to the Sub-Advisory
Agreement.

         A discussion regarding the basis of the Board approving any investment advisory or sub-advisory contract of the Fund is available in the Fund's annual report to shareholders.

Administrative Services. Under the terms of an administration agreement (the
"Administration Agreement") with the Fund, the Adviser will provide certain administrative services to the Fund, including, among others: providing office space and other support services and personnel as necessary to provide such services to the Fund; supervising the entities retained by the Fund to provide accounting services, investor services and custody services; handling shareholder inquiries regarding the Fund, including but not limited to questions concerning their investments in the Fund; preparing or assisting in the preparation of various reports, communications and regulatory filings of the
Fund; assisting in the review of investor applications; monitoring the Fund's compliance with federal and state regulatory requirements (other than those relating to investment compliance); coordinating and organizing meetings of the
Board and meetings of shareholders and preparing related materials; and
maintaining and preserving certain books and records of the Fund. In consideration for these services, the Fund will pay the Adviser a monthly fee computed at the annual rate of 0.15% of the aggregate value of outstanding shares determined as of the last day of each calendar month (the "Administration
Fee"). Related to this, the Adviser (in its capacity as administrator) and the
Sub-Adviser have entered into a sub-administration agreement, pursuant to which the Adviser may delegate some or all of the administrative responsibilities to the Sub-Adviser. The Adviser, in its capacity as administrator of the Fund, will pay the Sub-Adviser, in its capacity as sub-administrator, some or all of the
Administration Fee.

         During the fiscal year ended March 31, 2006, the Fund paid $_________
to the Adviser pursuant to the Administration Agreement. During the fiscal year ended March 31, 2005, the Fund paid $86,030 and $29,561 to the Adviser and OFII, respectively pursuant to the Administration Agreement. The Adviser assumed the responsibilities as administrator on June 2, 2004. For the fiscal years ended
March 31, 2004 and March 31, 2003, the Fund paid OFII for administrative services $55,318 and $0, respectively, to the Adviser pursuant to the
Administration Agreement.

CODES OF ETHICS

         The Fund, the Adviser, the Sub-Adviser and the Distributor have each adopted codes of ethics. The codes are designed to detect and prevent improper personal trading by their personnel, including investment personnel, that might compete with or otherwise take advantage of the Fund's portfolio transactions.
Covered persons include the Trustees and the officers and directors of the
Adviser and the Sub-Adviser, as well as employees of the Adviser and the
Sub-Adviser having knowledge of the investments and investment intentions of the
Fund. The codes of ethics permit persons subject to the Code to invest in securities, including securities that may be purchased or held by the Fund, subject to a number of restrictions and controls. Compliance with the codes of ethics is carefully monitored and enforced.

         The codes of ethics are included as exhibits to the Fund's registration statement filed with the Securities and Exchange Commission and can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on
the operation of the Public Reference Room may be obtained by calling the SEC at
1-202-942-8090. The codes of ethics are available on the EDGAR database on the
SEC's Internet site at http://www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address:
publicinfo@sec.gov, or by writing the SEC's Public Reference Section,
Washington, D.C. 20549-0102.

PORTFOLIO PROXY VOTING

         The Adviser has delegated to the Sub-Adviser responsibility for voting proxies relating to securities owned by the Fund. The Fund invests primarily in private investment partnerships and similar investment vehicles, which are not voting securities. To the extent the Fund invests in voting securities, if any, the Fund's primary consideration in voting portfolio proxies would be the financial interests of the Fund and its shareholders. For the purpose of voting portfolio proxies relating to voting securities held by the Fund, if any, the
Fund has adopted the OppenheimerFunds Portfolio Proxy Voting Policies and
Procedures. The OppenheimerFunds Proxy Voting Guidelines on routine and non-routine proxy proposals are summarized below.

o             The Fund votes with the recommendation of the issuer's management on routine matters, including election of directors nominated by management and ratification of the independent registered public accounting firm, unless circumstances indicate otherwise.
o             In general, the Fund opposes "anti-takeover" proposals and supports the elimination of anti-takeover proposals, absent unusual circumstances.

o             The Fund supports shareholder proposals to reduce a super-majority vote requirement, and opposes management proposals to add a super-majority vote requirement.
o The Fund opposes proposals to classify the board of directors. o The Fund supports proposals to eliminate cumulative voting. o The Fund opposes re-pricing of stock options.

o             The Fund generally considers executive compensation questions such as stock option plans and bonus plans to be ordinary business activity. The Fund analyzes stock option plans, paying particular attention to their dilutive effect. While the Fund generally supports management proposals, the Fund opposes plans it considers to be excessive.

         The Fund is required to file Form N-PX, with its complete proxy voting record for the 12 months ended June 30th, no later than August 31st of each year. The Fund's Form N-PX filing is available (i) without charge, upon request, by calling the Fund toll-free at 1.800.525.7048 and (ii) on the SEC's website at
www.sec.gov.

 PORTFOLIO MANAGER

         The Fund's portfolio is managed by Timothy J. Birney (referred to as the "Portfolio Manager"). He is the person responsible for the day-to-day management of the Fund's investments.

     Other  Accounts  Managed.  In addition to  managing  the Fund's  investment portfolio,  Mr.  Birney  also  manages  other  investment  portfolios  and other accounts on behalf of the  Sub-Adviser or its  affiliates.  The following  table provides information  regarding the other portfolios and accounts managed by Mr.
Birney as of March 31, 2006.

--------------------------------------- ----------------------------------------------------------------------------

                                         Registered Investment        Other Pooled        Other Accounts**
                                               Companies          Investment Vehicles

--------------------------------------- ----------------------------------------------------------------------------
--------------------------------------- ----------------------------------------------------------------------------

Accounts Managed                                   4                       11                   None

--------------------------------------- ----------------------------------------------------------------------------
--------------------------------------- ----------------------------------------------------------------------------

Total Assets Managed*                            $ 412                   $1,117                 None

--------------------------------------- ----------------------------------------------------------------------------
--------------------------------------- ----------------------------------------------------------------------------

Accounts    with     Performance-Based             2                       2                    None
Advisory Fees

--------------------------------------- ----------------------------------------------------------------------------
--------------------------------------- ----------------------------------------------------------------------------

Total   Assets   in   Accounts    with            $129                    $349                  None

Performance-Based Advisory Fees*
--------------------------------------- ----------------------------------------------------------------------------
   * In millions.

   **  Does not include personal accounts of portfolio managers and their families, which are subject to the Code of Ethics.

       As indicated above, the Portfolio Manager also manages other funds and accounts. Potentially, at times, those responsibilities could conflict with the interests of the Fund. That may occur whether the investment objectives and strategies of the other funds and accounts are the same as, or different from, the Fund's investment objectives and strategies. For example Mr. Birney may need to allocate investment opportunities between the Fund and another fund or account having similar objectives or strategies, or he may need to execute transactions for another fund or account that could have a negative impact on the value of securities held by the Fund. Not all funds and accounts advised by the Sub-Adviser have the same management fee. If the management fee structure of another fund or account is more advantageous to the Sub-Adviser than the fee structure of the Fund, the Sub-Adviser could have an incentive to favor the other fund or account. However, the Sub-Adviser's compliance procedures and Code of Ethics recognize the Sub-Adviser's fiduciary obligation to treat all of its clients, including the Fund, fairly and equitably, and are designed to preclude
Mr. Birney from favoring one client over another. It is possible, of course, that those compliance procedures and the Code of Ethics may not always be adequate to do so. At different times, Mr. Birney may manage other funds or accounts with investment objectives and strategies similar to those of the Fund, or he may manage funds or accounts with different investment objectives and strategies.

     Compensation  of  the  Portfolio  Manager.   Mr.  Birney  is  employed  and
compensated by the  Sub-Adviser,  not the Fund. The  Sub-Adviser's  compensation structure  is  designed  to  attract  and  retain  highly  qualified  investment management professionals and to reward contributions toward creating shareholder value. As of March 31, 2006, Mr. Birney's  compensation  consisted of three main elements:  a base  salary,  an annual  discretionary  bonus and  eligibility  to participate in long-term awards of options and appreciation  rights in regard to the common stock of the Sub-Adviser's holding company parent

         The base pay component is reviewed regularly to ensure that it is commensurate with the requirements of the portfolios under Mr. Birney's management, reflects any specific competence or specialty of the manager, and is competitive with other comparable positions. The annual discretionary bonus is determined by senior management of the Sub-Adviser and is based on a number of factors, including management's evaluation of the Fund's pre-tax performance for periods since Mr. Birney became the Fund's portfolio manager. Other factors include management quality (such as style consistency, risk management, sector coverage, team leadership and coaching) and organizational development. The performance of other pooled investment vehicles and other accounts are also considered in determining Mr. Birney's compensation. Mr. Birney's compensation with respect to the Fund is not based on the total value of the Fund's portfolio assets, although the Fund's investment performance may increase those assets.
The compensation structure is also intended to reduce potential conflicts of interest between the Fund and other funds managed by Mr. Birney. The compensation structure of the other funds managed by Mr. Birney is the same as the compensation structure of the Fund, described above.

     Ownership  of Fund  Shares.  As of  March  31,  2006,  Mr.  Birney  did not
beneficially own any shares of the Fund.

FUND EXPENSES

         The Fund will bear all costs and expenses incurred in its business and operations other than those specifically required to be borne by the Adviser pursuant to the Advisory Agreement. Costs and expenses borne by the Fund include, but are not limited to, the following:

o                          all costs and expenses directly related to investment
                           transactions and positions for the Fund's account,
                           including, but not limited to, brokerage commissions,
                           research fees, interest and commitment fees on loans
                           and debit balances, borrowing charges on securities
                           sold short, dividends on securities sold but not yet
                           purchased, custodial fees, margin fees, transfer
                           taxes and premiums, taxes withheld on foreign
                           dividends and indirect expenses from investments in
                           Underlying Funds;

o                          all costs and expenses associated with the operation
                           and registration of the Fund, ongoing offering costs
                           and the costs of compliance with, any applicable
                           federal and state laws;

o                          all costs and expenses associated with the
                           organization and operation of separate investment
                           funds managed by Underlying Fund Managers retained by
                           the Fund;

o                          the costs and expenses of holding meetings of the
                           Board and any meetings of shareholders, including
                           costs associated with the preparation and
                           dissemination of proxy materials;
o                          the fees and disbursements of Fund counsel, legal
                           counsel to the Independent Trustees, Advisers,
                           Independent Registered Public Accounting Firm for the
                           Fund and other consultants and professionals engaged
                           on behalf of the Fund;
o        the Advisory Fee;
o the fees payable to custodians and other persons providing administrative services to the Fund; o the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board; o all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders; and
o        such other types of expenses as may be approved from time to time by the Board.

         The Underlying Funds will bear all expenses incurred in connection with their operations. These expenses are similar to those incurred by the Fund. The
Underlying Fund Managers generally will charge asset-based fees to and receive performance-based allocations from the Underlying Funds, which effectively will reduce the investment returns of the Underlying Funds and the amount of any distributions from the Underlying Funds to the Fund. These expenses, fees and allocations will be in addition to those incurred by the Fund itself.

                              CONFLICTS OF INTEREST
THE ADVISER

                  The Adviser and its affiliates manage the assets of registered investment companies other than the Fund and provide investment advisory services to other accounts. The Fund has no interest in these activities. The
Adviser and its officers or employees who assist in providing services to the
Fund will be engaged in substantial activities other than on behalf of the Fund and may have conflicts of interest in allocating their time and activity between the Fund and other registered investment companies and accounts managed by the
Adviser. The Adviser and its officers and employees will devote so much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

THE SUB-ADVISER

         The Sub-Adviser also provides investment advisory and other services, directly and through affiliates, to various entities and accounts other than the
Fund ("Tremont Accounts"). The Fund has no interest in these activities. The
Sub-Adviser and the investment professionals who, on behalf of the Sub-Adviser, will provide investment advisory services to the Fund will be engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and the Tremont
Accounts. Such persons will devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate.

PARTICIPATION IN INVESTMENT OPPORTUNITIES

         The Sub-Adviser expects to employ an investment program for the Fund that is substantially similar to the investment program employed by it for certain Tremont Accounts, including a private investment partnership that has an investment program that is substantially the same as the Fund's investment program. As a general matter, the Sub-Adviser will consider participation by the
Fund in all appropriate investment opportunities that are under consideration for those other Tremont Accounts. There may be circumstances, however, under which the Sub-Adviser will cause one or more Tremont Accounts to commit a larger percentage of their respective assets to an investment opportunity than to which the Sub-Adviser will commit the Fund's assets. There also may be circumstances under which the Sub-Adviser will consider participation by Tremont Accounts in investment opportunities in which the Sub-Adviser does not intend to invest on behalf of the Fund, or vice versa.

         The Sub-Adviser will evaluate for the Fund and for each Tremont Account a variety of factors that may be relevant in determining whether a particular investment opportunity or strategy is appropriate and feasible for the Fund or a
Tremont Account at a particular time, including, but not limited to, the following: (1) the nature of the investment opportunity taken in the context of the other investments at the time; (2) the liquidity of the investment relative to the needs of the particular entity or account; (3) the availability of the opportunity (i.e., size of obtainable position); (4) the transaction costs involved; and (5) the investment or regulatory limitations applicable to the particular entity or account. Because these considerations may differ for the
Fund and the Tremont Accounts in the context of any particular investment opportunity, the investment activities of the Fund and the Tremont Accounts may differ from time to time. In addition, the fees and expenses of the Fund will differ from those of the Tremont Accounts. Accordingly, the future performance of the Fund and the Tremont Accounts will vary.

         When the Sub-Adviser determines that it would be appropriate for the
Fund and one or more Tremont Accounts to participate in an investment transaction in the same Underlying Fund or other investment at the same time, it will attempt to aggregate, place and allocate orders on a basis that the
Sub-Adviser believes to be fair and equitable, consistent with its responsibilities under applicable law. Decisions in this regard are necessarily subjective and there is no requirement that the Fund participate, or participate to the same extent as the Tremont Accounts, in all investments or trades.
However, no participating entity or account will receive preferential treatment over any other and the Sub-Adviser will take steps to ensure that no participating entity or account will be systematically disadvantaged by the aggregation, placement and allocation of orders and investments.

         Situations may occur, however, where the Fund could be disadvantaged because of the investment activities conducted by the Sub-Adviser for the
Tremont Accounts. Such situations may be based on, among other things, the following: (1) legal restrictions or other limitations (including limitations imposed by Underlying Fund Managers with respect to Underlying Funds) on the combined size of positions that may be taken for the Fund and the Tremont
Accounts, thereby limiting the size of the Fund's position or the availability of the investment opportunity; (2) the difficulty of liquidating an investment for the Fund and the Tremont Accounts where the market cannot absorb the sale of the combined positions; and (3) the determination that a particular investment is warranted only if hedged with an option or other instrument and there is a limited availability of such options or other instruments. In particular, the
Fund may be legally restricted from entering into a "joint transaction" (as defined in the Investment Company Act) with the Tremont Accounts with respect to the securities of an issuer without first obtaining exemptive relief from the
SEC. See "Other Matters" below.

         Directors, officers, employees and affiliates of the Sub-Adviser may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment strategies or constraints, positions may be taken by directors, officers, employees and affiliates of the Sub-Adviser, or by the Sub-Adviser for the Tremont Accounts,
that are the same, different or made at a different time than positions taken for the Fund.

OTHER MATTERS

         Except in accordance with applicable law, the Adviser, the Sub-Adviser and their affiliates are not permitted to buy securities or other property from, or sell securities or other property to, the Fund. However, subject to certain conditions imposed by applicable rules under the Investment Company Act, the
Fund may effect certain principal transactions in securities with one or more accounts managed by the Adviser or the Sub-Adviser, except for accounts as to which the Adviser, the Sub-Adviser or any of their affiliates serves as a general partner or as to which they may be deemed to be an affiliated person (or an affiliated person of such a person), other than an affiliation that results solely from the Adviser, the Sub-Adviser or one of their affiliates serving as an investment adviser to the account. These transactions would be made in circumstances where the Sub-Adviser has determined it would be appropriate for the Fund to purchase (or sell), and the Adviser or the Sub-Adviser has determined it would be appropriate for another account to sell (or purchase), the same security or instrument on the same day.

         Future investment activities of the Adviser, the Sub-Adviser and their affiliates, and of their respective directors, officers or employees, may give rise to additional conflicts of interest.

                                   TAX ASPECTS
         This summary of certain aspects of the federal income tax treatment of the Fund is based upon the Internal Revenue Code of 1986, as amended (the
"Code"), judicial decisions, Treasury Regulations and rulings in existence on the date hereof, all of which are subject to change. This summary does not discuss the impact of various proposals to amend the Code which could change certain of the tax consequences of an investment in the Fund. This summary also does not discuss tax consequences that may be relevant to persons who are neither U.S. persons within the meaning of the Code nor persons exempt from federal income tax.

Tax Treatment of Fund Operations

         Qualification as a Regulated Investment Company. As a regulated investment company, the Fund is not subject to federal income tax on the portion of its net investment income (that is, taxable interest, dividends, and other taxable ordinary income, net of expenses and net short-term capital gain in excess of long-term capital loss) and capital gain net income (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes to shareholders. That qualification enables the Fund to "pass through" its income and realized capital gains to shareholders without the Fund having to pay tax on them. The Code contains a number of complex tests relating to qualification that the Fund might not meet in a particular year. If it did not qualify as a regulated investment company, the Fund would be treated for federal income tax purposes as an ordinary corporation and would receive no tax deduction for payments made to shareholders.

         To qualify as a regulated investment company, the Fund must distribute at least 90% of its investment company taxable income (in brief, net investment income and the excess of net short-term capital gain over net long-term capital loss) for the taxable year. The Fund must also satisfy certain other requirements of the Code, some of which are described below. Distributions by the Fund made during the taxable year or, under specified circumstances, within twelve months after the close of the taxable year, will be considered distributions of income and gains for the taxable year and will therefore count toward satisfaction of the above-mentioned requirement.

         To qualify as a regulated investment company, the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies (to the extent such currency gains are directly related to the regulated investment company's principal business of investing in stock or securities) and certain other income.

         In addition to satisfying the requirements described above, the Fund must satisfy an asset diversification test in order to qualify as a regulated investment company. Under that test, at the close of each quarter of the Fund's taxable year, at least 50% of the value of the Fund's assets must consist of cash and cash items, U.S. government securities, securities of other regulated investment companies, and securities of "other issuers". As to each of those
"other issuers", the Fund must not have invested more than 5% of the value of the Fund's total assets in securities of each such issuer and the Fund must not hold more than 10% of the outstanding voting securities of each such issuer. In addition, no more than 25% of the value of the Fund's total assets may be invested in the securities of any one issuer (other than U.S. government securities and securities of other regulated investment companies) or in two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses or related trades or businesses. For purposes of this test, obligations issued or guaranteed by certain agencies or instrumentalities of the U.S. government are treated as U.S. government securities.

         Excise Tax on Regulated Investment Companies. Under the Code, by
December 31 of each year, the Fund must distribute at least 98% of its taxable investment income earned from January 1 through December 31 of that year and at least 98% of its capital gains realized in the period from November 1 of the prior year through October 31 of the current year. If it does not, the Fund must pay an excise tax on the amounts not distributed. It is presently anticipated that the Fund will meet those requirements. To meet these requirements, in certain circumstances the Fund might be required to liquidate portfolio investments to make sufficient distributions. However, the Board and the Adviser might determine in a particular year that it would be in the best interests of shareholders for the Fund not to make such distributions at the required levels and to pay the excise tax on the undistributed amounts. That would reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated Business Taxable Income

         Generally, an exempt organization is exempt from federal income tax on its passive investment income, such as dividends, interest and capital gains.(1)
This general exemption from tax does not apply to the "unrelated business taxable income" ("UBTI") of an exempt organization. Generally, income and gain derived by an exempt organization from the ownership and sale of debt-financed property is taxable in the proportion to which such property is financed by
"acquisition indebtedness" during the relevant period of time. Accordingly, a tax-exempt U.S. person investing in the Fund will not realize UBTI with respect to an unleveraged investment in shares. Tax-exempt U.S. persons are urged to consult their own tax advisors concerning the U.S. tax consequences of an investment in the Fund.

                              ERISA CONSIDERATIONS
         Persons who are fiduciaries with respect to an employee benefit plan or other arrangement subject to the Employee Retirement Income Security Act of
1974, as amended (an "ERISA Plan" and "ERISA," respectively), and persons who are fiduciaries with respect to an IRA or Keogh Plan, which is not subject to
ERISA but is subject to the prohibited transaction rules of Section 4975 of the
Code (together with ERISA Plans, "Benefit Plans") should consider, among other things, the matters described below before determining whether to invest in the
Fund.

         ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to an ERISA Plan, including prudence, diversification, an obligation not to engage in a prohibited transaction and other standards. In determining whether a particular investment is appropriate for an ERISA Plan, Department of Labor ("DOL") regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan's portfolio, taking into consideration whether the investment is designed reasonably to further the
ERISA Plan's purposes, an examination of the risk and return factors, the portfolio's composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Tax
Aspects--Certain Issues Pertaining to Specific Exempt Organizations") and the
projected return of the total portfolio relative to the ERISA Plan's funding objectives. Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. For example, a fiduciary should consider whether an investment in the Fund may be too illiquid or too speculative for a particular ERISA Plan, and whether the assets of the
ERISA Plan would be sufficiently diversified. If a fiduciary with respect to any such ERISA Plan breaches its or his responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary itself or himself may be held liable for losses incurred by the ERISA Plan as a result of such breach.

         Because the Fund is registered as an investment company under the
Investment Company Act, the underlying assets of the Fund should not be considered to be "plan assets" of the ERISA Plans investing in the Fund for purposes of ERISA's (or the Code's) fiduciary responsibility and prohibited transaction rules. Thus, neither the Adviser nor the Sub-Adviser will be fiduciaries within the meaning of ERISA by reason of their authority with respect to the Fund.

         A Benefit Plan which proposes to invest in the Fund will be required to represent that it, and any fiduciaries responsible for such Plan's investments, are aware of and understand the Fund's investment objective, policies and strategies, that the decision to invest plan assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the
Benefit Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the
Code.

         Certain prospective Benefit Plan Members may currently maintain relationships with the Adviser, the Sub-Adviser or their affiliates. Each of such persons may be deemed to be a party in interest to and/or a fiduciary of any Benefit Plan to which it provides investment management, investment advisory or other services. ERISA prohibits (and the Code penalizes) the use of ERISA and
Benefit Plan assets for the benefit of a party in interest and also prohibits
(or penalizes) an ERISA or Benefit Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration.
ERISA and Benefit Plan Members should consult with counsel to determine if participation in the Fund is a transaction that is prohibited by ERISA or the
Code. Fiduciaries of ERISA or Benefit Plan Members will be required to represent that the decision to invest in the Fund was made by them as fiduciaries that are independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decision and that they have not relied on any individualized advice or recommendation of such affiliated persons, as a primary basis for the decision to invest in the Fund.

         The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained in this SAI and the prospectus is general and may be affected by future publication of regulations and rulings. Potential
Benefit Plan Members should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of shares.

                                    BROKERAGE

         Each Underlying Fund Manager is directly responsible for placing orders for the execution of portfolio transactions for the Underlying Fund or
Segregated Account that it manages and for the allocation of brokerage.
Transactions on U.S. stock exchanges and on some foreign stock exchanges involve the payment of negotiated brokerage commissions. On the great majority of foreign stock exchanges, commissions are fixed. No stated commission is generally applicable to securities traded in over-the-counter markets, but the prices of those securities include undisclosed commissions or mark-ups.

         In selecting brokers and dealers to execute transactions on behalf of an Underlying Fund or Segregated Account, each Underlying Fund Manager will generally seek to obtain the best price and execution for the transactions, taking into account factors such as price, size of order, difficulty of execution and operational facilities of a brokerage firm, the scope and quality of brokerage services provided, and the firm's risk in positioning a block of securities. Although it is expected that each Underlying Fund Manager generally will seek reasonably competitive commission rates, an Underlying Fund Manager will not necessarily pay the lowest commission available on each transaction.
The Underlying Fund Managers will typically have no obligation to deal with any broker or group of brokers in executing transactions in portfolio securities.
Brokerage practices adopted by Underlying Fund Managers with respect to
Underlying Funds may vary and will be governed by each Underlying Fund's organizational documents.

         Consistent with the principle of seeking best price and execution, an
Underlying Fund Manager may place orders for an Underlying Fund or Segregated
Account with brokers that provide the Underlying Fund Manager and its affiliates with supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. The expenses of the Underlying Fund Managers are not necessarily reduced as a result of the receipt of this supplemental information, which may be useful to the Underlying Fund Managers or their affiliates in providing services to clients other than the Underlying Funds and the Segregated
Accounts they manage. In addition, not all of the supplemental information is necessarily used by an Underlying Fund Manager in connection with the Underlying
Fund or Segregated Account it manages. Conversely, the information provided to an Underlying Fund Manager by brokers and dealers through which other clients of the Underlying Fund Manager or its affiliates effect securities transactions may be useful to the Underlying Fund Manager in providing services to the Underlying
Fund or a Segregated Account.

         It is anticipated that Underlying Fund Managers (including each
Underlying Fund Manager retained to manage a Segregated Account) will generally follow brokerage placement practices similar to those described above. The brokerage placement practices described above will also be followed by the
Sub-Adviser to the extent it places transactions for the Fund. However, certain
Underlying Fund Managers (other than those managing Segregated Accounts) may have policies that permit the use of brokerage commissions of an Underlying Fund to obtain products or services that are not research related and that may benefit the Underlying Fund Manager.

                            DISTRIBUTION ARRANGEMENTS

General Terms. The Distributor acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions, pursuant to the terms of a
General Distributor's Agreement entered into with the Fund. Shares may be purchased through the Distributor or through brokers or dealers that have entered into selling agreements with the Distributor. The Fund is not obligated to sell to a broker or dealer any shares that have not been placed with
Qualified Investors that meet all applicable requirements to invest in the Fund.
The Distributor maintains its principal office at 6803 South Tucson Way,
Centennial, Colorado 80112, and is an affiliate of the Adviser and the
Sub-Adviser.

         Shares will be offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board.

         Neither the Distributor nor any other broker or dealer is obligated to buy from the Fund any of the shares. The Distributor does not intend to make a market in the shares. The Fund has agreed to indemnify the Distributor and its affiliates and certain other persons against certain liabilities under the
Securities Act.

                         PAYMENTS TO FUND INTERMEDIARIES

         Financial intermediaries may receive various forms of compensation or reimbursement from the Fund in the form of 12b-1 plan payments as described in the preceding section of this SAI. They may also receive payments or concessions from the Distributor, derived from sales charges paid by the clients of the financial intermediary, also as described in this SAI. Additionally, the Adviser and/or the Distributor (including their affiliates) may make payments to financial intermediaries in connection with their offering and selling shares of the Fund and other Oppenheimer funds, providing marketing or promotional support, transaction processing and/or administrative services. Among the financial intermediaries that may receive these payments are brokers and dealers who sell and/or hold shares of the Fund, banks (including bank trust departments), registered investment advisers, insurance companies, retirement plan and qualified tuition program administrators, third party administrators, and other institutions that have selling, servicing or similar arrangements with the Adviser or Distributor. The payments to intermediaries vary by the types of product sold, the features of the Fund share class and the role played by the intermediary.

         Possible types of payments to financial intermediaries include, without limitation, those discussed below.

o Payments made by the Fund, or by an investor buying or selling shares of the
Fund may include:

o                   initial front-end sales charges, all or a portion of which front-end sales charges are payable by the Distributor to
                    financial intermediaries (see "Distribution Arrangements" in the prospectus);
o                   shareholder servicing payments for providing omnibus
                    accounting, recordkeeping, networking, sub-transfer agency or other administrative or shareholder services, including retirement plan and 529 plan administrative services fees, which are paid from the assets of a Fund as reimbursement to the Adviser or Distributor for expenses they incur on behalf of the Fund.

o            Payments made by the Adviser or Distributor out of their respective resources and assets, which may include profits the Adviser derives from investment advisory fees paid by the Fund. These payments are made at the discretion of the Adviser and/or the Distributor. These payments, often referred to as "revenue sharing" payments, may be in addition to the payments by the Fund listed above.

o                   These types of payments may reflect compensation for
                    marketing support, support provided in offering the Fund or other Oppenheimer funds through certain trading platforms
                    and programs, transaction processing or other services;
o                   The Adviser and Distributor each may also pay other
                    compensation to the extent the payment is not prohibited by law or by any self-regulatory agency, such as the NASD.
                    Payments are made based on the guidelines established by the
                    Adviser and Distributor, subject to applicable law. The
                    Adviser pays a monthly fee to its affiliate, OFI
                    Institutional Asset Management, Inc., out of its own
                    resources in an amount equal to 50% of the amount of the
                    advisory fee earned by the Adviser under the Advisory
                    Agreement in connection with providing selling and marketing support to the Adviser and the Fund.

         These payments may provide an incentive to financial intermediaries to actively market or promote the sale of shares of the Fund or other Oppenheimer funds, or to support the marketing or promotional efforts of the Distributor in offering shares of the Fund or other Oppenheimer funds. In addition, some types of payments may provide a financial intermediary with an incentive to recommend the Fund. Financial intermediaries may earn profits on these payments, since the amount of the payment may exceed the cost of providing the service. Certain of these payments are subject to limitations under applicable law. Financial intermediaries may categorize and disclose these arrangements to their clients and to members of the public in a manner different from the disclosures in the
Fund's prospectus and this SAI. You should ask your financial intermediary for information about any payments it receives from the Fund, the Adviser or the
Distributor and any services it provides, as well as the fees and commissions it charges.

         Although brokers or dealers that sell Fund shares may also act as a broker or dealer in connection with the execution of the purchase or sale of portfolio securities by the Fund or other Oppenheimer funds, a financial intermediary's sales of shares of the Fund or such other Oppenheimer funds is not a consideration for the Adviser when choosing brokers or dealers to effect portfolio transactions for the Fund or such other Oppenheimer funds.

         Revenue sharing payments can pay for distribution-related or asset retention items including, without limitation,

o            transactional support, one-time charges for setting up access for the Fund or other Oppenheimer funds on particular trading systems, and paying the intermediary's networking fees;
o            program support, such as expenses related to including the
             Oppenheimer funds in retirement plans, college savings plans, fee-based advisory or wrap fee programs, fund "supermarkets", bank or trust company products or insurance companies' variable annuity or variable life insurance products;
o            placement on the dealer's list of offered funds and providing representatives of the Distributor with access to a financial intermediary's sales meetings, sales representatives and management representatives.

         Additionally, the Adviser or Distributor may make payments for firm support, such as business planning assistance, advertising, and educating a financial intermediary's sales personnel about the Oppenheimer funds and shareholder financial planning needs.

         For the year ended December 31, 2005, the following financial intermediaries that are broker-dealers offering shares of the Oppenheimer funds, and/or their respective affiliates, received revenue sharing or similar distribution-related payments from the Adviser or Distributor for marketing or program support:

Advantage Capital Corp./Financial Services Corp.           Advest, Inc.
Aegon USA                                                  Aetna Retirement Services, Inc.
A.G. Edwards & Sons, Inc.                                  AIG Life
Allianz Life Insurance Company                             Allmerica Financial Life Insurance and Annuity Co.
Allstate Financial Advisors                                American Enterprise Life Insurance
American General Securities, Inc.                          American General Annuity
Ameriprise Financial Services, Inc.                        American Portfolio Financial Services, Inc.
Ameritas Life Insurance Corporation                        Annuity Investors Life
Associated Securities                                      AXA Advisors
Banc One Securities Corp.                                  BNY Investment Center, Inc.
Cadaret Grant & Co. Inc.                                   Charles Schwab - Great West Life
Chase Investment Services Corp.                            CitiCorp Investment Services, Inc.
Citigroup Global Markets, Inc. (SSB)                       CitiStreet
Citizens Bank of Rhode Island                              CJM Planning Corp.
Columbus Life Insurance Company                            Commonwealth Financial Network
CUNA Brokerage Services, Inc.                              CUSO Financial Services, L.P.
Federal Kemper Life Assurance Company                      Financial Network (ING)
First Global Capital                                       GE Financial Assurance - GE Life & Annuity
Glenbrook Life and Annuity Co.                             Hartford
HD Vest                                                    HSBC Brokerage (USA) Inc.
ING Financial Advisers                                     ING Financial Partners
Jefferson Pilot Life Insurance Company                     Jefferson Pilot Securities Corp.
John Hancock Life Insurance Co.                            Kemper Investors Life Insurance Co.
Legend Equities Corp.                                      Legg Mason
Lincoln Benefit Life                                       Lincoln Financial
Lincoln Investment Planning, Inc.                          Lincoln National Life
Linsco Private Ledger                                      MassMutual Financial Group and affiliates
McDonald Investments, Inc.                                 Merrill Lynch & Co. and affiliates
MetLife and affiliates                                     Minnesota Life Insurance Company
Mony Life Insurance Co.                                    Morgan Stanley Dean Witter, Inc.
Multi-Financial (ING)                                      Mutual Service Corporation
National Planning Holdings, Inc.                           Nationwide and affiliates
NFP                                                        New York Life Securities, Inc.
Park Avenue Securities LLC                                 PFS Investments, Inc.
Prime Capital Services, Inc.                               Primevest Financial Services, Inc. (ING)
Protective Life Insurance Co.                              Prudential Investment Management Services LLC
Raymond James & Associates                                 Raymond James Financial Services
RBC Dain Rauscher Inc.                                     Royal Alliance
Securities America Inc.                                    Security Benefit Life Insurance Co.
Sentra Securities                                          Signator Investments
Sun Life Assurance Company of Canada                       SunAmerica Securities, Inc.
SunTrust Securities                                        Thrivent
Travelers Life & Annuity Co., Inc.                         UBS Financial Services Inc.
Union Central Life Insurance Company                       United Planners
Valic Financial Advisors, Inc.                             Wachovia Securities LLC
Walnut Street Securities (Met Life Network)                Waterstone Financial Group
Wells Fargo Investments, LLC

         For the year ended December 31, 2005, the following firms, which in some cases are broker-dealers, received payments from the Adviser or Distributor for administrative or other services provided (other than revenue sharing arrangements), as described above:

ABN AMRO Financial Services Inc.                           ACS HR Solutions LLC
Administrative Management Group                            ADP Broker/Dealer Inc.
Aetna Financial Services                                   Alliance Benefit Group
American Stock Transfer & Trust Co                         Ameriprise Financial Services, Inc.
Baden Retirement Plan Services LLC                         Banc One Securities Corp.
BCG Securities                                             Benefit Administration Company LLC
Benefit Administration Inc.                                Benefit Plans Administrative Services
Benetech Inc.                                              Bisys Retirement Services
Boston Financial Data Services Inc.                        Ceridian Retirement Plan Services
Charles Schwab & Co Inc.                                   Charles Schwab Trust Company
Circle Trust Company                                       Citigroup Global Markets Inc.
CitiStreet                                                 City National Bank
Columbia Funds Distributor Inc.                            CPI Qualified Plan Consultants Inc.
Daily Access.Com Inc.                                      Digital Retirement Solutions
DST Systems Inc.                                           Dyatech LLC
Edgewood/Federated Investments                             ERISA Administrative Services Inc.
Expert Plan Inc.                                           FASCorp
FBD Consulting Inc.                                        Fidelity Institutional Operations Co.
Fidelity Investments                                       First National Bank of Omaha
First Trust Corp.                                          First Trust-Datalynx
Franklin Templeton                                         Geller Group LTD
GoldK Inc.                                                 Great West Life & Annuity Ins Co.
Hartford Life Insurance Co                                 Hewitt Associates LLC
ICMA-RC Services LLC                                       Independent Plan Coordinators Inc.
ING                                                        Ingham Group
Interactive Retirement Systems                             Invesco Retirement Plans
Invesmart                                                  InWest Pension Management
John Hancock Life Insurance Co.                            JPMorgan Chase & Co
JPMorgan Chase Bank                                        July Business Services
Kaufman & Goble                                            Leggette & Company Inc.
Lincoln National Life                                      MassMutual Financial Group and affiliates
Matrix Settlement & Clearance Services                     Mellon HR Solutions
Mercer HR Services                                         Merrill Lynch & Co., Inc.
Metavante 401(k) Services                                  Metlife Securities Inc.
MFS Investment Management                                  Mid Atlantic Capital Corp.
Milliman Inc.                                              Morgan Stanley Dean Witter Inc.
National City Bank                                         National Financial Services Corp.
Nationwide Investment Service Corp.                        New York Life Investment Management
Northeast Retirement Services                              Northwest Plan Services Inc.
Pension Administration and Consulting                      PFPC Inc.
Plan Administrators Inc.                                   PlanMember Services Corporation
Princeton Retirement Group Inc.                            Principal Life Insurance Co
Programs for Benefit Plans Inc.                            Prudential Retirement Insurance & Annuity Co.
Prudential Retirement Services                             PSMI Group
Putnam Investments                                         Quads Trust Company
RSM McGladrey Retirement Resources                         SAFECO
Standard Insurance Co                                      Stanley Hunt DuPree Rhine
Stanton Group Inc.                                         State Street Bank & Trust
Strong Capital Management Inc.                             Symetra Investment Services Inc.
T Rowe Price Associates                                    Taylor Perky & Parker LLC
Texas Pension Consultants                                  The 401(K) Company
The Chicago Trust Company                                  The Retirement Plan Company LLC
The Vanguard Group                                         TruSource
Unified Fund Services Inc.                                 Union Bank & Trust Co. (Nebraska)
USI Consulting Group (CT)                                  Valic Retirement Services Co
Wachovia Bank NA                                           Web401k.com
Wells Fargo Bank NA                                        Wilmington Trust Company
WySTAR Global Retirement Solutions

                               VALUATION OF ASSETS
         The net asset value of the Fund is computed, generally monthly, as of the close of business on the following days: (i) the last day of each fiscal year, (ii) the date preceding the date as of which any shares of the Fund are purchased, and (iii) any day as of which the Fund repurchases any shares. The
Fund's net asset value is the value of the Fund's assets less its liabilities divided by the shares outstanding. The net asset value is computed in accordance with the pricing policies and procedures adopted by the Board.

         The Fund's investment in Underlying Funds are subject to the terms and conditions of the respective operating agreements and offering memoranda, as appropriate, pursuant to which the Fund will value its investments in Underlying
Funds at fair value. The Fund's investments in Underlying Funds are carried at fair value as determined by the Fund's pro-rata interest in the net assets of each Underlying Fund. These Underlying Funds value their underlying investments in accordance with policies established by such Underlying Funds, as described in each of their financial statements and offering memoranda. All valuations utilize financial information supplied by each Underlying Fund and are net of management and performance incentive fees or allocations payable to the
Underlying Fund Managers pursuant to the Underlying Funds' agreements. Where no value is readily available from an Underlying Fund or where a value is supplied by an Underlying Fund is deemed not to be indicative of its value, the
Underlying Fund will be valued at fair value as determined in good faith by the
Board or in accordance with the procedures adopted by the Board. In accordance with the Advisory Agreement, the Adviser values the Fund's assets based on such reasonably available relevant information as it considers material. Because of the inherent uncertainty of valuation, the values of the Fund's investments may differ significantly from the values that would have been used had a ready market for the investments held by the Fund been available.

         To the extent Underlying Fund Managers are engaged to manage the
Segregated Accounts, the Fund will value portfolio securities of the Segregated
Accounts managed by the Underlying Fund Managers as described below:

                  Equity securities, puts, calls and futures traded on a U.S.
                  securities exchange or on NASDAQ are valued as follows:

                           (1) if last sale information is regularly reported,
                               they are valued at the last reported sale price
                               on the principal exchange on which they are
                               traded or on NASDAQ, as applicable, on that day,
                               or

                           (2) if last sale information is not available on a
                               valuation date, they are valued at the last
                               reported sale price preceding the valuation date
                               if it is within the spread of the closing "bid"
                               and "asked" prices on the valuation date or, if
                               not, at the closing "bid" price on the valuation
                               date.
                  Equity securities traded on a foreign securities exchange
                  generally are valued in one of the following ways:

                           (1) at the last sale price available to the pricing
                               service approved by the Trustees, or

                           (2) at the last sale price obtained by the Adviser
                               from the report of the principal exchange on
                               which the security is traded at its last trading
                               session on or immediately before the valuation
                               date, or

                           (3) at the mean between the "bid" and "asked" prices
                               obtained from the principal exchange on which the
                               security is traded or, on the basis of reasonable
                               inquiry, from two market makers in the security.
                  The following securities are valued at the mean between the
                  "bid" and "asked" prices determined by a pricing service
                  approved by the Trustees or obtained by the Adviser from two active market makers in the security on the basis of
                  reasonable inquiry:

                           (1) debt instruments that have a maturity of more
                           than 397 days when issued, (2) debt instruments that
                           had a maturity of 397 days or less when issued and
                           have a
                               remaining maturity of more than 60 days,
                           (3) non-money market debt instruments that had a
                               maturity of 397 days or less when issued and
                               which have a remaining maturity of 60 days or
                               less, and
                           (4) puts, calls and futures that are not traded on an
                               exchange or on NASDAQ.

                  Money market debt securities that had a maturity of less than
                  397 days when issued that have a remaining maturity of 60 days or less are valued at cost, adjusted for amortization of
                  premiums and accretion of discounts.

                  Securities (including restricted securities) not having
                  readily-available market quotations are valued at fair value determined under procedures established by the Trustees. If the Adviser is unable to locate two market makers willing to give quotes, a security may be priced at the mean between the
                  "bid" and "asked" prices provided by a single active market maker (which in certain cases may be the "bid" price if no
                  "asked" price is available). The Fund's interests in
                  Underlying Funds will not have readily available market
                  quotations and will be valued at their "fair value," as
                  determined under procedures established by the Trustees. As described in the prospectus, with respect to its interests in
                  Underlying Funds, the Fund will normally rely on valuation information provided by Underlying Fund Managers as being the
                  "fair value" of such investments. The Trustees, however, will consider such information provided by Underlying Fund
                  Managers, as well as other available information, and may
                  possibly conclude in unusual circumstances that the
                  information provided by an Underlying Fund Manager does not represent the "fair value" of the Fund's interests in
                  Underlying Funds.

                  In the case of U.S. government securities, mortgage-backed securities, corporate bonds and foreign government securities, when last sale information is not generally available, the
                  Adviser may use pricing services approved by the Trustees. The pricing service may use "matrix" comparisons to the prices for comparable instruments on the basis of quality, yield, and maturity. Other special factors may be involved (such as the tax-exempt status of the interest paid by municipal
                  securities). The Adviser will monitor the accuracy of the
                  pricing services. That monitoring may include comparing prices used for portfolio valuation to actual sales prices of
                  selected securities.

                  The closing prices in the London foreign exchange market on a particular business day that are provided by a bank, dealer or pricing service that the Adviser has determined to be reliable are used to value foreign currency, including forward foreign currency contracts, and to determine the U.S. dollar value of securities that are denominated or quoted in foreign currency.

            INDEPENDENT REGISTERED ACCOUNTING FIRM AND LEGAL COUNSEL

         Ernst & Young LLP serves as the Independent Registered Public
Accounting Firm of the Fund. Its principal business address is 5 Times Square,
New York, NY 10036.

         Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York, acts as Fund Counsel and Independent Trustee Counsel.

                                    CUSTODIAN
         Citibank, N.A. (the "Custodian") serves as the custodian of the Fund's assets, and may maintain custody of the Fund's assets with domestic and non-U.S.
subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Board. Assets of the Fund are not held by the
Adviser or the Sub-Adviser or commingled with the assets of other accounts except to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian's principal business address is 111 Wall Street, New
York, New York 10005.

               CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

         As of June _____, 2006, the Adviser owned approximately _____% of the shares of the Fund. The Adviser is a corporation organized under the laws of
Colorado and maintains its principal office at Two World Financial Center, 225
Liberty Street, New York, New York 10281-1008. Any shareholder that holds more than 25% of the shares may be deemed to control the Fund and generally would be in a position to control the outcome of voting on matters as to which shareholders are entitled to vote.

         In addition, as of June _____, 2006, the following persons are all of the other persons who own of record or are known by the Fund to own beneficially
5% or more of the outstanding shares of the Fund.

------------------------------------------------------ ----------------------------------- -------------------------
Name                                                   Address                             Percentage of Shares
                                                                                           Owned
------------------------------------------------------ ----------------------------------- -------------------------
------------------------------------------------------ ----------------------------------- -------------------------

------------------------------------------------------ ----------------------------------- -------------------------
------------------------------------------------------ ----------------------------------- -------------------------

------------------------------------------------------ ----------------------------------- -------------------------
------------------------------------------------------ ----------------------------------- -------------------------

------------------------------------------------------ ----------------------------------- -------------------------
------------------------------------------------------ ----------------------------------- -------------------------

------------------------------------------------------ ----------------------------------- -------------------------
------------------------------------------------------ ----------------------------------- -------------------------

------------------------------------------------------ ----------------------------------- -------------------------

SUMMARY OF DECLARATION OF TRUST
         The following is a summary description of additional items and of select provisions of the Declaration of Trust that are not described elsewhere in this SAI or in the Fund's prospectus. The description of such items and provisions is not definitive and reference should be made to the complete text of the Declaration of Trust filed as an exhibit to the Fund's Registration
Statement.

TERM, DISSOLUTION AND LIQUIDATION

         The liquidation of the Fund may be authorized at any time by vote of a majority of the Trustees or instrument executed by a majority of their number then in office, provided the Trustees find that it is in the best interest of the shareholders of the Fund or as otherwise provided in the Declaration of
Trust.

         Upon the occurrence of any event of dissolution, the Board or the
Adviser, acting as liquidator under appointment by the Board (or another liquidator, if the Board does not appoint the Adviser to act as liquidator or is unable to perform this function), is charged with winding up the affairs of the
Fund and liquidating its assets.

         Upon the dissolution of the Fund, its assets are to be distributed (1)
first to satisfy the debts, liabilities and obligations of the Fund, other than debts to shareholders, including actual or anticipated liquidation expenses, and
(2) then to satisfy debts, liabilities and obligations owing to the shareholders. Assets may be distributed in-kind on a pro rata basis if the Board or liquidator determines that such a distribution would be in the interests of the shareholders in facilitating an orderly liquidation.

VOTING

         Each shareholder has the right to cast a number of votes equal to the number of shares owned at a meeting of shareholders called by the Board or by shareholders holding not less than one-third of the total number of votes eligible to be cast. Shareholders will be entitled to vote on any matter on which shareholders of a registered investment company organized as a business trust would normally be entitled to vote, including the election of Trustees, approval of the Fund's investment advisory agreement, and approval of the Fund's auditors, and on certain other matters, to the extent that the Investment
Company Act requires a vote of shareholders on any such matters. Except for the exercise of their voting privileges, shareholders in their capacity as such are not entitled to participate in the management or control of the Fund's business, and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

         The Fund will furnish to shareholders as soon as practicable after the end of each taxable year such information as is necessary for shareholders to complete federal and state income tax or information returns, along with any other tax information required by law. The Fund will send to shareholders a semi-annual and an audited annual report within 60 days after the close of the period for which it is being made, or as otherwise required by the Investment
Company Act. Quarterly reports from the Adviser or the Sub-Adviser regarding the
Fund's operations during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

         For accounting purposes, the Fund's fiscal year is the 12-month period ending on March 31st. For tax purposes, the Fund intends to adopt the 12-month period ending December 31 of each year as its taxable year.

                       FUND ADVERTISING AND SALES MATERIAL

         Advertisements and sales literature relating to the Fund and reports to shareholders may include quotations of investment performance. In these materials, the Fund's performance will normally be portrayed as the net return to an investor in the Fund during each month or quarter of the period for which investment performance is being shown. In addition to reporting standardized return performance, cumulative performance and year-to-date performance computed by aggregating quarterly or monthly return data may also be used. Investment returns will be reported on a net basis, after all fees and expenses. Other methods may also be used to portray the Fund's investment performance.

         The Fund's investment performance will vary from time to time, and past results are not necessarily representative of future results.

         Comparative performance information, as well as any published ratings, rankings and analyses, reports and articles discussing the Fund, may also be used to advertise or market the Fund, including data and materials prepared by recognized sources of such information. Such information may include comparisons of the Fund's investment performance to the performance of recognized market indices and indices, including but not limited to the CSFB/Tremont Underlying
Fund Index, an index prepared in part by Tremont Advisers, Inc., an affiliate of the Adviser and the Sub-Adviser. Comparisons may also be made to economic and financial trends and data that may be relevant for investors to consider in determining whether to invest in the Fund.

                              FINANCIAL STATEMENTS

         The Fund's audited financial statements for the year ended March 31,
2006 immediately follow.

A-1

                                   Appendix A

                            Industry Classifications

A) Basic Materials

1) Chemicals
2) Forest Products & Paper
3) Iron/Steel
4) Mining
B) Communications

5) Advertising 6) Internet 7) Media
8) Telecommunications
C) Consumer, (Cyclical)

9) Airlines 10) Apparel
11)      Auto Manufacturers
12)      Auto Parts & Equipment
13)      Distribution/Wholesale
14)      Entertainment
15)      Food Service
16)      Home Builders
17)      Home Furnishings
18)      Housewares
19)      Leisure Time
20)      Lodging
21)      Office furnishings
22)      Retail
23)      Storage/Warehousing
24)      Textiles
25)      Toys/Games/Hobbies
D)       Consumer, (Non-Cyclical)

26) Agriculture 27) Beverages 28) Biotechnology
29)      Commercial Services
30)      Cosmetics/Personal Carte
31)      Food
32)      Healthcare-Products
33)      Healthcare-Services
34)      Household Products/Wares
35)      Pharmaceuticals
E)       Diversified

36) Holding Companies-Divers
F) Energy

37) Coal 38) Energy-alternate Sources 39) Oil & Gas 40) Oil & Gas Services 41)
Pipelines G) Financial

42) Banks 43) Closed-end Funds
44) Country Funds-Closed-end 45) Diversified Financial Service 46) Insurance 47)
Investment Companies
48) REITS
49) Real Estate
50) Savings 7 Loans
51) Venture Capital
H) Industrial

52) Aerospace/Defense 53) Building Materials
54)      Electrical Company & Equipment
55)      Electronics
56)      Engineering & construction
57)      Environmental Control
58)      Hand/Machine Tools
59)      Machinery - Construction & mining
60)      Machinery - Diversified
61)      Metal Fabricates/Hardware
62)      Miscellaneous Manufacture
63)      Packaging & Containers
64)      Shipbuilding
65)      Transportation
66)      Trucking & Leasing
I)       Technology

67) Computers
68) Office/Business Equipment
69) Semiconductors
70) Software
J) Utilities

71) Electric 72) Gas 73) Water

NYDB01 17222512.6 052904 1426E  01920318

OFI Tremont Market Neutral Underlying Fund

6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Sub-Adviser
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

PX0481.0706

(1) With certain exceptions, tax-exempt organizations which are private foundations are subject to a 2% federal excise tax on their "net investment income." The rate of the excise tax for any taxable year may be reduced to 1% if the private foundation meets certain distribution requirements for the taxable year. A private foundation will be required to make payments of estimated tax with respect to this excise tax.

                                 OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                                     FORM N-2

                                                      PART C
                                                 OTHER INFORMATION

Item 25.      Financial Statements and Exhibits

(1)    Financial Statements: To be filed by Amendment.

       Part A:  Financial Highlights: To be filed by Amendment.

       Part  B:  Report  of  Independent  Auditors,  Statement  of  Assets  and  Liabilities,  Notes  to  Financial
Statements: To be filed by Amendment.

(2)    Exhibits:

(a)      (i)      Declaration  of Trust  dated as of May 24,  2002:  Previously  filed  with  Registrant's  Initial
           Registration Statement, 6/4/02, and incorporated herein by reference.

           (ii)   Amended  and  Restated  Declaration  of Trust  dated  October  16,  2002:  Previously  filed with
           Registrant's Pre-Effective Amendment No. 1, 10/18/02, and incorporated herein by reference.

(b)      By-Laws:  Previously filed with  Registrant's  Pre-Effective  Amendment No. 2, 12/18/02,  and incorporated herein by reference.

(c)      Not applicable.

(d)      Not applicable.

(e)      Not applicable.

(f)      Not applicable.

(g)      (i)      Amended and Restated  Investment  Advisory  Agreement  dated  January 1, 2005:  Previously  filed with Registrant's Post-Effective Amendment No. 9, 6/2/05, and incorporated herein by reference.

           (ii)   Amended and  Restated  Sub-Advisory  Investment  Management  Agreement  dated as of June 2, 2004:
           Previously filed with Registrant's  Post-Effective  Amendment No. 7, 6/10/04, and incorporated herein by reference.

(h)      (i)      General  Distributor's  Agreement:  Previously filed with  Registrant's  Pre-Effective  Amendment
           No. 1, 10/22/02, and incorporated herein by reference.

           (ii)   Form of Selling  Agreement  between  OppenheimerFunds  Distributor,  Inc. and  selected  dealers:
           Previously  filed with  Pre-Effective  Amendment  No. 1 to the  Registration  Statement  of  Oppenheimer
           Tremont Market Neutral Fund LLC (Reg. No. 333-71716, 12/7/01) and incorporated herein by reference.

           (iii)  Form of Selling  Agreement between  OppenheimerFunds  Distributor,  Inc. and selected  registered investment advisers:  Previously filed with Registrant's  Pre-Effective  Amendment No. 1, 10/22/02,  and
           incorporated herein by reference.

(i)      Not applicable.

(j)      Custody  Agreement - Previously  filed with  Registrant's  Pre-Effective  Amendment No. 1,  10/22/02,  and
           incorporated herein by reference.

(k)      (i)      Escrow  Agreement  with  Citibank,   N.A.:  Previously  filed  with  Registrant's   Pre-Effective
           Amendment No. 1, 10/22/02, and incorporated herein by reference.

           (ii)   Amended and Restated Administration  Agreement between the Registrant and OppenheimerFunds,  Inc.
           dated June 2, 2004:  Previously filed with  Registrant's  Post-Effective  Amendment No. 9, 6/10/04,  and
           incorporated herein by reference.

           (iii)  Amended and Restated  Sub-Administration  Agreement  between  OppenheimerFunds,  Inc. and Tremont
           Partners,  Inc.:  Previously  filed with  Registrant's  Post-Effective  Amendment  No. 9,  6/10/04,  and
           incorporated herein by reference.

           (iv)   Fund and Investor  Accounting  Services  Agreement  between  OppenheimerFunds,  Inc. and selected broker-dealers or financial  advisers:  Previously filed with Registrant's  Pre-Effective  Amendment No.
           2, 12/18/02, and incorporated herein by reference.

(l)      Opinion  and  Consent  of Mayer,  Brown,  Rowe & Maw:  Previously  filed with  Registrant's  Pre-Effective
           Amendment No. 2, 12/18/02, and incorporated herein by reference.

(m)      Not applicable.

(n)      Consent of Independent Registered Public Accounting Firm: to be filed by Amendment.

(o)      Not applicable.

(p)      Investment  Letter from OFI  Institutional  Investment  Management,  Inc. to Registrant:  Previously filed with Registrant's Pre-Effective Amendment No. 2, 12/18/02, and incorporated herein by reference.

(q)      Not applicable.

(r)      (i)  Amended and Restated  Code of Ethics of the  Oppenheimer  Funds dated March 31, 2006 under Rule 17j-1 of the Investment Company Act of 1940:  Previously filed with Post-Effective  Amendment No. 13 to the
              Registration  Statement of Oppenheimer  MidCap Fund (Reg. No.  333-31533,  4/7/06),  and incorporated herein by reference.

              (ii)  Amended and Restated  Code of Ethics of Tremont  Partners,  Inc.  dated  February 1, 2005 under
              Rule  17j-1  of  the   Investment   Company  Act  of  1940:   Previously   filed  with   Registrant's
              Post-Effective Amendment #10, 7/29/05 and incorporated herein by reference.

(s)      (i)  Powers of Attorney for John Murphy and Brian Wixted dated  December 15, 2005:  Previously  filed with
              Post-Effective  Amendment No. 16 to the Registration  Statement of Oppenheimer  Enterprise Fund (Reg.
              No. 33-58343), (12/21/05), and incorporated herein by reference.

              (ii)  Power of Attorney for all  Trustees/Directors  (except Mr.  Wruble)  dated  September 27, 2005:
              Previously filed with  Post-Effective  Amendment No. 2 to the  Registration  Statement of Oppenheimer
              Limited Term California Fund (Reg. No. 333-111230), (9/29/05), and incorporated herein by reference.

              (ii)  Power of  Attorney  for Mr.  Brian  Wruble  dated  October  18,  2005:  Previously  filed  with
              Post-Effective  Amendment No. 49 to the Registration  Statement of Oppenheimer  Capital  Appreciation
              Fund (Reg. No. 2-69719), (10/20/05), and incorporated herein by reference.

Item 26. Marketing Arrangements

         Not applicable.

Item 27. Other Expenses of Issuance and Distribution

         Registration fees                        N/A
         Legal fees                               N/A
         NASD fees                                N/A
         Blue Sky fees                            N/A
         Accounting fees                          N/A
         Printing                                 N/A
         Miscellaneous                            N/A

                  Total                           N/A

Item 28. Persons Controlled by or Under Common Control with the Registrant

         None.

Item 29. Number of Holders of Securities

         As of April 30, 2006, the number of record holders of each class of securities of the registrant, is shown below:

                                      (1)                                           (2)
                                 Title of Class                           Number of Recordholders

                         Shares of beneficial interest                               19

Item 30. Indemnification

         Reference is made to the  provisions of Article  Seven of  Registrant's  Amended and Restated  Declaration
of Trust filed as Exhibit 24 (1) to this Registration Statement, and incorporated herein by reference.

         Insofar as  indemnification  for liabilities  arising under the Securities Act of 1933 may be permitted to trustees,  officers and  controlling  persons of  Registrant  pursuant to the  foregoing  provisions  or otherwise,
Registrant has been advised that in the opinion of the Securities and Exchange  Commission such  indemnification is against  public policy as expressed in the Securities Act of 1933 and is,  therefore,  unenforceable.  In the event that a claim for  indemnification  against  such  liabilities  (other  than the payment by  Registrant  of expenses incurred  or paid by a trustee,  officer or  controlling  person of  Registrant  in the  successful  defense of any action,  suit or proceeding) is asserted by such trustee,  officer or controlling  person,  Registrant will, unless in the  opinion  of its  counsel  the  matter  has been  settled  by  controlling  precedent,  submit to a court of appropriate  jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of the Investment Adviser

(a)      OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 30(b) below.

(b)      There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

---------------------------------------- ----------------------------------------------------------------------------
Name and Current Position with
OppenheimerFunds, Inc.                   Other Business and Connections During the Past Two Years
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Timothy L. Abbuhl,                       Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Emeline S. Adwers,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Agan,                             Senior  Vice  President  of  Shareholder   Financial  Services,   Inc.  and
Senior Vice President                    Shareholders   Services,   Inc.;   Vice   President   of   OppenheimerFunds
                                         Distributor,  Inc., Centennial Asset Management Corporation and OFI Private
                                         Investments, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carl Algermissen,                        Formerly  Associate Counsel & Legal Compliance Officer at Great West-Life &
Vice President & Associate Counsel       Annuity Insurance Co. (February 2004-October 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Amato,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Erik Anderson,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tracey Beck Apostolopoulos,              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Janette Aprilante,                       Secretary   (since   December  2001)  of:   Centennial   Asset   Management
Vice President & Secretary               Corporation,   OppenheimerFunds   Distributor,   Inc.,   HarbourView  Asset
                                         Management   Corporation   (since  June  2003),   Oppenheimer   Real  Asset
                                         Management,   Inc.,  Shareholder  Financial  Services,   Inc.,  Shareholder
                                         Services,  Inc., Trinity Investment  Management  Corporation (since January
                                         2005),  OppenheimerFunds  Legacy  Program,  OFI Private  Investments,  Inc.
                                         (since June 2003) and OFI Institutional Asset Management,  Inc. (since June
                                         2003). Assistant Secretary of OFI Trust Company (since December 2001).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Hany S. Ayad,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Baker,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James F. Bailey,                         Senior Vice President of  Shareholder  Services,  Inc.  (since March 2006).
Senior Vice President                    Formerly  Vice  President at T. Row Price Group  (September  2000 - January
                                         2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Baldwin,                         President  and  Director  of  Shareholder  Financial  Services,   Inc.  and
Executive Vice President                 Shareholder  Services,  Inc.  Formerly  Managing  Director at Deutsche Bank
                                         (March 2001 - March 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Michael Banta,                      None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joanne Bardell,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Adam Bass,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Baum,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeff Baumgartner,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marc Baylin,                             Formerly Portfolio Manager at J.P. Morgan (June 2002-August 2005.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Todd Becerra,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lalit K. Behal                           Assistant Secretary of HarbourView Asset Management Corporation.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathleen Beichert,                       Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gerald B. Bellamy,                       Assistant Vice President (Sales Manager of the  International  Division) of
Assistant Vice President                 OFI Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Erik S. Berg,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Bertucci,                         None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rajeev Bhaman,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Craig Billings,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark Binning,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert J. Bishop,                        Treasurer (since October 2003) of  OppenheimerFunds  Distributor,  Inc. and
Vice President                           Centennial Asset Management Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Beth Bleimehl,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John R. Blomfield,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa I. Bloomberg,                       Formerly First Vice President & Associate  General Counsel of UBS Financial
Vice President & Associate Counsel       Services Inc. (May 1999-May 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Veronika Boesch,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Chad Boll,                               None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Antulio N. Bomfim,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John C. Bonnell,                         Vice  President of  Centennial  Asset  Management  Corporation.  Formerly a
Vice President                           Portfolio Manager at Strong Financial Corporation (May 1999-May 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michelle Borre Massick,                  None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lori E. Bostrom,                         Formerly Vice  President & Corporate  Counsel at Prudential  Financial Inc.
Vice President & Senior Counsel          (October 2002 - November 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Bourgeois,                          Assistant Vice President of Shareholder Services, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Boydell,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Bromberg,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joan Brunelle,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kristine Bryan-Levin,                    Formerly Senior Vice President at Brown Brothers Harriman  (November 2002 -
Vice President                           May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Stephanie Bullington,                    Formerly Fund  Accounting  Manager at Madison  Capital  Management  Company
Assistant Vice President                 (July 2005 - October 2005 and Fund Accounting  Officer at Butterfield  Fund
                                         Services  (Bermuda)  Limited (a wholly owned  subsidiary  of the Bank of NT
                                         Butterfield & Sons) (September 2003 - June 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Burke,                              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark Burns,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Geoffrey Caan,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patrick Campbell,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Catherine Carroll,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Debra Casey,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Maria Castro,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Chaffee,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles Chibnik,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patrick Sheng Chu,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brett Clark,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
H.C. Digby Clements,                     None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Peter V. Cocuzza,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gerald James Concepcion,                 Formerly   (until   November   2004)   an  RIA   Marketing   Associate   of
Assistant Vice President                 OppenheimerFunds, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Corbett,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Susan Cornwell,                          Senior  Vice  President  of  Shareholder   Financial  Services,   Inc.  and
Senior Vice President                    Shareholder   Services,    Inc.;   Vice   President   of   OppenheimerFunds
                                         Distributor,    Inc.,   Centennial   Asset   Management   Corporation   and
                                         OppenheimerFunds Legacy Program.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Cheryl Corrigan,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Belinda J. Cosper,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott Cottier,                           None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Laura Coulston,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
George Curry,                            Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie C. Cusker,                         None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Dachille,                          Formerly Fixed Income Director at National Railroad  Retirement  Investment
Vice President                           Trust (May 2003 - May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Damian,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard Demarco,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Craig P. Dinsell,                        None
Executive Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Randall C. Dishmon,                      None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gavin Dobson,                            Formerly President at Britannic Asset Management  International  (September
Vice President                           2001 - May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rebecca K. Dolan,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steven D. Dombrower,                     Senior Vice President of OFI Private  Investments,  Inc.; Vice President of
Vice President                           OppenheimerFunds Distributor, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Doyle,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Bruce C. Dunbar,                         None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Dvorak,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard Edmiston,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
A. Taylor Edwards,                       Formerly Associate at Dechert LLP (September 2000 - December 2005).
Assistant Vice President & Assistant
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Venkat Eleswarapu,                       Formerly  Associate  Professor  of Finance at Texas Tech  University  (July
Vice President                           2005 - December  2005) and  Assistant  Professor  of  Finance  at  Southern
                                         Methodist University (January 1999 - May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel R. Engstrom,                      None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James Robert Erven                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
George R. Evans,                         None
Senior Vice President & Director of
International Equities
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward N. Everett,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathy Faber,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Falicia,                           Assistant  Secretary  (as of July  2004) of  HarbourView  Asset  Management
Assistant Vice President                 Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Matthew Farkas,                          Formerly Associate at Epstein Becker & Grenn, P.C.  (September 2000 - March
Assistant Vice President and Assistant   2006).
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kristie Feinberg,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Emmanuel Ferreira,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ronald H. Fielding,                      Vice  President  of  OppenheimerFunds  Distributor,  Inc.;  Director of ICI
Senior Vice President;                   Mutual Insurance Company;  Governor of St. John's College;  Chairman of the
Chairman of the Rochester Division       Board of  Directors  of  International  Museum  of  Photography  at  George
                                         Eastman House.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Bradley G. Finkle,                       Vice  President of  OppenheimerFunds  Distributor,  Inc.  Formerly  Head of
Vice President                           Business Management/Proprietary  Distribution at Citigroup Asset Management
                                         (August 1986-September 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John E. Forrest,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Foxhoven,                          Assistant Vice President of OppenheimerFunds Legacy Program.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Colleen M. Franca,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Barbara Fraser,                          Formerly Attorney in Private Practice (April 2000 - November 2005).
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Frengillo,                        Formerly  Continuous  Improvement  Manager at RR Donnelley & Sons (February
Assistant Vice President                 1988 - June 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dominic Freud,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dan Gagliardo,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Hazem Gamal,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Seth Gelman,                             Formerly an Associate in the Asset  Management  Legal Department at Goldman
Vice President                           Sachs & Co. (February 2003 - August 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Timothy Gerlach,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Subrata Ghose,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles W. Gilbert,                      None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kurt Gibson,                             Formerly Manager at Barclays Capital (January 2002 - April 2006).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Phillip S. Gillespie,                    Formerly First Vice President of Merrill Lynch Investment  Management (2001
Senior Vice President & Deputy General   to September 2004).
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Alan C. Gilston,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jacqueline Girvin-Harkins,               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jill E. Glazerman,                       None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Benjamin J. Gord,                        Vice  President of  HarbourView  Asset  Management  Corporation  and of OFI
Vice President                           Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Leyla Greengard,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert B. Grill,                         None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carol Guttzeit,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Haley,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marilyn Hall,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kelly Haney,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steve Hauenstein,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert W. Hawkins,                       Formerly an  Associate  at Shearman  and  Sterling  LLP (July 2004 - August
Assistant Vice President & Assistant     2005) and Dechert LLP (September 2000 -June 2004).
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas B. Hayes,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jennifer Heathwood,                      None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Heidi Heikenfeld,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Annika Helgerson,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward Henderson,                        Formerly  Director of Corporate  Purchasing and Risk  Management at StarTek
Assistant Vice President                 Inc. (January 2003 - May 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel Hermann,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dennis Hess,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph Higgins,                          Vice President of OFI Institutional Asset Management, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dorothy F. Hirshman,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel Hoelscher,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Hourihan,                          Assistant  Secretary of OFI  Institutional  Asset  Management,  Inc. (since
Vice President & Associate Counsel   April 2006).  Formerly Vice President and Senior  Counsel at  Massachusetts
                                         Financial Service Company (June 2004 - March 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward Hrybenko,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott T. Huebl,                          Assistant Vice President of OppenheimerFunds Legacy Program.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Margaret Hui,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dana Hunter,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Huttlin,                            Senior Vice  President  (Director  of the  International  Division)  (since
Vice President                           January 2004) of OFI Institutional Asset Management,  Inc.; Director (since
                                         June 2003) of OppenheimerFunds (Asia) Limited.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James G. Hyland,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kelly Bridget Ireland,                   Vice President (since January 2004) of OppenheimerFunds Distributor Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathleen T. Ives,                        Vice  President and Assistant  Secretary of  OppenheimerFunds  Distributor,
Vice President, Senior Counsel &         Inc. and  Shareholder  Services,  Inc.;  Assistant  Secretary of Centennial
Assistant Secretary                      Asset   Management   Corporation,   OppenheimerFunds   Legacy  Program  and
                                         Shareholder Financial Services, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William Jaume,                           Senior Vice President of HarbourView  Asset Management  Corporation and OFI
Vice President                           Institutional Asset Management, Inc.; Director of OFI Trust Company.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Frank V. Jennings,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Jennings,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Michael Johnson,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Kadehjian,                          Formerly  Vice  President,  Compensation  Manager  at The  Bank of New York
Assistant Vice President                 (November 1996-November 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles Kandilis,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rezo Kanovich,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas W. Keffer,                        None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Keogh,                           Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Kiernan,                            Formerly  Vice  President and Senior  Compliance  Officer,  Guardian  Trust
Assistant Vice President & Marketing     Company,  FSB at The  Guardian  Life  Insurance  Company of America  (since
Compliance Manager                       February 1998 - November 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Martin S. Korn,                          Formerly a Senior Vice President at Bank of America  (Wealth and Investment
Senior Vice President                    Management Technology Group) (March 2002-August 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dimitrios Kourkoulakos,                  None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Kramer,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Kunz,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gloria LaFond,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Lamentino,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tracey Lange,                            Vice  President  of  OppenheimerFunds  Distributor,  Inc.  and OFI  Private
Vice President                           Investments, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeffrey P. Lagarce,                      President & Chief Marketing Officer of OFI Institutional  Asset Management,
Senior Vice President                    Inc.  as  of  January  2005.  Formerly  Executive  Vice  President-Head  of
                                         Fidelity  Tax-Exempt  Services  Business  at Fidelity  Investments  (August
                                         1996-January 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Latino,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kristina Lawrence,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gayle Leavitt,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Christopher M. Leavy,                    None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kevin Lee,                               Formerly Vice  President at Delaware  Investments  (October 2000 - February
Vice President                           2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Randy Legg,                              None
Vice President & Assistant Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Laura Leitzinger,                        Senior  Vice  President  of  Shareholder  Services,  Inc.  and  Shareholder
Senior Vice President                    Financial Services, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Justin Leverenz,                         Formerly,  a  research/technology  analyst at Goldman  Sachs,  Taiwan  (May
Vice President                           2002-May 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael S. Levine,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Levitt,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gang Li,                                 None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Shanquan Li,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie A. Libby,                          Senior Vice President of OFI Private  Investment,  Inc. Formerly  Executive
Senior Vice President                    Vice President & Chief  Operating  Officer at Fred Alger  Management,  Inc.
                                         (July 1996 - February 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel Lifshey,                          Formerly a  Marketing  Manager at PIMCO  Advisors  (January  2002-September
Assistant Vice President                 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mitchell J. Lindauer,                    None
Vice President & Assistant General
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Bill Linden,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Malissa B. Lischin,                      Assistant Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David P. Lolli,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Daniel G. Loughran                       None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Patricia Lovett,                         Vice  President of  Shareholder  Financial  Services,  Inc. and Senior Vice
Vice President                           President of Shareholder Services, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Misha Lozovik,                           Formerly Senior Director at Clinical  Development  Capital LLC/Care Capital
Vice President                           LLC (August 2002 - October 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steven Lucaccini,                        Formerly  Director and High Yield  Analyst at UBS Global  Asset  Management
Assistant Vice President                 (November 2001 - April 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Dongyan Ma,                              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Steve Macchia,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark H. Madden,                          Formerly  Senior Vice  President & Senior  Portfolio  Manager  with Pioneer
Vice President                           Investments, Inc. (July 1990 - July 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jerry Mandzij,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Angelo G. Manioudakis                    Senior Vice President of HarbourView  Asset  Management  Corporation and of
Senior Vice President                    OFI Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Susan Mattisinko,                        Assistant   Secretary   of   Centennial   Asset   Management   Corporation,
Vice President & Associate Counsel       HarbourView Asset Management  Corporation,  Trinity  Investment  Management
                                         Corporation,  OppenheimerFunds  Legacy  Program,  OFI Private  Investments,
                                         Inc., OFI Institutional  Asset Management,  Inc. and Oppenheimer Real Asset
                                         Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carolyn Maxson,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William T. Mazzafro,                     Formerly  self-employed as a consultant securities (January 2004 - December
Assistant Vice President                 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Trudi McKenna,                           Formerly Leadership  Development Supervisor at JetBlue Airways (July 2003 -
Assistant Vice President                 October 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jay Mewhirter,                           Formerly Director of Application  Development at AMVESCAP (September 1999 -
Vice President                           March 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Elizabeth McCormack,                     Vice  President and Assistant  Secretary of  HarbourView  Asset  Management
Vice President                           Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph McDonnell,                        Formerly Senior Vice President at Lehman Bros. (April 1995 - March 2006).
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph McGovern,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Charles L. McKenzie,                     Chairman of the Board,  Director,  Chief Executive Officer and President of
Senior Vice President                    OFI Trust Company;  Chairman,  Chief Executive  Officer,  Chief  Investment
                                         Officer and Director of OFI  Institutional  Asset  Management,  Inc.; Chief
                                         Executive  Officer,  President,  Senior  Managing  Director and Director of
                                         HarbourView Asset Management Corporation;  Chairman, President; Director of
                                         Trinity   Investment   Management   Corporation   and  Vice   President  of
                                         Oppenheimer Real Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Medev,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lucienne Mercogliano,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Andrew J. Mika,                          None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jan Miller,                              Formerly a Supervisor at Janus (May 2004-October 2004).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rejeev Mohammed,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nikolaos D. Monoyios,                    None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jill Mulachy,                            None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John V. Murphy,                          President  and  Management  Director  of  Oppenheimer   Acquisition  Corp.;
Chairman, President, Chief               President  and  Director  of  Oppenheimer  Real  Asset  Management,   Inc.;
Executive Officer & Director             Chairman  and  Director  of  Shareholder  Services,  Inc.  and  Shareholder
                                         Financial   Services,   Inc.;   Director  of  Centennial  Asset  Management
                                         Corporation,  OppenheimerFunds  Distributor,  Inc., OFI Institutional Asset
                                         Management,  Inc.,  Trinity  Investment  Management  Corporation,   Tremont
                                         Capital Management,  Inc., HarbourView Asset Management Corporation and OFI
                                         Private  Investments,  Inc.;  Executive  Vice  President  of  Massachusetts
                                         Mutual Life Insurance Company;  Director of DLB Acquisition Corporation;  a
                                         member of the Investment Company Institute's Board of Governors.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Meaghan Murphy,                          Formerly  Marketing  Professional,  RFP Writer at JP Morgan  Fleming  Asset
Assistant Vice President                 Management (May 2002 - October 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Suzanne Murphy,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas J. Murray,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kenneth Nadler,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Newman,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard Nichols,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William Norman,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James B. O'Connell,                      Formerly a Senior Designer Manager of OppenheimerFunds,  Inc. (April 2002 -
Assistant Vice President                 December 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Matthew O'Donnell,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Tony Oh,                                 Formerly  Director of SEC Reporting at Teletech Holdings (July 2004 - April
Assistant Vice President                 2005. Audit Manager at Deloitte & Touche (January 1997 - June 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John O'Hare,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John J. Okray,                           Formerly Vice President,  Head of Trust Operations at Lehman Brothers (June
Vice President                           2004-October  2004)  prior  to which he was an  Assistant  Vice  President,
                                         Director of Trust Services at Cambridge  Trust Company  (October  2002-June
                                         2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lerae A. Palumbo,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Anthony Parish,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kathleen Patton,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David P. Pellegrino,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Allison C. Pells,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert H. Pemble,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lori L. Penna,                           Formerly  an  RFP   Manager/Associate   at  JPMorgan   Chase  &  Co.  (June
Vice President                           2001-September 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian Petersen,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marmeline Petion-Midy,                   Formerly a Senior  Financial  Analyst with General  Motors,  NY Treasurer's
Assistant Vice President                 Office (July 2000-Augut 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Pfeffer,                           Senior Vice President of HarbourView  Asset  Management  Corporation  since
Senior Vice President & Chief            February 2004.
Financial Officer
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Sanjeev Phansalkar,                      Formerly  Consultant at The  Solomon-Page  Group  (October 2004 - September
Assistant Vice President                 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James F. Phillips,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott Phillips,                          Formerly  Vice  President  at Merrill  Lynch  Investment  Management  (June
Vice President                           2000-July 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gary Pilc,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John Piper,                              Assistant Vice President of Shareholder Services, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeaneen Pisarra,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nicolas Pisciotti,                       Formerly Assistant Vice President at ING (April 2002 - May 2005).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jason Pizzorusso,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Poiesz,                            Formerly a Senior  Portfolio  Manager at Merrill  Lynch  (October  2002-May
Senior Vice President, Head of Growth    2004).
Equity Investments
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Sergei Polevikov,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Semyon Polyak,                           Formerly Vice  President and  Co-Portfolio  Manager at Pioneer  Investments
Vice President                           (June 1998 - August 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeffrey Portnoy,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Preuss,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ellen Puckett,                           Formerly  Sennior  Program  Manager  at  Dendant   Telecommunications  (May
Assistant Vice President                 2002-September 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jane C. Putnam,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Paul Quarles,                            Formerly a Principal at AIM Management Group,  Inc.  (October  1997-October
Assistant Vice President                 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael E. Quinn,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie S. Radtke,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Norma J. Rapini,                         None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Corry E. Read,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marc Reinganum,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jill Reiter,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Eric Rhodes,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Eric Richter,                            Vice  President  of  HarbourView  Asset  Management  Corporation.  Formerly
Vice President                           Investment  Officer at Alaska  Permanent  Fund  Corporation  (April  2005 -
                                         February  2006);  Vice  President at Loomis Sayles & Co. (July 1997 - April
                                         2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Claire Ring,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Grace Roberts,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David Robertson,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert Robis,                            Formerly a  Proprietary  Trader at J.P.  Morgan  Chase & Co. (May  2004-May
Assistant Vice President                 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Antoinette Rodriguez,                    None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Stacey Roode,                            None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jeffrey S. Rosen,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Stacy Roth,                              None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
James H. Ruff,                           President & Director of OppenheimerFunds  Distributor,  Inc. and Centennial
Executive Vice President                 Asset  Management  Corporation;  Executive  Vice  President  of OFI Private
                                         Investments, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Adrienne Ruffle,                         Formerly  an  Associate  with  Sidley  Austin  Brown & Wood LLP  (September
Assistant Vice President & Assistant     2002-February 2005).
Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kim Russomanno,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Gerald Rutledge,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Julie Anne Ryan,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Timothy Ryan,                            Formerly a research  analyst in the large  equities  group at Credit Suisse
Vice President                           Asset Management (August 2001-June 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rohit Sah,                               None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Valerie Sanders,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Karen Sandler,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rudi W. Schadt,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Ellen P. Schoenfeld,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Scott A. Schwegel,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Allan P. Sedmak                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jennifer L. Sexton,                      Senior Vice President of OFI Private Investments, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Asutosh Shah,                            Formerly Vice  President at Merrill  Lynch  Investment  Managers  (February
Vice President                           2002 - February 2006).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kamal Shah,                              Formerly Senior Vice President Chief Technology  Officer at Tremont Capital
Vice President                           Management (March 1998 - July 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nava Sharma,                             None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Satvinder Singh,                         None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Siomades,                         Formerly  Vice  President,  Portfolio  Management  at  Curian  Capital  LLC
Vice President                           (December 2002 - September 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
David C. Sitgreaves,                     None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward James Sivigny                     None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Enrique H. Smith,                        None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Louis Sortino,                           None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Keith J. Spencer,                        None
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Marco Antonio Spinar,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Richard A. Stein,                        None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Arthur P. Steinmetz,                     Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jennifer Stevens,                        None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
John P. Stoma,                           Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Amy Sullivan,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Deborah A. Sullivan,                     Secretary of OFI Trust Company.
Vice President & Assistant Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Michael Sussman,                         Vice President of OppenheimerFunds Distributor, Inc.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Thomas Swaney,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian C. Szilagyi,                       Director of Financial  Reporting and  Compliance at First Data  Corporation
Assistant Vice President                 (April 2003-June 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Matthew Tartaglia,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Martin Telles,                           Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Vincent Toner,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Melinda Trujillo,                        Formerly Senior Manager at CoBank, ACB (January 2004 - April 2006).
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Leonid Tsvayg,                           None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Keith Tucker,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Cameron Ullyat,                          None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Angela Uttaro,                           None
Assistant Vice President: Rochester
Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark S. Vandehey,                        Vice   President   and  Chief   Compliance   Officer  of   OppenheimerFunds
Senior Vice President & Chief            Distributor,  Inc., Centennial Asset Management Corporation and Shareholder
Compliance Officer                       Services,  Inc.; Chief Compliance  Officer of HarbourView  Asset Management
                                         Corporation,  Real Asset Management,  Inc., Shareholder Financial Services,
                                         Inc., Trinity Investment Management  Corporation,  OppenheimerFunds  Legacy
                                         Program,  OFI  Private  Investments  Inc.  and OFI  Trust  Company  and OFI
                                         Institutional Asset Management, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Maureen Van Norstrand,                   None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Nancy Vann,                              Formerly  Assistant  General Counsel at Reserve  Management  Company,  Inc.
Vice President & Assistant Counsel       (April to December 2004).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Rene Vecka,                              None
Assistant Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Vincent Vermette,                        Assistant Vice President of OppenheimerFunds Distributor, Inc.
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Elaine Villas-Obusan,                    None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Phillip F. Vottiero,                     None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lisa Walsh,                              None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Jerry A. Webman,                         Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Christopher D. Weiler,                   None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Adam Weiner,                             None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Barry D. Weiss,                          Vice  President  of  HarbourView   Asset  Management   Corporation  and  of
Vice President                           Centennial Asset Management Corporation.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Melissa Lynn Weiss,                      None
Vice President & Associate Counsel
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Christine Wells,                         None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Joseph J. Welsh,                         Vice President of HarbourView Asset Management Corporation.
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Diederick Werdmolder,                    Director of OppenheimerFunds  International Ltd. and  OppenheimerFunds  plc
Senior Vice President                    and  OppenheimerFunds  (Asia)  Limited;  Senior  Vice  President  (Managing
                                         Director  of  the  International   Division)  of  OFI  Institutional  Asset
                                         Management, Inc..
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Catherine M. White,                      Assistant Vice President of OppenheimerFunds  Distributor,  Inc.; member of
Assistant Vice President                 the American Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
William L. Wilby,                        None
Senior Vice President & Senior
Investment Officer, Director of
Equities
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Troy Willis,                             None
Vice President:
Rochester Division
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Donna M. Winn,                           President,  Chief Executive Officer & Director of OFI Private  Investments,
Senior Vice President                    Inc.; Director & President of OppenheimerFunds  Legacy Program; Senior Vice
                                         President of OppenheimerFunds Distributor, Inc.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Philip Witkower,                         Senior Vice President of OppenheimerFunds Distributor, Inc.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Brian W. Wixted,                         Treasurer of HarbourView  Asset  Management  Corporation;  OppenheimerFunds
Senior Vice President & Treasurer        International Ltd.,  Oppenheimer Real Asset Management,  Inc.,  Shareholder
                                         Services,   Inc.,   Shareholder  Financial  Services,   Inc.,  OFI  Private
                                         Investments,    Inc.,   OFI   Institutional    Asset   Management,    Inc.,
                                         OppenheimerFunds  plc and  OppenheimerFunds  Legacy Program;  Treasurer and
                                         Chief  Financial  Officer  of OFI Trust  Company;  Assistant  Treasurer  of
                                         Oppenheimer Acquisition Corp.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Carol E. Wolf,                           Senior Vice President of HarbourView  Asset  Management  Corporation and of
Senior Vice President                    Centennial  Asset  Management  Corporation;  serves  on  the  Board  of the
                                         Colorado Ballet.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Oliver Wolff,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Kurt Wolfgruber,                         Director of Tremont Capital Management,  Inc., HarbourView Asset Management
Executive Vice President, Chief          Corporation  and OFI  Institutional  Asset  Management,  Inc.  (since  June
Investment Officer & Director            2003).   Management  Director  of  Oppenheimer   Acquisition  Corp.  (since
                                         December 2005).
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Caleb C. Wong,                           None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Edward C. Yoensky,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Lucy Zachman,                            None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Robert G. Zack                           General  Counsel  of  Centennial  Asset  Management  Corporation;   General
Executive Vice President &               Counsel and Director of  OppenheimerFunds  Distributor,  Inc.;  Senior Vice
General Counsel                          President and General Counsel of HarbourView  Asset Management  Corporation
                                         and OFI  Institutional  Asset  Management,  Inc.;  Senior  Vice  President,
                                         General  Counsel and  Director of  Shareholder  Financial  Services,  Inc.,
                                         Shareholder  Services,  Inc., OFI Private  Investments,  Inc. and OFI Trust
                                         Company;    Director   and   Assistant    Secretary   of   OppenheimerFunds
                                         International Ltd and OppenheimerFunds  plc; Vice President,  Secretary and
                                         General Counsel of Oppenheimer  Acquisition Corp.;  Director of Oppenheimer
                                         Real Asset  Management,  Inc. and  OppenheimerFunds  (Asia) Limited);  Vice
                                         President of OppenheimerFunds Legacy Program.
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Neal A. Zamore,                          None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Anna Zatulovskaya,                       None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Mark D. Zavanelli,                       None
Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Alex Zhou,                               None
Assistant Vice President
---------------------------------------- ----------------------------------------------------------------------------
---------------------------------------- ----------------------------------------------------------------------------
Arthur J. Zimmer,                        Senior Vice President of HarbourView Asset Management Corporation.
Senior Vice President
---------------------------------------- ----------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (a series of Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Large-Cap Core Fund (a series of Oppenheimer International Large-Cap Core Trust)
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International Value Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-State Municipal Trust (3 series):
     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
     Active Allocation Fund
     Aggressive Investor Fund
     Conservative Investor Fund
     Moderate Investor Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer Principal
     Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer Principal
     Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer Principal
     Protected Trust III)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series)
     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small- & Mid- Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (2 series):
     Oppenheimer Disciplined Allocation Fund
     Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Balanced Fund/VA
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA
     Oppenheimer Main Street Fund/VA
     Oppenheimer Main Street Small Cap Fund/VA
     Oppenheimer MidCap Fund/VA
     Oppenheimer Money Fund/VA
     Oppenheimer Strategic Bond Fund/VA
     Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
     Government Securities Portfolio
     Growth Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio
Rochester Fund Municipals

The address of the Oppenheimer funds listed above, Shareholder Financial Services, Inc., Shareholder Services,
Inc., OppenheimerFunds Services, Centennial Asset Management Corporation, Oppenheimer Real Asset Management, Inc.
and OppenheimerFunds Legacy Program is 6803 South Tucson Way, Centennial, Colorado 80112-3924.

The address of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., HarbourView Asset Management
Corporation, Oppenheimer Acquisition Corp., OFI Private Investments Inc., OFI Institutional Asset Management,
Inc. and Oppenheimer Trust Company is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, New
York 10281-1008.

The address of Tremont Capital Management, Inc. is 555 Theodore Fremd Avenue, Suite 206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is Bloc C, Irish Life Center, Lower Abbey Street, Dublin 1,
Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring Street, Bellefonte, Pennsylvania
16823.

The address of OppenheimerFunds (Asia) Limited is Central Tower, 28 Queen's Road, Suite 1601, Central, Hong Kong.

Item 32. Location of Accounts and Records

         The accounts,  books and other  documents  required to be  maintained  by  Registrant  pursuant to Section
31(a) of the Investment  Company Act of 1940 and rules promulgated  thereunder are in the possession of Oppenheimer
Funds, Inc. at its offices at 6803 South Tucson Way, Englewood, Colorado 80112.

Item 33. Management Services

         Not applicable.

Item 34. Undertakings

I.       The  Registrant  undertakes  to suspend the  offering  of shares  until the  prospectus  is amended if (1)
subsequent  to the  effective  date of its  registration  statement,  the net asset value of the Fund declines more than ten percent from its net asset value as of the  effective  date of the  registration  statement or (2) the net asset value of the Fund increases to an amount greater than its net proceeds as stated in the prospectus.

II.      The Registrant hereby undertakes:

(a)      to file,  during any period in which  offers or sales are being made, a  post-effective  amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the  prospectus  any facts or events  arising after the effective  date of the  registration statement (or the most recent post-effective  amendment thereof) which,  individually or in the aggregate,  represent a fundamental  change in the  information  set forth in the registration  statement.  Notwithstanding  the  foregoing,  any  increase or decrease in volume of  securities  offered (if the total dollar value of  securities  offered  would not exceed that which was  registered) and any deviation from the low or high end of the estimated  maximum  offering range may be reflected in the form of prospectus filed with the  Commission  pursuant to Rule  424(b)  under the  Securities  Act of 1933 if, in the aggregate,  the changes in volume and price  represent  no more than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation of  Registration  Fee"
                           table in the effective registration statement; and

(iii)    to include any material  information with respect to the plan of distribution not previously  disclosed in
                           the  registration   statement  or  any  material  change  to  such  information  in  the registration statement;

(b)      that,  for the  purpose  of  determining  any  liability  under  the  Securities  Act of 1933,  each  such post-effective  amendment  shall be deemed to be a new  registration  statement  relating  to the
                  Shares  offered  therein,  and the  offering  of the  Shares at that time  shall be deemed be the initial bona fide offering thereof; and

(c)      to remove from  registration  by means of a  post-effective  amendment any of the Shares being  registered which remain unsold at the termination of the offering.

III.     The  Registrant  undertakes to send by first class mail or other means  designed to ensure  equally prompt delivery  within two  business  days of  receipt  of a written  or oral  request,  the  Registrant's  Statement  of
Additional Information.

                                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant
has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 15th day of June, 2006.

                                            OFI Tremont Market Neutral Hedge Fund

                                            By:    /s/ John V. Murphy*
                                            John V. Murphy, President,
                                            Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                                  Title                                       Date

/s/ Clayton K. Yeutter*                     Chairman of the
Clayton K. Yeutter                          Board of Trustees                           June 15, 2006

/s/ John V. Murphy*                         President, Principal
John V. Murphy                              Executive Officer and Trustee               June 15, 2006

/s/ Brian W. Wixted*                        Treasurer, Principal                        June 15, 2006
Brian W. Wixted                             Financial & Accounting Officer

/s/ Matthew P. Fink*                        Trustee                                     June 15, 2006
Matthew P. Fink

/s/ Robert G. Galli*                        Trustee                                     June 15, 2006
Robert G. Galli

/s/ Phillip A. Griffiths*                   Trustee                                     June 15, 2006
Phillip A. Griffiths

/s/ Mary F. Miller*                         Trustee                                     June 15, 2006
Mary F. Miller

/s/ Joel W. Motley*                         Trustee                                     June 15, 2006
Joel W. Motley

/s/ Kenneth A. Randall*                     Trustee                                     June 15, 2006
Kenneth A. Randall

/s/ Russell S. Reynolds, Jr.*  Trustee      June 15, 2006
Russell S. Reynolds, Jr.

/s/ Joseph M. Wikler*                       Trustee                                     June 15, 2006
Joseph M. Wikler

/s/ Peter I. Wold*                          Trustee                                     June 15, 2006
Peter I. Wold

/s/ Brian F. Wruble*                        Trustee                                     June 15, 2006
Brian F. Wruble

*By:     /s/ Mitchell J. Lindauer
         Mitchell J. Lindauer, Attorney-in-Fact

                                       Registration Statement No. 333-89782
                                          Post-Effective Amendment No. 11

                                                   EXHIBIT INDEX

Exhibit No.              Description